Exhibit 10.96

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

between

CALIBER HOME LOANS, INC.

(“Seller”)

and

DEUTSCHE BANK AG NEW YORK BRANCH

(“Buyer”)

dated as of

August 27, 2019

i

EXHIBITS

Exhibit A:	Glossary of Defined Terms

Exhibit B:	Form of Irrevocable Closing Instructions

Exhibit C:	Form of Officer’s Certificate

Exhibit D:	Assignment of Closing Protection Letter

Exhibit E:	Form of Power of Attorney

Exhibit F:	[Reserved]

Exhibit G:	Wiring Instructions

Exhibit H:	Form of Servicer Notice

Exhibit I:	Representations and Warranties

Exhibit J:	Form of Trade Assignment

Exhibit K:	Form of Request for Temporary Increase

Exhibit L:	Form of Transaction Request

SCHEDULES

Schedule 1:	Filing Jurisdictions and Offices

MASTER REPURCHASE AGREEMENT

THIS MASTER REPURCHASE AGREEMENT (the “Agreement”) is made and entered into as of August 27, 2019, by and between Deutsche Bank AG New York Branch, a branch of a foreign banking institution (“Buyer”) and Caliber Home Loans, Inc., a Delaware corporation (“Seller”).

RECITALS

A.

Seller has requested Buyer to enter into transactions with Seller whereby Seller may, from time to time, sell to Buyer certain residential mortgage loans (including the Servicing Rights related thereto) and/or other mortgage related assets and interests, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Seller such purchased assets at a date certain or on demand after the Purchase Date, against the transfer of funds by Seller (each such transaction, a “Transaction”).

B.	Buyer has agreed to enter into such Transactions, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual rights and obligations provided herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1

Defined Terms. As used in this Agreement, capitalized terms shall have the meanings set forth in Exhibit A hereto, unless the context otherwise requires. All such defined terms shall, unless specifically provided to the contrary, have the defined meanings set forth herein when used in any other agreement, certificate or document made or delivered pursuant hereto.

1.2

Interpretation; Principles of Construction. The following rules of this Section 1.2 apply to all Principal Agreements unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Schedule or Exhibit is, unless otherwise specified, a reference to a Section of, or schedule or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Principal Agreement) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Principal Agreement and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes an electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing in either electronic or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in electronic form or both printed and electronic form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, in good faith or give conditionally, approvals and consents and may form opinions and make determinations at its sole and absolute discretion. All determinations by Buyer at its sole or absolute discretion shall be made in good faith. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Mortgage Loans, any other Person or the Purchased Assets themselves. All references herein or in any Principal Agreement to “good faith” means good faith as defined in Section 1-201(b)(20) of the Uniform Commercial Code.

ARTICLE 2

AMOUNT AND TERMS OF TRANSACTIONS

2.1

Agreement to Enter into Transactions. Subject to the terms and conditions of this Agreement and provided that no Event of Default, Event of Early Termination, Potential Default or Cease Funding Event has occurred and is continuing, Buyer shall, from time to time during the term of this Agreement, enter into Transactions with Seller; provided, however, that (a) the Aggregate Outstanding Purchase Price as of any date shall not exceed the Aggregate Transaction Limit and (b) the Aggregate Outstanding Purchase Price for any Type of Transaction shall not exceed the applicable Type Sublimit. Buyer shall have no obligation to enter into Transactions. Seller may request Transactions in excess of the Aggregate Transaction Limit and Buyer may, from time to time, in its sole and absolute discretion, consent to a Temporary Increase of the Aggregate Transaction Limit in accordance with Section 2.9. This Agreement is not a commitment to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with any request for Buyer to enter into Transactions with Seller from time to time during the term of this Agreement and, if Buyer enters into Transactions with Seller, Seller’s obligations with respect thereto. NOTWITHSTANDING THE WILLINGNESS OF BUYER FROM TIME TO TIME TO CONSIDER ENTERING INTO TRANSACTIONS HEREUNDER, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT BUYER SHALL NOT BE OBLIGATED TO ENTER INTO ANY TRANSACTION HEREUNDER, AND THIS AGREEMENT SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY BUYER TO ENTER INTO ANY TRANSACTION. BUYER’S ENTRY INTO A TRANSACTION HEREUNDER SHALL NOT OBLIGATE BUYER TO ENTER INTO ANY FUTURE TRANSACTIONS HEREUNDER.

2.2

Transaction Limits. The Aggregate Transaction Limit and each Type Sublimit shall be as set forth in the Transactions Terms Letter. Upon thirty (30) Business Days prior written notice to Seller, Buyer shall have the right to reduce, whether permanently or temporarily, and without refund of any fee or other amount previously paid by Seller (unless the Transactions Terms Letter expressly provides for any such refund), the Aggregate Transaction Limit and/or each Type Sublimit; provided, that any Transaction entered into between Buyer and Seller on or prior to such date of reduction shall continue in accordance with its terms for a period of time not to exceed the lesser of (x) the remaining Maximum Dwell Time for such Transaction and (y) thirty (30) calendar days from the date of such reduction. In the event of any reduction pursuant to this Section 2.2, Buyer shall give Seller prior notice thereof, which notice shall designate (a) the effective date of any such reduction, (b) the amount of the reduction and (c) the Transaction and/or Type Sublimit limit(s) to which such reduction amount shall apply. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to a reduction by Buyer in the Aggregate Transaction Limit or any Type Sublimit.

2.3

Description of Purchased Assets. With respect to each Transaction, Seller shall cause to be maintained with Buyer Purchased Assets with an Asset Value not less than, at any date, the related Purchase Price for such Transaction. With respect to each Transaction, the type of Purchased Asset shall be the type of Asset as specified in the Transactions Terms Letter as the Type, and in each case shall consist of the type of mortgage loans, mortgage related securities, or interests therein as described in Bankruptcy Code Section 101(47)(A). If there is uncertainty as to the Type of a Purchased Asset, Buyer shall determine the correct Type for such Purchased Asset.

2.4	Maximum Transaction Amounts. The Purchase Price for each proposed Transaction shall not exceed the lesser of:

(a)	the Aggregate Outstanding Purchase Price for the applicable Type Sublimit (after giving effect to all Transactions then subject to the Agreement), as determined by the Type of Purchased Asset;

(b)

the Aggregate Transaction Limit (as such amount may be increased from time to time in the sole discretion of Buyer as provided in Section 2.9), minus the Aggregate Outstanding Purchase Price of all other Transactions outstanding, if any; and

(c)	the Asset Value of the related Purchased Asset(s).

2.5

Use of Proceeds. Seller shall use the Purchase Price of each Transaction solely for the purpose of originating the related Purchased Asset(s) and/or acquiring the related Purchased Asset(s) from an Approved Originator.

2.6	Price Differential.

(a)

Price Differential. Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales by Seller to Buyer of the Purchased Assets for all purposes except accounting and tax purposes, Seller shall pay Buyer accrued interest on the Purchase Price for each Purchased Asset calculated from the Purchase Date until, but not including, the date on which the Repurchase Price is paid, in an amount equal to the Price Differential; provided that if the Repurchase Price for a Transaction is not paid by Seller when due (whether at the Repurchase Date, upon acceleration or otherwise), the Repurchase Price shall bear a Price Differential from the date due until paid in full at an annual rate equal to the Default Rate. For the avoidance of doubt, upon and after the occurrence of an Aging Event with respect to a Purchased Asset, the Purchase Price for such Purchased Asset shall bear a Price Differential at an annual rate equal to the sum of the Applicable Pricing Rate plus the Type Margin for an Aging Event Asset.

(b)

Time for Payment. Price Differential with respect to any Purchased Asset shall be due and payable on the Price Differential Date occurring in the month following the related Purchase Date and thereafter on each subsequent Price Differential Date based in each case upon an invoice provided by Buyer to Seller three (3) Business Days before such Price Differential Date setting forth the Price Differential accrued during the Collection Period immediately preceding such Price Differential Date. Notwithstanding anything to the contrary in this Section 2.6(b), in the event the Asset Value of any Purchased Asset is marked to zero and Seller requests Buyer to release its security interest in such Purchased Asset or any Purchased Items related thereto, Buyer shall not release any such security interest therein unless and until Seller shall have paid to Buyer the Repurchase Price for such Purchased Asset.

(c)

Computations. All computations of Price Differential and fees payable hereunder shall be based upon the actual number of days (including the first day but excluding the last day) occurring in the relevant period, and a three-hundred sixty (360) day year.

2.7

All Transactions are “Servicing Released”. The sale of Mortgage Loans by Seller to Buyer pursuant to Transactions under this Agreement includes the Servicing Rights related to the Mortgage Loans and all Transactions under this Agreement are “servicing released” purchase and sale transactions for all intents and purposes (other than tax purposes), it being understood that the Purchase Price paid by Buyer to Seller for each such Mortgage Loan includes a premium that compensates Seller for the Servicing Rights related to the Mortgage Loan and upon payment of the Purchase Price by Buyer to Seller, Buyer becomes the owner of the Mortgage Loan which includes the Servicing Rights related thereto.

2.8

Terms and Conditions of Transactions. The terms and conditions of the Transactions as set forth in the Transactions Terms Letter, this Agreement or otherwise may be changed from time to time by mutual agreement between Buyer and Seller. The terms and conditions of the Transactions Terms Letter are hereby incorporated and form a part of this Agreement as if fully set forth herein; provided, however, to the extent of any conflict between the terms of this Agreement and the terms of the Transactions Terms Letter, the Transactions Terms Letter shall control.

2.9

Temporary Increase of Aggregate Transaction Limit. Seller may request a temporary increase of the Aggregate Transaction Limit (a “Temporary Increase”) by submitting to Buyer an executed request for Temporary Increase in the form of Exhibit K hereto (a “Request for Temporary Increase”), setting forth the requested increased Aggregate Transaction Limit (such increased amount, the “Temporary Aggregate Transaction Limit”), the effective date and time of such Temporary Increase and the date and time on which such Temporary Increase shall terminate. Buyer may from time to time, in its sole and absolute discretion, consent to such Temporary Increase, which consent shall be in writing as evidenced by Buyer’s delivery to Seller of a countersigned Request for Temporary Increase. At any time that a Temporary Increase is in effect, the Aggregate Transaction Limit shall equal the Temporary Aggregate Transaction Limit for all purposes of this Agreement and all calculations and provisions relating to the Aggregate Transaction Limit shall refer to the Temporary Aggregate Transaction Limit, including without limitation, Type Sublimits. Upon the termination of a Temporary Increase, Seller shall be obligated to repurchase, and shall repurchase, upon notice by Buyer to Seller, Purchased Assets in order to reduce the Aggregate Outstanding Purchase Price to the Aggregate Transaction Limit (as reduced by the termination of such Temporary Increase) in accordance with Section 4.2(j).

ARTICLE 3

PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS

3.1

Policies and Procedures. In connection with the Transactions contemplated hereunder, Seller shall comply in all material respects with all applicable policies and procedures of Buyer as may currently exist or as hereafter created. Such policies and procedures may be in writing or otherwise provided to Seller. Buyer shall have the right to change, revise, amend or supplement its policies and procedures from time to time to conform to current legal requirements or Buyer practices by giving prior written notice to Seller of such changes, revisions, amendments or supplements; provided that (i) Seller shall be given a commercially reasonable amount of time to implement such change, and (ii) such change shall not apply to Transactions entered into prior to the delivery of Buyer’s written notice pursuant to this Section 3.1 and in no event shall the change apply to any Transaction on a retroactive basis.

3.2	Request for Transaction; Asset Data Record.

(a)

Request for Transaction. Seller shall request a Transaction by delivering to Buyer a Transaction Request and, electronically or in writing, an Asset Data Record for each Asset intended to be the subject of the Transaction no later than 4:30 p.m. (New York City time) on the requested Purchase Date. Buyer shall be under no obligation to enter into any Transaction or Transactions requested by Seller. Assuming the satisfaction of all conditions precedent set forth in Article 7 and as otherwise set forth in this Agreement, Buyer may confirm to Seller the terms of Transactions electronically or in writing. Buyer reserves the right to reject any Transaction Request that Buyer determines fails to comply with the terms and conditions of this Agreement or, subject to Section 3.1, Buyer’s then current policies and procedures. By submitting a Transaction Request hereunder, whether containing the information set forth in Exhibit L or in such other form as may be approved by Buyer, in its sole discretion, (i) such Transaction Request shall be deemed to be, and Seller acknowledges and agrees that such Transaction Request shall constitute, notification to Buyer by Seller that Seller wishes to enter into a Transaction under this Agreement and (ii) Seller shall be deemed to have represented and warranted that (a) as of the applicable Purchase Date, all conditions precedent to a Transaction as set forth in Section 7.1 and Section 7.2 of this Agreement have been satisfied, (b) the representations and warranties of Seller set forth in Article 8 of this Agreement are true and correct in all material respects as if made on and as of the date of the applicable Transaction and (c) no Potential Default, Event of Early Termination, Event of Default or Material Adverse Effect with respect to Seller has occurred and is continuing.

(b)

Failure to Enter into Transaction; Cancellation of Transaction. If Seller fails three (3) times or more to enter into a Transaction, in each case after such third (3rd) time, after Seller has requested such Transaction and submitted a Transaction Request and an Asset Data Record in connection with such request, for each Transaction requested by Seller thereafter for which Seller fails to enter into such Transaction after Seller has requested such Transaction and submitted a Transaction Request and an Asset Data Record in connection with such request, Seller shall pay Buyer any Breakage Fees and reimburse Buyer for any reasonable and documented out-of-pocket losses, costs and expenses incurred by Buyer in connection with such failure to enter into the Transaction, including, without limitation, costs relating to re-employment of funds obtained by Buyer and fees payable to terminate the arrangements through which such funds were obtained. In addition, with respect to any Transaction, including the initial Transaction, if following disbursement by Buyer of the Purchase Price relating to such Transaction, Seller cancels such Transaction, in each case, Seller shall pay Buyer a Price Differential on such Purchase Price from the Purchase Date until, but not including, the date the Purchase Price is returned to Buyer.

(c)

Form of Transaction Request and Asset Data Record. Buyer shall have the right to revise or supplement the form of the Transaction Request and/or Asset Data Record from time to time by giving prior written notice thereof to Seller and Seller shall incorporate such revision or supplement within one (1) Business Day.

3.3	Delivery of Mortgage Loan Documents.

(a)

Dry Mortgage Loans. Prior to any Transaction related to a Dry Mortgage Loan, Seller shall deliver to Buyer or its Custodian, or authorize, direct and cause the Closing Agent to deliver to Buyer or its Custodian, any related Mortgage Loan Documents in accordance with and pursuant to the terms of Section 7.2 and the Custodial Agreement.

(b)

Wet Mortgage Loans. With respect to a Transaction the subject of which is a Wet Mortgage Loan, (i) Seller shall deliver to Buyer or its Custodian the related Mortgage Loan Documents in Seller’s possession, and (ii) Seller shall authorize, direct and cause the Closing Agent to deliver the related Mortgage Loan Documents directly to Buyer or its Custodian, in each case, within the Maximum Dwell Time in accordance with the terms of Section 7.2, Exhibit B hereof and the Custodial Agreement.

(c)

Pooled Mortgage Loans. With respect to a Transaction the subject of which is a Pooled Mortgage Loan, the provisions of the Joint Securities Agreement and the Joint Account Control Agreement shall control, or if there is a Trade Assignment, Seller shall deliver to Buyer or its Custodian, as applicable, the related Agency Documents in accordance with and pursuant to the terms of Section 7.2(e) hereof and the Custodial Agreement and Seller shall cause the Custodian to deliver a trust receipt to Buyer with respect to such Mortgage Loans in accordance with the terms of the Custodial Agreement. In addition, unless the transaction is subject to the Joint Securities Agreement and the Joint Account Control Agreement, Seller shall deliver to Buyer or its designee a duly executed Trade Assignment, as applicable, together with a true and complete copy of the Purchase Commitment with respect to the related Mortgage-Backed Security in accordance with and pursuant to the terms of Sections 7.2(e) and 7.2(p).

(d)

Government Mortgage Loans. With respect to a Transaction the subject of which is a Government Mortgage Loan, Seller shall, at the request of Buyer, deliver to Buyer or its Custodian, within forty-five (45) calendar days following the Purchase Date for such Mortgage Loan, the FHA Mortgage Insurance Contract, the VA Loan Guaranty Agreement or the RD Loan Guaranty Agreement, as applicable, or evidence of such insurance or guaranty, as applicable, including proof of payment of the premium and the case number so Buyer can access the information on the computer system maintained by FHA, the VA or the RD.

(e)

Mortgage Loan Documents in Seller’s Possession. At all times during which the Mortgage Loan Documents related to any Purchased Mortgage Loan are in the possession of Seller, and until such Purchased Mortgage Loan is repurchased by Seller, Seller shall hold such Mortgage Loan Documents in trust separate and apart from Seller’s own documents and assets and for the exclusive benefit of Buyer and shall act only in accordance with Buyer’s written instructions thereto. Such Mortgage Loan Documents should be clearly marked as subject to delivery to Buyer.

(f)

Other Mortgage Loan Documents in Seller’s Possession. With respect to each Purchased Mortgage Loan, until such Purchased Mortgage Loan is repurchased by Seller, Seller shall hold in trust separate and apart from Seller’s own documents and assets and for the exclusive benefit of Buyer all mortgage loan documents related to such Purchased Mortgage Loan and not delivered to Buyer, including, without limitation, the Other Mortgage Loan Documents, as applicable. All such mortgage loan documents shall be clearly marked as subject to the ownership of Buyer.

3.4

Haircut. With respect to each Transaction, Seller shall ensure that there are sufficient funds on deposit in the Wire-out Account such that following the withdrawal of the Haircut related to such Transaction by the Wire-out Agent, the balance of the Wire-out Account is equal to or greater than $0.00.

3.5	Wire-out Account.

(a)

Minimum Balance. Seller shall cause the Disbursement Agent to establish and maintain the Wire-out Account as a segregated time or demand deposit account for the benefit of Seller and Seller shall at all times maintain a balance in the Wire-out Account of not less than $0.00.

(b)

Deposits. Seller shall deposit funds into the Wire-out Account in accordance with the terms of this Agreement, including, without limitation, Section 3.4 and Section 3.5(a), and the Disbursement Agent Agreement.

(c)

Failure to Maintain Balance. If, at any time, Seller fails to maintain in the Wire-out Account a minimum balance of $0.00 as required hereunder and under the Disbursement Agent Agreement, Buyer shall have the right to immediately stop entering into Transactions with Seller that would require amounts from the Wire-out Account until such time as Seller has made an appropriate deposit into the Wire-out Account such that a minimum balance of $0.00 is on deposit in the Wire-out Account as required hereunder and the Disbursement Agent Agreement.

(d)	Location of Wire-out Account. Seller shall not change the identity or location of the Wire-out Account without thirty (30) calendar days prior notice to the Disbursement Agent.

3.6	Payment of Purchase Price.

(a)

Payment of Purchase Price. On the Purchase Date for each Transaction, ownership of the Purchased Assets, including the Servicing Rights related to Purchased Assets consisting of Purchased Mortgage Loans, shall be transferred to Buyer against the simultaneous transfer of the Purchase Price to Seller, or on behalf of Seller to an Approved Payee, as applicable, and simultaneously with the delivery to Buyer (or the Custodian on its behalf) of the Purchased Assets relating to each Transaction. With respect to the Purchased Assets being sold by Seller on the Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all of Seller’s right, title and interest in and to the Purchased Assets, including the Servicing Rights related to the Purchased Mortgage Loans, together with all right, title and interest of Seller in and to all amounts due and payable under the terms of such Purchased Assets.

(b)

Methods of Payment. On or prior to the Purchase Date for each Transaction, subject to the satisfaction of all conditions precedent set forth in Section 7.1 (with respect to the Initial Transaction) and Section 7.2 and as otherwise set forth in this Agreement, Buyer shall remit by wire transfer of same day funds the Purchase Price for all Transactions to the Disbursement Account within one (1) hour of all conditions precedent set forth in Section 7.1 (with respect to the Initial Transaction) and Section 7.2 and as otherwise set forth in this Agreement having been satisfied on or prior to 4:30 p.m. (New York City time) on such Purchase Date. Buyer will make reasonable efforts to comply with any Transaction Request received at any time after 4:30 p.m. (New York City time). Upon receipt of such funds and the receipt of the Haircut with respect to such Transactions pursuant to Section 4(b) of the Disbursement Agent Agreement, as applicable, the Disbursement Agent shall remit such funds by wire transfer in accordance with Seller’s wire instructions set forth in the applicable Transaction Request or to its Approved Payee, as applicable. Notwithstanding the foregoing, Buyer shall not be obligated to direct the Disbursement Agent to pay, and the Disbursement Agent shall not be obligated to pay in accordance with such direction of Buyer, the Purchase Price and the related Haircut, as applicable, under any method of payment to any Person that is not an Approved Payee. Further, the payment of the Purchase Price and the related Haircut, as applicable, by the Disbursement Agent to any Person that is not an Approved Payee shall not make such Person an Approved Payee. Any funds disbursed by Buyer to the Disbursement Account or by the Disbursement Agent to Seller or its Approved Payee shall be subject to all applicable federal, state and local laws, including, without limitation, regulations and policies of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk. Seller acknowledges that as a result of such applicable laws, regulations and policies, equipment malfunction, Buyer’s or the Disbursement Agent’s approval procedures or circumstances beyond the reasonable control of Buyer or the Disbursement Agent, the payment of a Purchase Price and the related Haircut, as applicable, may be delayed. Buyer or the Disbursement Agent shall not be liable to Seller for any costs, losses or damages arising from or relating to any such delays.

(c)

Transaction Limitations and Other Restrictions Relating to Closing Agents. Notwithstanding that a particular Transaction Request will not exceed the Aggregate Transaction Limit or applicable Type Sublimit, if the payment of the Purchase Price for such Transaction to the related Closing Agent will violate Buyer’s applicable policies and procedures regarding payments to Closing Agents, Buyer may, upon prior notice to Seller, refuse to direct the Disbursement Agent to pay, and the Disbursement Agent shall not pay in accordance with such direction of Buyer, the Purchase Price to such Closing Agent.

(d)

Return of Purchase Price. If a Wet Mortgage Loan subject to a Transaction is not closed within two (2) Business Days of the day on which the Purchase Price was funded, Seller shall promptly return, or cause to be immediately returned (but in any event within one (1) Business Day of Seller’s knowledge or receipt of notice of such non-closure) the Purchase Price with respect to such Wet Mortgage Loan by wire transfer of immediately available funds to the Funding Deposit Account or in accordance with Buyer’s wire instructions set forth on Exhibit G. Further, Seller shall pay Buyer all fees and expenses incurred by Buyer in connection with the funding of the Purchase Price for such Wet Mortgage Loan and, from the date of such funding up to but excluding the date such Purchase Price is returned to Buyer, Seller shall also pay Buyer any Price Differential accrued on such Purchase Price promptly upon notification from Buyer; provided, however, that Price Differential shall continue to accrue until the Purchase Price is returned to Buyer.

(e)	Disbursement Account.

(i)

In accordance with the Disbursement Agent Agreement, the Disbursement Agent has established and shall maintain a segregated time or demand deposit account with the Account Bank for and on behalf of Seller (the “Disbursement Account”).

(ii)

Seller hereby grants to Buyer a continuing first-priority security interest in (1) all right, title and interest in and to the Disbursement Account and (2) any funds of Seller at any time deposited or held in the Disbursement Account, whether such funds are required to be deposited and held in the Disbursement Account or otherwise. Seller shall, as a condition precedent to Buyer’s obligation to enter into any Transaction hereunder, cause the Account Bank to enter into the Account Control Agreement with respect to the Disbursement Account. The pledge and security interest contained in this paragraph shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x). Seller understands and agrees that the Disbursement Account shall be subject to an Account Control Agreement.

(f)

Location of Disbursement Account. Seller shall not change the identity or location of the Disbursement Account without the prior written consent of Buyer. Seller shall from time to time, at its own cost and expense, execute such directions and other papers, documents or instruments as may be reasonably requested by Buyer to reflect Buyer’s security interest in the Disbursement Account.

3.7	Approved Payees and Approved Originators.

(a)

Closing Agents. In order for a Closing Agent to be designated an Approved Payee with respect to any Purchase Price for Wet Mortgage Loans, Seller shall be in possession of the following documents and, at all times during which the following documents are in possession of Seller, and until such Purchased Mortgage Loan is repurchased by Seller, Seller shall hold such documents in trust separate and apart from Seller’s own documents and assets and for the exclusive benefit of Buyer and shall act only in accordance with Buyer’s written instructions thereto and shall upon the written request of Buyer, immediately deliver such documents to Buyer at the sole expense of Seller and such documents shall be clearly marked as subject to delivery to Buyer:

(i)

(1)a valid blanket Closing Protection Letter, in a form reasonably acceptable to Buyer, issued to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Mortgage Loan and is an Acceptable Title Insurance Company, that covers closings conducted by the Closing Agent in the jurisdiction where this closing will take place and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit D hereto; or

(2)

if the title company issuing the title policy that covers the applicable Mortgage Loan has not issued to Buyer a blanket Closing Protection Letter, which covers closings conducted by this Closing Agent in the jurisdiction where this closing will take place:

(A)

a valid Closing Protection Letter, in a form reasonably acceptable to Buyer, issued to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Mortgage Loan and is an Acceptable Title Insurance Company, that covers the closing of this specific Mortgage Loan and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit D hereto; or

(B)

with respect to those jurisdictions for which Closing Protection Letters are not available or are limited in their applicability, in each case in the sole and absolute discretion of Buyer, any other documents Buyer may require, including without limitation, a duly executed, valid and enforceable assignment to Buyer of Seller’s rights under its fidelity bond and errors and omissions policy maintained pursuant to Section 9.8; and

(ii)	evidence that the Irrevocable Closing Instructions, in the applicable form and signed by Seller, have been delivered to such Closing Agent.

(b)

Closing Agent Approval Process. Upon possession and retention by Seller of the documents set forth in Section 3.7(a) in accordance with Section 3.7(a) and Section 9.9, such Closing Agent shall be an Approved Payee with respect to such Purchase Price. Buyer may withdraw its approval of any Closing Agent as an Approved Payee if Seller does not deliver such documents set forth in Section 3.7(a) to Buyer in accordance with Section 3.7(a) or if Buyer becomes aware of any facts or circumstances at any time related to such Closing Agent which Buyer determines materially and adversely affects the Closing Agent or otherwise makes the Closing Agent unacceptable as an Approved Payee. Buyer shall promptly notify Seller of any withdrawal of approval of an Approved Payee.

(c)

Correspondent of Seller. In order for a correspondent of Seller to be designated an Approved Originator with respect to any Mortgage Loan, Seller shall have approved such correspondent pursuant to a process and standards approved by Buyer, in Buyer’s sole discretion.

(d)

Correspondent Approval Process. Upon approval by Seller in accordance with Section 3.7(c), such correspondent shall be an Approved Originator with respect to such Mortgage Loan. Buyer may withdraw its approval of any correspondent as an Approved Originator if Buyer becomes aware of any facts or circumstances at any time related to such correspondent which Buyer determines materially and adversely affects the correspondent or otherwise makes the correspondent unacceptable as an Approved Originator. Buyer shall promptly notify Seller of any withdrawal of approval of an Approved Originator.

3.8

Delivery of Mortgage-Backed Securities. With respect to Purchased Mortgage Loans that are Pooled Mortgage Loans, Buyer shall release its interests in such Purchased Mortgage Loans simultaneously with the Settlement Date of a Mortgage-Backed Security backed by a Pool containing such Purchased Mortgage Loans. Provided that such Mortgage-Backed Security has been issued to the Depository in the name of Buyer or Buyer’s nominee, from and after such Settlement Date, the Mortgage-Backed Security shall replace the related Purchased Mortgage Loans as the Asset that is subject to the related Transaction.

ARTICLE 4

REPURCHASE

4.1	Repurchase Price.

(a)

Payment of Repurchase Price. The Repurchase Price for each applicable Purchased Asset shall be payable in full by wire transfer of immediately available funds to the Funding Deposit Account upon the earliest to occur of (i) the Repurchase Date of the related Transaction, (ii) at Buyer’s sole option, upon the occurrence of any Repurchase Acceleration Event with respect to such Purchased Asset, (iii) at Buyer’s sole option, upon the occurrence and continuance of an Event of Default, or (iv) the Facility Termination Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. While it is anticipated that Seller will repurchase each Purchased Asset on its related Repurchase Date, Seller may repurchase and Buyer will sell any Purchased Asset hereunder on demand to Seller without any prepayment penalty or premium. In such circumstance, Buyer shall direct the Disbursement Agent to apply the Repurchase Price received from Seller in accordance with Section 4.7.

(b)

Effect of Payment of Repurchase Price. On the Repurchase Date (or such other date on which the Repurchase Price is received in full by Buyer), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Assets and any related Purchased Items and the simultaneous transfer of the Repurchase Price to an account of Buyer (in each case subject to the provisions of Section 6.4), and all of Buyer’s rights, title and interests therein shall then be conveyed to Seller or its designee; provided that, Buyer shall not be deemed to have terminated or conveyed its interest in such Purchased Assets and any related Purchased Items if an Event of Default shall then be continuing or shall be caused by such repurchase or if such repurchase gives rise to or perpetuates a Margin Call that is not satisfied in accordance with Section 6.3(b). With respect to Purchased Assets that are Purchased Mortgage Loans, Seller is obligated to obtain the related Mortgage Loan Documents from the Custodian at Seller’s expense on the Repurchase Date. On each Repurchase Date (or such other date on which the Repurchase Price, less any Price Differential due on the next succeeding Price Differential Date, is received in full by Buyer), Buyer shall be deemed to have simultaneously released the pledge of the applicable Purchased Asset and any related Purchased Items in each case without any further action by Buyer or any other Person and such Purchased Asset and any related Purchased Items shall be transferred to Seller or its designee free and clear of any liens, pledges or encumbrances. To the extent any Uniform Commercial Code financing statement filed against Seller by Buyer specifically identifies such Purchased Asset and any related Purchased Items or, upon Seller’s request, at the expense of Seller and within reasonable time to file such Uniform Commercial Code financing statement, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset and any related Purchased Items from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, except that Buyer shall represent to Seller, to the extent that good title was transferred and assigned by Seller to Buyer hereunder on the related Purchase Date, that Buyer is the sole owner of such Purchased Asset and any related Purchased Items, free and clear of any other interests or Liens caused by Buyer’s actions or inactions.

4.2	Repurchase Acceleration Events. The occurrence of any of the following events shall be a Repurchase Acceleration Event with respect to one or more Purchased Assets, as the case may be:

(a)	Buyer has determined that the Purchased Asset is a Defective Asset;

(b)

thirty (30) calendar days elapse from the date the related Mortgage Loan Documents were delivered to an Approved Investor and such Approved Investor has not returned such Mortgage Loan Documents or purchased such Purchased Asset, unless an extension is granted by Buyer;

(c)

ten (10) Business Days elapse from the date a related Mortgage Loan Document was delivered to Seller for correction or completion or for servicing purposes, without being returned to Buyer or its designee;

(d)

with respect to a Wet Mortgage Loan, Seller fails to deliver to Buyer the related Mortgage Loan Documents within the Maximum Dwell Time with respect to Seller’s obligation to deliver the related Mortgage Loan Documents to Buyer or any Mortgage Loan Document delivered to Buyer, upon examination by Buyer, is found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment and is not corrected within the Maximum Dwell Time with respect to Seller’s obligation to deliver the related Mortgage Loan Documents to Buyer or its Custodian;

(e)	regardless of whether a Purchased Mortgage Loan is a Defective Asset, a foreclosure or similar type of proceeding is initiated with respect to such Mortgage Loan;

(f)	the further sale of a Purchased Asset by Seller to any party other than an Approved Investor;

(g)

with respect to any Pooled Mortgage Loan that has been pooled to support a Mortgage-Backed Security issued by Seller and fully guaranteed by Ginnie Mae for which Buyer has executed a Form HUD 11711A, the Custodian ceases to hold the Mortgage Loan File and the related Mortgage Loan Documents in respect thereof for the sole and exclusive benefit of Buyer at any time prior to the issuance of the related Mortgage-Backed Security, or with respect to all other Purchased Mortgage Loans, the Custodian ceases to hold the related Mortgage Loan File and all Mortgage Loan Documents in respect thereof for the sole and exclusive benefit of Buyer at any time other than as released pursuant to, and in accordance with, the terms of the Custodial Agreement;

(h)

with respect to any Pooled Mortgage Loan, if the applicable Agency has not issued the related Mortgage-Backed Security to the Depository in the name of Buyer or Buyer’s nominee on the related Settlement Date;

(i)

with respect to any Mortgage-Backed Security that is subject to a Transaction pursuant to Section 3.8, if Buyer has not received the related Takeout Price from the Approved Investor on the related Settlement Date set forth in the related Purchase Commitment;

(j)	following the termination of a Temporary Increase, the Aggregate Outstanding Purchase Price exceeds the Aggregate Transaction Limit (as reduced by the termination of such Temporary Increase); or

(k)

with respect to any Pooled Mortgage Loan or Mortgage-Backed Security, if Seller has failed to deliver the related Trade Assignment, if applicable, to Buyer in accordance with the requirements set forth in Section 7.2(p).

4.3

Reduction of Asset Value as Alternative Remedy. In lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to reduce the Asset Value of the related Purchased Asset (to as low as zero) and accordingly require a full or partial repayment of such Repurchase Price or the delivery of other funds or collateral, which additional assets shall be “margin payments” or “settlement payments” as such terms are defined in Bankruptcy Code Sections 741(5) and (8), respectively.

4.4

Illegality or Impracticability. Notwithstanding anything to the contrary in this Agreement, if Buyer determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, the repurchase market for mortgage loans or mortgage-backed securities or the source or cost of Buyer’s funds, in any case shall make it unlawful for Buyer to enter into or maintain Transactions as contemplated by this Agreement, (a) Buyer shall cease to have any obligation hereunder to enter into or to continue to maintain Transactions and any such obligations shall be cancelled and (b) the Repurchase Price for each Transaction then outstanding shall be due and payable upon the earlier to occur of (i) the date required by any financial institution providing funds to Buyer, (ii) sale of the Purchased Assets in accordance with and subject to the terms of this Agreement; it being understood that this clause (ii) does not expand Buyer’s rights to sell such Purchased Assets beyond the rights otherwise afforded to Buyer pursuant to this Agreement and (iii) the date as of which Buyer determines that such Transactions are unlawful to maintain. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to any actions taken by Buyer pursuant to this Section 4.4.

4.5	Increased Costs.

(a)

Notwithstanding anything to the contrary in this Agreement, if Buyer determines that any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (i) subjects Buyer to any tax of any kind whatsoever with respect to this Agreement or any Purchased Assets or changes the basis of taxation of payments to Buyer in respect thereof, in each case excluding any Indemnified Taxes (which shall be governed by Section 12.3), Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes, (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the Applicable Pricing Rate hereunder, or

(iii) imposes on Buyer any other condition, the result of which is to increase the cost to Buyer, by an amount which Buyer reasonably deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall, at its option and in its sole and absolute discretion, either (1) terminate all of the Transactions and repurchase all of the Purchased Assets or (2) promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

(b)

If Buyer has determined that the adoption of or any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall, at its option and in its sole and absolute discretion, either (1) terminate all of the Transactions and repurchase all of the Purchased Assets or (2) promptly pay Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.

If Buyer becomes entitled to claim any additional amounts pursuant to this Section 4.5, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

4.6

Payments Pursuant to Sale to Approved Investors. Seller shall direct each Approved Investor purchasing a Purchased Asset to pay directly to Buyer or its designee in accordance with the Joint Account Control Agreement, by wire transfer of immediately available funds to the Funding Deposit Account, the applicable Takeout Price in full and without set-off on the date set forth in the applicable Purchase Commitment. In addition, Seller shall provide Buyer with a Purchase Advice relating to such payment. Seller shall not direct the Approved Investor to pay to Buyer an amount less than the full Takeout Price or modify or otherwise change the wire instructions for payment of the Takeout Price provided to Approved Investor by Buyer. Buyer shall cause the Funding Account Bank to apply all amounts received from an Approved Investor for the account of Seller in accordance with Section 4.7, subject to Section 4.12. Buyer may reject any such shortfalls, any amount received from an Approved Investor and not release the related Purchased Asset if (a) Buyer does not receive a Purchase Advice in respect of any wire transfer, (b) Buyer does not receive the full Takeout Price, without set-off or (c) the amount received is not sufficient to pay the related Repurchase Price in full. Alternatively, in lieu of rejecting an amount received by Buyer from an Approved Investor, at Buyer’s option, if the amount received from the Approved Investor does not equal or exceed the related Repurchase Price, Buyer may accept the amount received from the Approved Investor and demand payment of such remaining amount from Seller. If Seller receives any funds intended for Buyer, Seller shall segregate and hold such funds in trust for Buyer and immediately pay to Buyer all such amounts by wire transfer of immediately available funds to the Funding Deposit Account together with providing Buyer with a settlement statement for the transaction.

4.7

Distributions of Funds from the Funding Deposit Account. Buyer shall cause funds deposited by Seller, any Servicer or an Approved Investor and on deposit in the Funding Deposit Account to be applied by the Funding Account Bank on the same day that such funds were deposited in the Funding Deposit Account as follows:

(a)

first, to Buyer the outstanding Repurchase Price of any Resolved Asset; provided, however, that Buyer shall be entitled, in its sole and absolute discretion, to not apply any portion of such Repurchase Price included in the Repurchase Price pursuant to clause (c) of the definition of “Repurchase Price” and instead, to include such portion of such Repurchase Price in a subsequent invoice provided by Buyer to Seller pursuant to Section 2.6(b);

(b)	second, to satisfy any outstanding Margin Deficit as provided in Section 6.3(b); and

(c)	third, subject to Section 4.12, to Seller.

Buyer and Seller intend and agree that all such payments shall be “settlement payments” as such term is defined in Bankruptcy Code Section 741(8).

4.8

Method of Payment. Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds to the Funding Deposit Account or in accordance with Buyer’s wire instructions set forth on Exhibit G, as applicable. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be the succeeding Business Day, and with respect to payments of the Purchase Price, the Price Differential thereon shall be payable at the Applicable Pricing Rate during such extension. All payments made by or on behalf of Seller with respect to any Transaction shall be applied to Seller’s account in accordance with Section 4.12 and Section 4.7 and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future Indemnified Taxes imposed by any Governmental Authority, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such Indemnified Taxes, as set forth, and subject to, Sections 4.5 and 12.3. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense, unless otherwise expressly permitted by Buyer in writing in Buyer’s sole discretion.

4.9

Authorization to Debit. In addition to any other authorizations to and rights of Buyer hereunder, Seller hereby expressly authorizes Buyer to debit any account maintained by Seller with Buyer into which any funds related to the Purchased Assets or related Purchased Items have been deposited (excluding, for the avoidance of doubt, any escrow accounts maintained for the benefit of the related Mortgagors), including without limitation, any operating, settlement or custodial account, for any and all amounts due Buyer hereunder. For the avoidance of doubt, the foregoing debit rights of Buyer shall not apply to Purchased Assets which have been repurchased by Seller pursuant to Section 6.4.

4.10

Book Account. Buyer and Seller shall maintain an account on their respective books of all Transactions entered into between Buyer and Seller and for which the Repurchase Price has not yet been paid. Notwithstanding the foregoing, Seller shall be responsible for maintaining its own book account and records of Transactions entered into with Buyer, amounts due to Buyer in connection with such Transactions and for paying such amounts when due. Failure of Seller to maintain an account on its books with information regarding any Transaction shall not excuse Seller’s timely performance of all obligations under this Agreement, including, without limitation, payment obligations under this Agreement.

4.11

Full Recourse. The obligations of Seller from time to time to pay the Repurchase Price, Margin Deficit payments, settlement payments and all other amounts due under this Agreement shall be full recourse obligations of Seller.

4.12

Payments to Seller. Buyer shall pay, or cause to be paid to, Seller all amounts in excess of those amounts due to Buyer in accordance with the Principal Agreements on the date on which both (1) a payment by Seller or an Approved Investor pursuant to a Purchase Commitment and (2) a Purchase Advice relating to such payment without discrepancy has been made to the Funding Deposit Account; provided, however, that funds and Purchase Advices received by Buyer after 4:30 p.m. (New York City time) shall be deemed to have been received on the next Business Day. Buyer shall use reasonable efforts to notify Seller if there is a discrepancy between a wire transfer and the related Purchase Advice, and thereafter, Seller shall notify Buyer as to whether Buyer should accept such settlement payment despite the discrepancy between the amount received and the related Purchase Advice; provided, however, that if an Event of Default, Event of Early Termination or Potential Default has occurred and is continuing, Buyer is not obligated to receive approval from Seller prior to accepting any amounts received and releasing the related Purchased Assets.

ARTICLE 5

FEES

5.1	Payment of Fees. Seller shall pay to Buyer those fees set forth in this Agreement and the Transactions Terms Letter when they become due and owing.

ARTICLE 6

SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF

MORTGAGE LOAN DOCUMENTS; REPURCHASE TRANSACTIONS; DUE DILIGENCE

6.1

Precautionary Grant of Security Interest in Purchased Assets and Purchased Items. With respect to the Purchased Assets, although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, and without prejudice to the provisions of Section 6.5 and the expressed intent of the parties, if any Transactions are deemed to be loans, as security for the performance of Seller’s obligations hereunder, Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Purchased Assets and related Purchased Items and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect to the Purchased Assets and related Purchased Items. Possession of any promissory notes, instruments or documents by the Custodian shall constitute possession on behalf of Buyer.

Seller acknowledges that it has no rights to the Servicing Rights related to any Purchased Mortgage Loan. Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that the Servicing Rights related to any Purchased Mortgage Loan were not sold by Seller to Buyer or that the Servicing Rights are not an interest in such Purchased Mortgage Loan and are severable from such Purchased Mortgage Loan despite Buyer’s and Seller’s express intent herein to treat them as included in the purchase and sale transaction, Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Servicing Rights related to such Purchased Mortgage Loans, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto. In addition, Seller further grants, assigns and pledges to Buyer a first priority security interest in and lien upon its rights to (i) all documentation and rights to receive documentation related to such Servicing Rights and the servicing of each of the Purchased Mortgage Loans, (ii) all Income related to the Purchased Assets received by Seller, (iii) all rights to receive such Income, (iv) all other Purchased Items, and (v) all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Seller’s obligations to Buyer hereunder.

At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, or in connection with any corporate restructuring or portfolio reallocation of Buyer or an Affiliate of Buyer that is initiated by Buyer, at Buyer’s expense, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Assets and related Purchased Items and the liens created hereby. Seller also hereby authorizes Buyer to file any such financing or continuation statement in a manner consistent with this Agreement to the extent permitted by applicable law. For purposes of the Uniform Commercial Code and all other relevant purposes, this Agreement shall constitute a security agreement.

6.2	Servicing.

(a)

Servicing Rights Owned by Buyer; Buyer’s Right to Appoint Servicer. In recognition that each Purchased Mortgage Loan is sold by Seller to Buyer on a servicing released basis and Buyer is the owner of the Servicing Rights related to such Purchased Mortgage Loan, subject to paragraphs (b) and (c) below, Buyer shall have the sole right to appoint the Servicer for each Purchased Mortgage Loan.

(b)

Appointment of Servicer. Subject to Buyer’s right to appoint a successor Servicer at any time, subject to Seller’s appointment right set forth in the first sentence of Section 6.2(n), Buyer hereby appoints Caliber Home Loans, Inc. as the Servicer to service the applicable Purchased Mortgage Loans on behalf of Buyer as agent for Buyer for each Transaction for the period between the Purchase Date and the Repurchase Date of the Purchased Mortgage Loans. The right of Servicer to service the Purchased Mortgage Loans is on an interim basis only and does not provide or confer a contractual, ownership or other right for Servicer to service the Purchased Mortgage Loans, it being understood that upon payment of the Purchase Price, Buyer owns the Servicing Rights and may assume servicing or appoint a Successor Servicer at any time, subject to Seller’s appointment right set forth in the first sentence of Section 6.2(n). Further, the fact that Servicer may be entitled to a servicing fee for interim servicing of the Purchased Mortgage Loans or that Buyer may provide a separate notice of default to Servicer regarding the servicing of the Purchased Mortgage Loans shall not affect or otherwise change Buyer’s ownership of the Servicing Rights related to the Purchased Mortgage Loans.

(c)

Interim Servicing Period; No Servicing Fee or Income. For each Transaction, Servicer’s right to interim service a Purchased Mortgage Loan shall commence on the related Purchase Date and shall automatically terminate without notice on the earlier of (i) thirty (30) calendar days after such Purchase Date or (ii) the Repurchase Date. If the interim servicing period expires with respect to any Purchased Mortgage Loan for any reason other than a Seller repurchasing such Purchased Mortgage Loan, then such interim servicing period shall automatically terminate if not renewed by Buyer; provided that

Buyer shall be deemed to have renewed interim servicing term if Buyer enters into a new Transaction in respect of such Purchased Mortgage Loan. In connection with any such renewal, Servicer shall continue to interim service the Purchased Mortgage Loan for a thirty (30) calendar day extension period. Other than as set forth in the immediately preceding sentence, Buyer shall have no right to terminate Seller or Servicer, as applicable, as the interim servicer other than in connection with an Event of Default. Absent Buyer’s agreement to extend, or continue to extend, the interim servicing period, Seller shall cause the Servicer to transfer servicing of the Purchased Mortgage Loan (which shall include the delivery of all Servicing Records related to such Purchased Mortgage Loan) to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. For the avoidance of doubt, upon expiration of the interim servicing period (including the expiration of any extension period) with respect to any Purchased Mortgage Loan, Servicer shall not have the right to service the related Purchased Mortgage Loan nor shall Buyer have any obligation to extend the interim servicing period (or continue to extend the interim servicing period), it being understood that upon such expiration, Seller and the Servicer shall promptly transfer the servicing of the related Purchased Mortgage Loan to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. Buyer shall have no obligation to pay Servicer, nor shall Servicer have any right to deduct or retain, any servicing fee or similar compensation in connection with the interim servicing of a Purchased Mortgage Loan.

(d)

Servicing Agreement. If there is a Servicer of the Purchased Mortgage Loans other than Caliber Home Loans, Inc., Buyer or an Affiliate of Buyer, Seller shall enter into a Servicing Agreement and a Servicer Notice with such Servicer on behalf of Buyer, which such Servicing Agreement shall be acceptable to Buyer in its sole discretion, and such Servicer Notice shall be substantially in the form attached hereto as Exhibit H. Buyer may terminate the subservicing of any Purchased Mortgage Loan with the then existing Servicer in accordance with either Section 6.2(f) or Section 6.2(n). Without the prior written consent of Buyer, exercised in Buyer’s sole discretion, Seller shall not agree to (1) any material, in Buyer’s sole discretion, modification, amendment or waiver of any Servicing Agreement, (2) any termination of any Servicing Agreement or (3) the assignment, transfer, or material deletion of any of its rights or obligations under any Servicing Agreement.

(e)	Servicing Obligations of Seller. Seller shall, and pursuant to the applicable Servicing Agreement, Seller shall cause each Servicer to:

(i)

service and administer the Purchased Mortgage Loans on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with the degree of care and servicing standards generally prevailing in the industry, including all applicable requirements of the Agency Guides, applicable law, FHA Regulations, VA Regulations and RD Regulations, the requirements of any private mortgage insurer, as applicable, and the requirements of any applicable Purchase Commitment and the related Approved Investor, so that neither the eligibility of the Purchased Mortgage Loan and any related Mortgage-Backed Security for purchase under such Purchase Commitment nor the FHA Mortgage Insurance, VA Loan Guaranty Agreement, RD Loan Guaranty Agreement or any other applicable insurance or guarantee in respect of any such Purchased Mortgage Loan, if any, is voided or reduced by such servicing and administration;

(ii)

subject to Section 6.2(g), and to the extent not otherwise held by the Custodian, at all times maintain and safeguard the Mortgage Loan File for the Purchased Mortgage Loan in accordance with applicable law and lending industry custom and practice and shall hold such Mortgage Loan File in trust for Buyer, and in any event shall maintain and safeguard photocopies of the documents delivered to Buyer or Custodian, as applicable, pursuant to Section 3.3, and accurate and complete records of its servicing of the Purchased Mortgage Loan; Seller’s or Servicer’s possession of such Mortgage Loan File is for the sole purpose of servicing such Purchased Mortgage Loan and such retention and possession by Seller or such Servicer is in a custodial capacity only;

(iii)

allow Buyer to, and Buyer may, at any time during Seller’s or Servicer’s business hours on reasonable notice, examine and make copies of such documents and records, and Seller or such Servicer shall deliver the originals of such documents and records to Buyer or its designee;

(iv)

at Buyer’s written request, promptly deliver to Buyer reports regarding the status of any Purchased Mortgage Loan being serviced by it, which reports shall include, but shall not be limited to, a description of any delinquency thereunder for equal to or more than thirty (30) calendar days or such other circumstances that could reasonably be expected to cause a material adverse effect with respect to the market value of such Purchased Mortgage Loan, Buyer’s title to such Purchased Mortgage Loan or the collateral securing such Purchased Mortgage Loan; Seller is required to deliver such reports until the repurchase of the Purchased Mortgage Loan by the Seller; and

(v)

advance all reasonable, customary and/or necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance by Seller or such Servicer of its servicing obligations, including, but not limited to, (1) real estate taxes and assessments (including HOA/COA) and other charges which are or may become a lien upon the Mortgaged Property, (2) insurance premiums, (3) expenses necessary to prevent or cure a violation of applicable laws, (4) customary expenses for collection and enforcement of foreclosure or deficiency judgments and (5) cost of appraisals and valuations.

(f)

Sale or Transfer of Servicing Rights by Buyer. Buyer may sell or transfer any rights to service a Purchased Mortgage Loan with written notice but without the prior written consent of Seller or any Servicer.

(g)

Release of Mortgage Loan Files. Seller shall release its custody of the contents of any Mortgage Loan File only in accordance with the written instructions of Buyer, except when such release is required (1) as incidental to the servicing of the related Purchased Mortgage Loan and pursuant to and in accordance with the Custodial Agreement, (2) to complete the Purchase Commitment, or (3) by law.

(h)

Right to Appoint Successor Servicer. Buyer reserves the right, in its discretion, to appoint a successor servicer to service any Purchased Mortgage Loan (each a “Successor Servicer”) in accordance with this Agreement. In the event of such an appointment, Seller or Servicer, as applicable, shall perform all acts and take all action so that any part of the Mortgage Loan File and related Servicing Records held by Seller or Servicer, together with all funds in the Custodial Account and other receipts relating to such Purchased Mortgage Loan, are promptly delivered to the Successor Servicer. Seller shall have no claim for servicing fees, lost profits or other damages if Buyer appoints a Successor Servicer hereunder.

(i)	Custodial Account.

(i)

Seller shall establish and maintain a segregated time or demand deposit account with the Account Bank for the benefit of Buyer (the “Custodial Account”) and upon the occurrence of an Event of Default, shall promptly deposit or cause Servicer to deposit (but in no event later than two (2) Business Days after receipt thereof) into the Custodial Account all Income received with respect to each Purchased Asset sold hereunder. The Custodial Account may not be a deposit account that is established to serve as a custodial account for mortgage loans that any Seller or Servicer services for other parties. Under no circumstances shall Seller or Servicer deposit any of its own funds into the Custodial Account or otherwise commingle its own funds with funds belonging to Buyer as owner of any Purchased Asset. If Seller or Servicer fails to segregate any funds and commingles them with any source in breach of this Agreement, Seller or Servicer agrees that its share of the commingled funds is assumed to have been spent first with any remaining balance to be deemed to belong to Buyer.

(ii)

Seller hereby grants to Buyer a continuing first priority security interest in (1) all right, title, and interest in and to the Custodial Account and (2) any funds of Seller at any time deposited or held in the Custodial Account, whether such funds are required to be deposited and held in the Custodial Account or otherwise. Seller shall, as a condition precedent to Buyer’s obligation to enter into any Transaction hereunder, cause the Account Bank to enter into the Account Control Agreement with respect to the Custodial Account. The pledge and security interest contained in this paragraph shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x). Seller understands and agrees that the Custodial Account shall be subject to an Account Control Agreement.

(iii)

Any Income received with respect to a Purchased Asset purchased hereunder (other than any interest accrued thereon during the period of time up to but not including the Purchase Date for such Purchased Asset), shall be segregated as described above and held in trust for the exclusive benefit of Buyer as the owner of such Purchased Asset and shall be released only as follows:

(1)

if a Successor Servicer is appointed by Buyer, all amounts deposited in the Custodial Account with respect to Purchased Mortgage Loans to be so serviced shall be transferred into an account established by the Successor Servicer pursuant to its agreement with Buyer; or

(2)	after the occurrence and during the continuance of an Event of Default, upon instruction by Buyer.

(j)	Location of Custodial Account. Seller shall ensure that there is no change in the identity or the location of the Custodial Account without the prior written consent of Buyer.

(k)

Accounting of Custodial Account. Seller shall provide, and shall cause Servicer to provide, Buyer with read-only access to the Custodial Account. Seller shall promptly deliver to each of Buyer and the Disbursement Agent photocopies of all periodic bank statements and other records relating to the Custodial Account as Buyer may from time to time request.

(l)

Servicer Notice. As a condition precedent to Buyer funding the Purchase Price for any Purchased Mortgage Loan serviced by a Servicer other than Seller, Buyer, or an Affiliate of Buyer, the Seller shall provide to Buyer a Servicer Notice addressed to and agreed to by the Servicer, advising the Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and ownership of the Servicing Rights related thereto and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the servicing of the related Purchased Mortgage Loans.

(m)

Notification of Servicer Defaults. If Seller should discover that for any reason whatsoever, any entity responsible to Seller by contract for managing or servicing any Purchased Mortgage Loan has failed to perform fully Seller’s obligations with respect to the management or servicing of such Purchased Mortgage Loan as required under this Agreement or any of the obligations of such entities with respect to the Purchased Mortgage Loan as delegated by Seller pursuant to any Servicing Agreement, Seller shall promptly notify Buyer.

(n)

Termination. If a Servicer Termination Event shall occur (which has not been waived by Buyer in its sole and absolute discretion) and no Event of Default has occurred and is continuing, then Seller shall have the right to designate a successor Servicer acceptable to Buyer, in Buyer’s reasonable discretion, by proposing the identity of such successor Servicer to Buyer in writing no later than five (5) Business Days following the applicable Servicer Termination Event. If (x) Seller has not proposed a successor Servicer to Buyer in writing within five (5) Business Days following the applicable Servicer Termination Event in accordance with the immediately preceding sentence; (y) Buyer has not accepted, in Buyer’s reasonable discretion, the successor Servicer proposed by Seller to Buyer in accordance with the immediately preceding sentence within five (5) Business Days following such applicable Servicer Termination Event; or (z) the actual servicing of the Purchased Mortgage Loans has not been transferred to the successor Servicer proposed by Seller and in accordance with the immediately preceding sentence and accepted by Buyer, in Buyer’s reasonable discretion, within thirty (30) calendar days following the applicable Servicer Termination Event, then Buyer shall have the right at any time to immediately terminate, and Seller shall terminate any Servicer’s (as applicable) right to service the Purchased Mortgage Loans due to a Servicer Termination Event without payment of any penalty or termination fee. In addition, Buyer shall have the right at any time to immediately terminate Seller’s or any Servicer’s (as applicable) right to service the Purchased Mortgage Loans for any other reason in Buyer’s reasonable discretion without payment of any penalty or termination fee. Seller shall cooperate, or cause the applicable Servicer to cooperate, in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed or accepted, as applicable, by Buyer. For the avoidance of doubt any termination of a Servicer’s rights to service by Buyer as a result of an Event of Default that has not been waived shall be deemed part of an exercise of Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.

(o)

Buyer’s Right to Service. Buyer or its designee, upon the occurrence of an Event of Default or, subject to Seller’s appointment right set forth in the first sentence of Section 6.2(n), a Servicer Termination Event, shall be entitled to service some or all of the Purchased Assets that are Purchased Mortgage Loans, including, without limitation, receiving and collecting all sums payable in respect of same. Upon Buyer’s determination and written notice to Seller or a Servicer, with a copy to Seller, as applicable, that Buyer desires to service some or all of the Purchased Mortgage Loans following the occurrence of an Event of Default, or, subject to Seller’s appointment right set forth in the first sentence of Section 6.2(n), a Servicer Termination Event, Seller shall promptly cooperate, and Seller shall cause the Servicer to promptly cooperate, with all instructions of Buyer and do or accomplish all acts or things necessary to effect the transfer of the servicing to Buyer or its designee, at Seller’s sole expense. Upon Buyer’s or its designee’s servicing of the Purchased Mortgage Loans, (i) Buyer may, in its own name, in the name of Seller, or otherwise demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for such Purchased Mortgage Loan(s), but shall be under no obligation to do so; (ii) Seller shall, if Buyer so requests, pay to Buyer all amounts received by Seller upon or in respect of such Purchased Mortgage Loan(s) or other Purchased Assets, advising Buyer as to the source of such funds; and (iii) all amounts so received and collected by Buyer shall be held as part of the Purchased Assets or applied against any outstanding Repurchase Price owed Buyer.

6.3	Margin Account Maintenance.

(a)	Asset Value. Buyer shall have the right to determine the Asset Value of each Purchased Asset at any time.

(b)

Margin Deficit and Margin Call. If Buyer shall determine at the close of business on any Business Day that the Minimum Maintenance Amount with respect to the Purchased Assets is less than the Aggregate Outstanding Purchase Price of all Transactions (in any such case, a “Margin Deficit”), then, if the Margin Deficit is greater than the Permitted Amount, Buyer may at its sole option, and by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to either:

(i)

deposit cash into the Margin Call Reserve Account so that the Minimum Maintenance Amount will thereupon equal or exceed the Aggregate Outstanding Purchase Price (for purposes of clarity, after giving effect to any credit to the Purchase Price of the related Transaction(s) pursuant to Section 6.3(d)) of all Transactions; or

(ii)

pay one or more Repurchase Prices, as applicable, in an amount sufficient to reduce the related Purchase Price so that the Aggregate Outstanding Purchase Price of all Transactions is less than or equal to the Minimum Maintenance Amount.

If Buyer delivers a Margin Call to Seller on or prior to 11:00 a.m. (New York City time) on any Business Day, then Seller shall transfer cash to Buyer no later than 5:00 p.m. (New York City time) that same day. If Buyer delivers a Margin Call to Seller after 11:00 a.m. (New York City time) on any Business Day, then Seller shall be required to transfer cash by no later than 5:00 p.m. (New York City time) on the next subsequent Business Day. Notice of a Margin Call may be provided by Buyer to Seller electronically or in writing, such as via electronic mail.

(c)

Buyer’s Discretion. Buyer’s election not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d)	Credit to Repurchase Price. Any cash transferred to the Margin Call Reserve Account pursuant to this Section 6.3 shall be credited to the Purchase Price of the related Transaction(s).

6.4

Repurchase and Release of Purchased Assets. Provided that no Event of Default, Event of Early Termination or Potential Default has occurred and is continuing, Seller may repurchase a Purchased Asset by paying, or causing an Approved Investor to pay, to Buyer by depositing cash into the Funding Deposit Account, subject to Sections 4.6 and 4.7, the Repurchase Price.

Upon receipt of the applicable Repurchase Price and, in the event the applicable Repurchase Price is received pursuant to Section 6.3(b)(ii), upon written request from Seller to Buyer, as applicable, as set forth above, Buyer shall (i) with respect to Purchased Mortgage Loans, deliver or shall cause the Custodian to deliver the related Mortgage Loan Documents to Seller or its designee, if such documents have not already been delivered pursuant to a Bailee Agreement and (ii) with respect to related Mortgage-Backed Securities, deliver the Mortgage-Backed Security to Seller or Approved Investor, as applicable, on a delivery versus payment basis. If any such release gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and, if the Margin Deficit is greater than the Permitted Amount, Seller shall thereupon satisfy the Margin Deficit in the manner specified in Section 6.3(b). Buyer shall have no obligation to release a repurchased Purchased Asset or terminate its security interest in such Purchased Asset until such Margin Deficit is satisfied and, in the event the applicable amount is received pursuant to Section 6.3(b)(ii), Seller has provided a prior written request for such release.

6.5

Repurchase Transactions. Beginning on the related Purchase Date and prior to the related Repurchase Date for a Transaction, Buyer shall have free and unrestricted use of all related Purchased Assets and may in its discretion and without notice to Seller engage in repurchase transactions with respect to any or all of such Purchased Assets or otherwise pledge, hypothecate, assign, transfer or convey any or all of such Purchased Assets (such transactions, “Repurchase Transactions”), provided that no such Repurchase Transaction shall relieve such Buyer of its obligation to transfer Purchased Assets to Seller (and not substitutions thereof) pursuant to the terms hereof. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Asset or Purchased Item delivered to Buyer by Seller. Seller shall not be responsible for any additional obligations, costs or fees in connection with such Repurchase Transactions. Other than for tax purposes, Seller shall not take any action inconsistent with Buyer’s ownership of a Purchased Asset and shall not claim any legal, beneficial or other interest in such a Purchased Asset other than the limited right and obligations to provide servicing of such Purchased Mortgage Loans where Buyer designates Seller as servicer as provided in Section 6.2.

6.6

Periodic Due Diligence. Seller acknowledges that Buyer has the right at any time during the term of this Agreement (and, in any event, not more than once in any calendar year (unless an Event of Default shall have occurred, in which case no such restriction shall apply)) to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Principal Agreement, or otherwise, and Seller agrees that upon reasonable (but no less than two (2) Business Days’) prior notice to Seller (provided that upon the occurrence of a Potential Default or an Event of Default which has not been waived by Buyer in writing, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to (i) examine, inspect, make copies of, and make extracts of, the Mortgage Loan Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller, Custodian or Servicer (including, and not limited to, any and all documents, records, agreements, instruments or information relating to any report delivered pursuant to Section 9.1(h) that are not otherwise subject to confidentiality restrictions) and (ii) discuss the business, operations, assets and financial condition of Seller and its Parent and Subsidiaries with its officers and employees and to examine its books of account and make copies and/or extracts thereof. Further, Seller will make available to Buyer, at such time and location as Buyer may reasonably request, a knowledgeable financial or accounting officer and will instruct such officer to answer candidly and fully, at no cost to Buyer, any and all reasonable questions that any authorized representative of Buyer may address to them in reference to the Mortgage Loan Files, Purchased Assets and the financial condition or affairs of Seller and its Parent and Subsidiaries. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Assets from Seller based solely upon the information provided by Seller to Buyer in the Transaction Request, the Asset Data Records and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to re-underwrite any of the Purchased Assets itself or engage a third party underwriter to perform such re-underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such re-underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to Seller and such Purchased Assets in the possession, or under the control, of Seller. Seller and Buyer further agree that all reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 6.6 shall be paid by Seller.

ARTICLE 7

CONDITIONS PRECEDENT

7.1	Initial Transaction. As conditions precedent to Buyer considering whether to enter into the initial Transaction hereunder:

(a)	Seller shall have delivered to Buyer, in form and substance satisfactory to Buyer:

(i)	each of the Principal Agreements duly executed by each party thereto and in full force and effect, free of any modification, breach or waiver;

(ii)

an opinion of Seller’s counsel as to such matters as Buyer may reasonably request, including, without limitation, with respect to Buyer’s first priority lien on and perfected security interest in the Purchased Assets and Purchased Items; a non-contravention, enforceability and corporate opinion with respect to Seller (including, without limitation, with respect to the Joint Securities Agreement, Joint Account Control Agreement, Intercreditor Agreement, and Electronic Tracking Agreement); an opinion with respect to the inapplicability of the Investment Company Act of 1940, with respect to Seller; and a Bankruptcy Code opinion with respect to the matters outlined in Section 14.18, each in form and substance acceptable to Buyer;

(iii)	a Power of Attorney duly executed by Seller and notarized;

(iv)

a certified copy of Seller’s certificate of incorporation and operating agreement (or corresponding organizational documents if Seller is not a corporation) and, if required by Buyer, a certificate of good standing issued by the appropriate official in Seller’s applicable jurisdiction of organization, in each case, dated no less recently than fourteen (14) days prior to the Effective Date;

(v)

one or more certificates of Seller’s corporate secretary as to the incumbency and authenticity of the signatures of the officers of Seller executing the Principal Agreements and the resolutions of the board of directors of Seller (or its equivalent governing body or Person);

(vi)

independently audited financial statements of Seller (and its Subsidiaries, on a consolidated basis) for each of the two (2) fiscal years most recently ended (if available), containing a balance sheet and related statements of income, stockholders’ equity and cash flows, all prepared in accordance with GAAP, applied on a basis consistent with prior periods, and otherwise acceptable to Buyer, together with an auditor’s opinion that is unqualified or otherwise is consented to in writing by Buyer;

(vii)

interim financial statements of Seller (and its Subsidiaries, on a consolidated basis) covering the period from the first day of the current fiscal year to the last day of the most recently ended month;

(viii)

copies of Seller’s errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy or certificates of insurance for such policies, all in form and content satisfactory to Buyer, showing compliance by Seller with Section 9.8;

(ix)

if required by Buyer, a subordination agreement, in form and substance satisfactory to Buyer, executed by any Person which is, as of the Effective Date, a creditor of Seller, including each Affiliate of Seller that is a creditor of Seller;

(x)	any other fees then due and owing under this Agreement and the Transactions Terms Letter; and

(xi)	a copy of Seller’s underwriting guidelines for Mortgage Loans, as amended from time to time.

(b)

Buyer shall have determined that it has received satisfactory evidence that the appropriate Uniform Commercial Code Financing Statements (UCC-1) and/or such other instruments as may be necessary in order to create in favor of Buyer, a perfected first- priority security interest in the Purchased Assets and related Purchased Items should any of the Transactions be deemed to be loans, and same shall have been duly executed and appropriately filed or recorded in each office of each jurisdiction in which such filings and recordations are required to perfect such first-priority security interest.

(c)	Buyer shall have determined that it has satisfactorily completed its due diligence review of Seller’s operations, business, financial condition and underwriting and origination of Mortgage Loans.

(d)	Seller shall have provided evidence, satisfactory to Buyer, that Seller has all of its Approvals and such Approvals are in good standing.

7.2

All Transactions. As conditions precedent to Buyer considering whether to enter into any Transaction hereunder (including the initial Transaction), or whether to continue a Transaction, in the case of a Transaction in respect of Mortgage Loans which convert to Pooled Mortgage Loans on the related Pooling Date or a Transaction in respect of Pooled Mortgage Loans which convert to a Mortgage-Backed Security on the related Settlement Date, as applicable:

(a)	Seller shall have delivered to Buyer or Disbursement Agent, as applicable, in form and substance satisfactory to Buyer and not later than 4:30 p.m. (New York City time) on the requested Purchase Date:

(i)	a Transaction Request for the Assets subject to the proposed Transaction;

(ii)	an Asset Data Record for the Assets subject to the proposed Transaction, which Asset Data Record may be an individual record or part of a group report;

(iii)	to the Custodian, a complete Mortgage Loan File for each Mortgage Loan subject to the proposed Transaction, unless such Mortgage Loan is a Wet Mortgage Loan; and

(iv)	such other documents pertaining to the Transaction as Buyer may reasonably request, from time to time;

(b)

Seller shall have delivered to Buyer, in form and substance satisfactory to Buyer and not later than 7:00 p.m. (New York City time) on the Business Day prior to the Purchase Date an estimate, in each case executed by Seller, of the aggregate Purchase Price for all Transactions with respect to which Seller anticipates that Seller will deliver, or has delivered, Transaction Requests with respect to such Purchase Date;

(c)	an amount equal to the Haircut for all Mortgage Loans proposed to be sold under such Transaction shall be on deposit in the Wire-out Account;

(d)

for all Wet Mortgage Loans proposed to be sold under such Transaction, Seller shall have delivered to (i) the applicable Closing Agent the Irrevocable Closing Instructions and final closing instructions and, if applicable, (ii) Seller is in possession of the documents set forth in Section 3.7(a) in accordance with Section 3.7(a) and Section 9.9;

(e)

on or prior to the Pooling Date for any Pooled Mortgage Loan, Seller shall deliver or cause to be delivered (A) to Buyer, an executed trust receipt from the Custodian relating to such Mortgage Loan in form and substance satisfactory to Buyer, (B) to the Custodian (or otherwise made available to the Custodian), all documents, schedules and forms required by and in accordance with the Custodial Agreement, (C) to Buyer or its designee, a copy of each of the applicable Agency Documents, and (D) to Buyer or its designee, a Trade Assignment executed by Seller that satisfies the requirements set forth in Section 7.2(p);

(f)

on or prior to the related Settlement Date for any Mortgage-Backed Security relating to a Purchased Mortgage Loan, Seller shall have provided Buyer or its designee with the CUSIP number for such Mortgage-Backed Security;

(g)	Seller shall have paid all fees, expenses, indemnity payments and other amounts that are then due and owing under the Principal Agreements;

(h)

no rescission notice and/or notice of right to cancel shall have been improperly delivered to the Mortgagor in respect of any Eligible Mortgage Loan, and the rescission period related to such Eligible Mortgage Loan shall have expired;

(i)	Seller shall have designated an Approved Payee, if applicable, to whom such funds shall be delivered;

(j)

the representations and warranties of Seller set forth in Article 8 hereof shall be true and correct in all material respects as if made on and as of the date of each Transaction. At the request of Buyer, Buyer shall have received an officer’s certificate signed by a responsible officer of Seller certifying as to the truth and accuracy of same;

(k)	Seller shall have performed all agreements to be performed by them hereunder;

(l)

no Potential Default, Event of Early Termination, Event of Default, Material Adverse Effect with respect to Seller or Cease Funding Event shall have occurred and be continuing or would result from such Transaction;

(m)

no Servicer Termination Event shall have occurred and be continuing and, at any time at which Seller is not the Servicer, to the extent not already provided, a Servicing Agreement duly executed by the Servicer and Seller or a Servicer Notice, if applicable, shall have been delivered to Buyer and the current Servicer has been approved by Buyer;

(n)

to the extent any amendments or updates to Seller’s underwriting guidelines relate to the Mortgage Loans proposed to be subject to such Transaction, Buyer shall have received a copy of any such amendments or updates certified by Seller to be a true and complete copy (to the extent not already delivered to Buyer) that clearly identifies the changes to the underwriting guidelines and Buyer shall have approved such amendments or updates. Any such amendment shall not apply to Transactions entered into prior to the effective date of the amendment and in no event shall the amendment apply to any Transaction on a retroactive basis. Any such amendment or update may be rejected by Buyer, in its sole and absolute discretion, by delivering notice of such rejection to Seller within thirty (30) calendar days following receipt thereof and, for purposes of clarity, any such underwriting guidelines shall, for all purposes hereunder, exclude any such rejected amendment or update;

(o)	Seller shall have deposited (or have caused the Servicer to deposit) all amounts required under Section 6.2(i) into the Custodial Account;

(p)

with respect to any Trade Assignment, Seller hereby acknowledges that, in order for Buyer to satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association (“SIFMA”) as set forth in the SIFMA Uniform Practices Manual and SIFMA’s Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other Related Securities, in each case, as amended from time to time,

Buyer must deliver each Trade Assignment in respect of Pooled Mortgage Loans or Mortgage-Backed Securities to the related Approved Investor no later than seventy-two (72) hours prior to settlement of the related Mortgage-Backed Security. Seller hereby acknowledges and agrees to deliver to Buyer, in form and substance satisfactory to Buyer and the Approved Investor and not later than 1:00 p.m. (New York City time) on the date on which such seventy-two (72) hour period commences, each related Trade Assignment executed by Seller, together with a true and complete copy of the related Purchase Commitment for any Assets subject to the proposed Transaction that are subject to a Purchase Commitment;

(q)

the Purchase Price for each proposed Transaction shall not cause (i) the Aggregate Outstanding Purchase Price to exceed the Aggregate Transaction Limit, and (ii) the Aggregate Outstanding Purchase Price for all relevant Purchased Assets to exceed any Concentration Limit, as applicable;

(r)

without the prior approval of Buyer, the Purchase Date for any Transaction shall only occur on a Business Day and there shall be no more than six (6) Transaction Requests submitted on any Business Day; and

(s)

Buyer shall have determined that it has satisfactorily completed, in the reasonable discretion of Buyer, any due diligence with respect to Seller, the Purchased Assets, the Transaction or any other matters.

For the avoidance of doubt, notwithstanding that the foregoing conditions may be satisfied with respect to any Transaction request, Buyer shall be under no obligation to enter into any Transaction and whether Buyer enters into any Transaction shall be at the discretion of Buyer.

7.3

Satisfaction of Conditions. The entering into of any Transaction prior to or without the fulfillment by Seller of all the conditions precedent thereto, whether or not known to Buyer, shall not constitute a waiver by Buyer of the requirements that all conditions, including the non-performed conditions, shall be required to be satisfied with respect to all Transactions. All conditions precedent hereunder are imposed solely and exclusively for the benefit of Buyer and may be freely waived or modified in whole or in part by Buyer. Any waiver or modification asserted by Seller to have been agreed by Buyer must be in writing. Buyer shall not be liable to Seller for any costs, losses or damages arising from Buyer’s determination that Seller has not satisfactorily complied with any applicable condition precedent.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1

Representations and Warranties Concerning Seller. Seller represents and warrants to and covenants with Buyer that the following representations and warranties are true and correct as of the Effective Date through and until the date on which all obligations of Seller under this Agreement are fully satisfied:

(a)

Due Formation and Good Standing. It (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full legal power and authority and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and to carry on its business as currently conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary.

(b)

Authorization. The execution, delivery and performance by it of the Principal Agreements and all other documents and transactions contemplated thereby, are within its corporate powers, have been duly authorized by all necessary corporate action and do not constitute or will not result in (i) a breach of any of the terms, conditions or provisions of its certificate of incorporation or operating agreement (or corresponding organizational documents if it is not a corporation); (ii) a material breach of any legal restriction or any material agreement or instrument to which it is now a party or by which it is bound; (iii) a material default or an acceleration under any of the foregoing; or (iv) the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject; except, in each case, where such breach, default or violation could not be reasonably likely to a have a Material Adverse Effect.

(c)

Enforceable Obligation. The Principal Agreements and all other documents contemplated thereby constitute legal, binding and valid obligations of it, enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights.

(d)

Approvals. The execution and delivery of the Principal Agreements and all other documents contemplated thereby and the performance of its obligations thereunder do not require any license, consent, approval, authorization or other action of any Governmental Authority or any other Person, or if required, such license, consent, approval, authorization or other action has been obtained prior to the Effective Date.

(e)

Compliance with Laws. It is not in violation of any of its certificate of incorporation or operating agreement (or corresponding organizational documents if it is not a corporation), of any provision of any applicable law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that could reasonably be expected to result in a Material Adverse Effect.

(f)

Financial Condition. All financial statements of Seller (and its Subsidiaries, on a consolidated basis) delivered to Buyer fairly and accurately present the financial condition of the parties for whom such statements are submitted. The consolidated financial statements of Seller have been prepared in accordance with GAAP consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby that would adversely affect the financial condition of Seller. Since the close of the period covered by the latest financial statement delivered to Buyer with respect to Seller, there has been no material adverse change in the assets, liabilities or financial condition of Seller nor is it aware of any facts that, with or without notice or lapse of time or both, would or could result in any such material adverse change. No event has occurred, including, without limitation, any litigation or administrative proceedings, and no condition exists or, to the knowledge of it, is threatened, that (i) could reasonably be expected to render it unable to perform its obligations under the Principal Agreements and all other documents contemplated thereby; (ii) would constitute a Potential Default or Event of Default; or (iii) could reasonably be expected to result in a Material Adverse Effect.

(g)

Credit Facilities. The only credit facilities, including repurchase agreements for mortgage loans and mortgage-backed securities, of Seller that are presently in effect and are secured by mortgage loans or provide for the purchase, repurchase or early funding of mortgage loan sales, are with Persons disclosed to Buyer at the time of application, or thereafter disclosed to Buyer in accordance with Section 9.1(c).

(h)

Title to Assets. It has good, valid, insurable (in the case of real property) and marketable title to all of its properties and other assets, whether real or personal, tangible or intangible, reflected on the financial statements delivered to Buyer, except for such properties and other assets that have been disposed of in the ordinary course of business of its business, and all such properties and other assets are free and clear of all liens except as disclosed in such financial statements.

(i)

Litigation. There are no actions, claims, suits, investigations or proceedings pending, or to the knowledge of it, threatened in writing or affecting it or any of its Subsidiaries or any of the property thereof before any court or Governmental Authority which could be reasonably likely to have a Material Adverse Effect.

(j)

Payment of Taxes. It has timely filed all Federal, all income and all other material tax returns and reports required to be filed and has paid all income and other material taxes, assessments, fees and other governmental charges levied upon it or its property or income (whether or not shown on such tax returns) that are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof in accordance with GAAP and, in the case of an assessment, is contesting such payment in good faith and by proper proceedings. Any taxes, fees and other governmental charges payable by it in connection with a Transaction and the execution and delivery of the Principal Agreements have been paid.

(k)

No Defaults. It is not in default under any indenture, mortgage, deed of trust, agreement or other instrument or contractual or legal obligation to which it is a party or by which it is bound in any respect that could reasonably be expected to result in a Material Adverse Effect.

(l)

ERISA. None of Seller, Parent or any its Subsidiaries maintains, contributes to or has (or had, within the last five years from the date of this Agreement,) any obligation to contribute to, or has any liability with respect to, any Pension Plan or a Multiemployer Plan. In addition, Seller does not, to the knowledge of a Responsible Officer, have any liability with respect to a Pension Plan or Multiemployer Plan maintained or contributed to by an ERISA Affiliate except to the extent such liabilities could not reasonably be expected to result in material liability to Seller. Seller, Parent, and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”). None of the assets of it or any of its Subsidiaries are “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by section 3(42) of ERISA.

(m)

True and Complete Disclosure. To the best of Seller’s knowledge, the information, reports, financial statements, exhibits and schedules furnished in writing, or made available for viewing, by or on behalf of Seller or any of its Parent or Subsidiaries to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Principal Agreements or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished or made available, as applicable, after the date hereof by or on behalf of Seller or any of its Parent or Subsidiaries to Buyer in connection with this Agreement and the other Principal Agreements and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to it that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Principal Agreements or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished in writing to Buyer for use in connection with the transactions contemplated hereby or thereby.

(n)

Ownership; Priority of Liens. Seller owns all Assets identified in the Transactions Terms Letter that are to become Purchased Assets on the related Purchase Date, and any Transaction shall convey all of Seller’s right, title and interest in and to the related Purchased Assets and other Purchased Items to Buyer, including with respect to each Purchased Mortgage Loan, the Servicing Rights related thereto. This Agreement creates in favor of Buyer, a valid, enforceable first priority lien and security interest in the Purchased Assets and other Purchased Items, prior to the rights of all third Persons and subject to no other liens.

(o)

Investment Company Act. Neither Seller nor any of its Subsidiaries is required to register, nor will Seller or any of its Subsidiaries be required to register as a result of the transactions contemplated hereby, as an “investment company” under the Investment Company Act of 1940 (as amended, the “Investment Company Act”). While other exclusions or exemptions may be available, Seller and its Subsidiaries should qualify for the exclusion set forth in either Sections 3(c)(5)(C) or 3(c)(6) of the Investment Company Act. If neither is available, Seller represents that the Buyer is not obtaining an “ownership interest” in Seller for purposes of the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) by entering into Transactions hereunder.

(p)

Filing Jurisdictions; Relevant States. Schedule 1 hereto sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Assets and other Purchased Items; provided that the list of such jurisdictions and filing offices may change upon notice by Seller to Buyer in accordance with Section 9.2(h). Seller originates or has originated or anticipates originating Mortgage Loans in its own name or through brokers in all fifty (50) states.

(q)

Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of it is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of it in accordance with GAAP) of it and it is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. It does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. It is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of it or any of its assets. It is not transferring any Assets with any intent to hinder, delay or defraud any of its creditors.

(r)

Custodial Account. All funds required pursuant to this Agreement, any Servicing Agreement or any Servicer Notice, if applicable, to be segregated and deposited into the Custodial Account have been so segregated and deposited as required by, and in accordance with this Agreement.

(s)	Chief Executive Office. Except as identified pursuant to a notice delivered in accordance with Section 9.2(h), its chief executive office is located at 1525 South Belt Line Rd., Coppell, TX 75019.

(t)	MERS. It is a member of MERS in good standing.

(u)

Agency Approvals. Seller has all requisite Approvals and is in good standing with each Agency; and in each case, with no event having occurred or it having any reason whatsoever to believe or suspect that an event will occur (including, without limitation, a change in insurance coverage) which would either make it unable to comply with the eligibility requirements for maintaining all such applicable Approvals or require notification to the relevant Agency or to HUD, the FHA, the VA or the RD, as applicable; provided that Seller may voluntarily choose to surrender its Approvals with one or more Agencies, as long as one or more Approvals is maintained with Fannie Mae, Freddie Mac, and/or Ginnie Mae and, at the time of such surrender, such Approvals to be surrendered are not with respect to any Agency that has been identified to relate to any Purchased Asset.

(v)

No Adverse Actions. To the extent approved by an Agency, HUD, the FHA, the VA or the RD, it has not received from any Agency, HUD, the FHA, the VA or the RD a notice of extinguishment or a notice indicating material breach, default or material non-compliance which could be reasonably likely to cause such Agency or HUD, the FHA, the VA or the RD to terminate, suspend, sanction or levy penalties against it, or a notice from any Agency, HUD, the FHA, the VA or the RD indicating any adverse fact or circumstance in respect of it which could be reasonably likely to cause such Agency or HUD, the FHA, the VA, or the RD, as the case may be, to revoke any of its Approvals or otherwise terminate, suspend it as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, the FHA, the VA or the RD to terminate it.

(w)

Accuracy of Wire Instructions. With respect to each Purchased Mortgage Loan subject to a Purchase Commitment by an Agency, as applicable, (1) either the wire transfer instructions as set forth on the applicable Agency Documents are identical to Buyer’s (or the Paying Agent under the Joint Account Control Agreement) designated wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) either the payee number set forth on the applicable Agency Documents is identical to the payee number that has been identified by Buyer in writing as Buyer’s (or the Paying Agent under the Joint Account Control Agreement) payee number or Buyer has approved the related payee number in writing in its sole discretion. With respect to each Pooled Mortgage Loan, the applicable Agency Documents are duly executed by it and designate Buyer or its designee (or the Securities Intermediary under the Joint Securities Agreement) as the party authorized to receive the related Mortgage-Backed Securities.

(x)

Anti-Money Laundering Laws. It has complied with all applicable anti-money laundering laws and regulations, including without limitation the Patriot Act (collectively, the “Anti-Money Laundering Laws”); it has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the acquisition of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(y)	Anti-Terrorism; OFAC.

(i)

Neither it nor any Person controlling or controlled by it nor any Person having a direct beneficial interest in it nor any Person for whom it is acting as agent or nominee in connection with this transaction (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”), (2) engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(ii)

No part of the proceeds of the Purchase Price will be used, directly or indirectly, by any Person for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(iii)

It acknowledges by executing this Agreement that Buyer has notified it that, pursuant to the requirements of the Patriot Act, Buyer is required to obtain, verify and record such information as may be necessary to identify Seller, and confirm that the administrator of it (or the administrator of the applicable direct or indirect owner of Equity Interests of it) has obtained, verified and recorded such information as may be necessary to identify any Person owning ten percent (10%) or more of the direct Equity Interests of it (including, without limitation, the name and address of such Person), in each case, in accordance with the Patriot Act.

8.2

Representations and Warranties Concerning Purchased Assets. Seller represents and warrants to and covenants with Buyer that the representations and warranties contained on Exhibit I hereto are true and correct with respect to each Purchased Asset as of the related Purchase Date through and until the related Repurchase Date.

8.3

Continuing Representations and Warranties. By submitting a Transaction Request and an Asset Data Record hereunder, Seller shall be deemed to have represented and warranted the truthfulness, correctness and completeness of the representations and warranties set forth in Exhibit I hereto.

8.4

Amendment of Representations and Warranties. From time to time, the representations and warranties set forth in Exhibit I hereto may be amended by mutual agreement between Buyer and Seller. Any such amendment shall not apply to Transactions entered into prior to the effective date of the amendment and in no event shall the amendment apply to any Transaction on a retroactive basis.

ARTICLE 9

AFFIRMATIVE COVENANTS

Seller hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of Seller to be paid or performed under the Principal Agreements:

9.1	Financial Statements and Other Reports.

(a)

Interim Statements. As soon as possible but in no event (i) more than thirty (30) calendar days after the end of each calendar month that is not the final month of a fiscal quarter or (ii) more than forty-five (45) calendar days after the end of each calendar month that is the final month of a fiscal quarter, Seller shall deliver to Buyer consolidated financial statements of Seller and its consolidated Subsidiaries, including statements of income and changes in shareholders’ equity (or its equivalent) for the period from the beginning of such fiscal year to the end of such month, and the related balance sheet as of the end of such month, all in reasonable detail and, if such month is also the final month of a fiscal quarter, such financial statements shall be certified by the chief financial officer of Seller, subject, however, to year-end audit adjustments.

(b)

Annual Statements. As soon as possible but in no event on our before the last day of the final month of Seller’s first fiscal quarter, Seller shall deliver to Buyer consolidated financial statements of Seller and its consolidated Subsidiaries. Such financial statements shall include statements of income and changes in shareholders’ equity (or its equivalent) for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail, certified by the chief financial officer of Seller, and accompanied by an unqualified opinion of a certified public accounting firm reasonably satisfactory to Buyer stating that the financial statements fairly present the financial condition and results of operations of Seller, as of the end of, and for, such year.

(c)

Officer’s Certificate. Together with the financial statements required to be delivered pursuant to Sections 9.1(a) and (b), Seller shall deliver to Buyer an officer’s certificate substantially in a form attached hereto as Exhibit C which shall include details of uninsured Government Mortgage Loans, a list of all mortgage financing facilities including, without limitation, any warehouse, repurchase, purchase or off-balance sheet facilities, that were entered into by Seller in the preceding month, and evidence of compliance with all financial covenants.

(d)

Funding and Production Volume Reports. Upon request of Buyer (which shall be no more often than quarterly), Seller shall deliver to Buyer, a funding and production volume report for the prior calendar quarter.

(e)

Monthly Collateral Tape. Seller shall (i) deliver to Buyer within five (5) Business Days after the end of each month, a collateral tape including the data fields (to be determined, but to include, at a minimum fields for unpaid principal balance and interest paid to date) representing the Purchased Mortgage Loans subject to Transactions hereunder as of the end of such month, reasonably acceptable to Buyer in its discretion and (ii) promptly deliver to Buyer any additional information as reasonably requested.

(f)	Hedging Reports. Seller shall deliver to Buyer, or cause to be delivered to Buyer, weekly, a summary hedge report (data elements to be agreed upon by Seller and Buyer).

(g)

Other Reports. As may be reasonably requested by Buyer from time to time and except to the extent not permitted because of confidentiality restrictions, Seller shall deliver to, or make available for viewing by, Buyer within thirty (30) calendar days of filing or receipt: (i) copies of all regular or periodic financial or other reports, if any, that Seller files with any governmental, regulatory or other agency and (ii) copies of all audits, examinations and reports concerning the operations of Seller from any Approved Investor, Insurer or licensing authority. In addition, Seller shall deliver to, or make available for viewing by, Buyer, with reasonable promptness, such further information reasonably related to the business, operations, properties or financial condition of Seller, in such detail and at such times as Buyer may reasonably request. Seller understands and agrees that all reports and information provided to Buyer by or relating to Seller may be disclosed to Buyer’s Affiliates.

(h)

Government Insuring Reports. Except to the extent not permitted because of confidentiality restrictions, Seller shall deliver to Buyer, within thirty (30) calendar days after the end of such fiscal quarter, a report specifying, on a mortgage loan by mortgage loan basis, any rejection by the FHA or the VA of insurance or guarantee claims by Seller, any rejection by Fannie Mae or Freddie Mac of sales by Seller, any repurchase requests by Fannie Mae, Freddie Mac, the FHA or the VA (with such report specifying, with respect to each mortgage loan that is included in any such report, the loan number assigned by Seller with respect to such mortgage loan (which loan number shall be the same loan number provided to Buyer with respect to any mortgage loan that is a Purchased Mortgage Loan)), and the “compare ratio” assigned to Seller by the FHA under its “Neighborhood Watch” program.

9.2

Notice. Seller shall give Buyer prompt (but in no event later than three (3) Business Days after becoming aware, except for clause (p), with respect to which notice shall be provided immediately upon becoming aware) written notice, in reasonable detail, of:

(a)

any action, suit or proceeding instituted by or against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Seller, (i) involves a potential liability, on an individual or aggregate basis, with respect to which there is a reasonable likelihood that such action, suit or proceeding will result in a liability equal to or greater than $[***], (ii) that causes the aggregate outstanding potential liability of actions, suits and proceedings with respect to which there is a reasonable likelihood of an adverse determination to exceed $[***], (iii) is reasonably likely to result in a Material Adverse Effect with respect to Seller, (iv) questions or challenges the validity or enforceability of any of the Principal Agreements or (v) questions or challenges compliance of (x) with respect to any Purchased Asset or assets similar to the Purchased Assets, with the Ability to Repay Rule or (y) with respect to any Purchased Asset (other than any Non-Qualified Mortgage Loan) or assets similar to the Purchased Assets, the QM Rule;

(b)

the filing, recording or assessment of any federal, state or local tax lien against Seller, or any of Seller’s assets, unless such filing, recording or assessment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Seller;

(c)	the occurrence of any Potential Default or Event of Default;

(d)

the actual, or threatened in writing, material suspension, revocation or termination (other than a termination by Seller without cause) of Seller’s licensing or eligibility, in any respect, as an approved, licensed lender, seller, mortgagee or servicer of assets similar to the Purchased Assets;

(e)	the suspension, revocation or termination of any existing mortgage loan repurchase or warehouse facility for assets similar to the Purchased Assets (other than an ordinary course termination);

(f)	any Purchased Asset ceases to be an Eligible Asset;

(g)

any Approved Investor that threatens in writing to set-off amounts owed by Seller to such Approved Investor against the purchase proceeds owed by the Approved Investor to Seller for the Purchased Assets (excluding amounts owed by Seller to the Approved Investor which are directly related to Purchased Assets and which are expressly allowed to be set-off by the Approved Investor pursuant to the related Bailee Agreement or Purchase Commitment);

(h)

any (i) change to the location of its chief executive office/chief place of business from that specified in Section 8.1(s), (ii) change in the name or corporate structure (or the equivalent) of Seller or change in the location where Seller maintains its records with respect to the Purchased Assets or any Purchased Items, or (iii) reincorporation or reorganization of Seller under the laws of another jurisdiction;

(i)

in each case, other than in the ordinary course, upon Seller becoming aware of (i) any material penalties, sanctions or charges levied, against Seller or any adverse change made in writing in its Approval status, or (ii) the commencement of any material non-routine investigation or the institution of any material proceeding against Seller by any Agency, HUD, the FHA, the VA, the RD or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, Seller;

(j)	upon Seller becoming aware that it or any Servicer will change the identity or location of the Custodial Account;

(k)	upon Seller becoming aware of any termination or termination threatened in writing by any Agency of the Custodian as an eligible custodian;

(l)	any change to the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date;

(m)

upon the earlier of (i) the certification of any Purchased Mortgage Loan by a certifying custodian to an Agency that such Purchased Mortgage Loan meets all of the criteria specified in the related Agency Guide for the securitization thereof, or (ii) the pooling of any Purchased Mortgage Loan for the purpose of backing a Mortgage-Backed Security;

(n)

following the Effective Date, any settlement with, or issuance of a consent order by, any Governmental Authority, in which the fines, penalties, settlement amounts or any other amounts owed by Seller thereunder exceeds $[***] in the aggregate;

(o)

any final judgment or decree entered against Seller or any of its Parent or Subsidiaries by a court, administrative tribunal or other body having jurisdiction involving a liability of $[***] or more; and

(p)	upon Seller becoming aware that the representation and warranty set forth in Section 8.1(z) shall prove to have been false in any respect as of the time made.

9.3

Existence, Etc. Seller shall (a) preserve and maintain its legal existence and all of its governmental licenses, authorizations, consents and approvals necessary for Seller to conduct its business and to perform its obligations under the Principal Agreements, (b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, (c) maintain adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, and (d) pay and discharge all income and other taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its properties prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained if required by GAAP.

9.4

Servicing of Mortgage Loans Subject to Section 6.2, Seller shall, and pursuant to the applicable Servicing Agreement, Seller shall cause each Servicer to, service all Purchased Mortgage Loans at Seller’s expense and without charge of any kind to Buyer. Seller may delegate its obligations hereunder to service the Purchased Mortgage Loans (subject to Section 6.2) to one or more Servicers; provided that any such Servicer has been approved by Buyer and such Servicer has executed a Servicing Agreement, in a form acceptable to Buyer, with Seller. The failure of Seller to obtain the prior approval of Buyer regarding the delegation of its servicing obligations to a Servicer shall be considered an Event of Default hereunder. In any event, Seller or its delegate shall service such Purchased Mortgage Loans with the degree of care and in accordance with the servicing standards generally prevailing in the industry, including those required by Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

9.5	Evidence of Purchased Assets. Seller shall indicate on its books and records (including its computer records) that each Purchased Asset has been included in the Purchased Items.

9.6

Defense of Title; Protection of Purchased Items. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever. Seller will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Assets and cause the Purchased Assets to comply with all applicable laws, rules and regulations of any such Governmental Authority. Following an Event of Default that is continuing, Seller shall allow Buyer (a) to inspect any Mortgaged Property relating to a Purchased Mortgage Loan; (b) to appear in or intervene in any proceeding or matter affecting any Purchased Asset or other Purchased Item or the value thereof; (c) to initiate, commence, appear in and defend any foreclosure, action, bankruptcy or proceeding which could affect Buyer’s ownership or security of the Purchased Items or the value thereof, or the rights and powers of Buyer; (d) to contest by litigation or otherwise any lien asserted against any Purchased Mortgage Loan (or against the related Mortgaged Property) or against any other Purchased Item, the improvements, or the personal property identified therein; and/or (e) to make payments on account of such encumbrances, charges, or liens and to service any Purchased Mortgage Loans and take any action it may deem appropriate to collect all amounts due and owing with respect to any Purchased Items or any part thereof or to enforce any rights with respect thereto. All reasonable costs and expenses, including reasonable attorneys’ fees (including, but not limited to, those incurred on appeal), that Buyer may incur with respect to any of the foregoing and any expenditures it may make to protect or preserve the Purchased Items or the rights of Buyer, shall be payable by Seller. Seller shall repay the same to Buyer upon demand.

9.7

Further Assurances. Seller shall, at its expense, promptly procure, execute and deliver to Buyer, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Seller in this Agreement.

9.8

Fidelity Bonds and Insurance. Seller shall maintain an insurance policy, in a form and substance reasonably satisfactory to Buyer, covering against loss or damage relating to or resulting from any breach of fidelity by Seller, or any officer, director, employee or agent of Seller, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, such that Buyer shall have the right to pursue any claim for coverage available to any named insured to the full extent allowed by law. This policy shall name Buyer as a loss payee with an unlimited right of action and shall provide coverage in an amount required by Fannie Mae’s Selling Guide. Seller shall not amend, cancel, suspend or otherwise change such policy in a manner prohibited by any applicable Agency without the prior written consent of Buyer. Seller shall or shall cause to be provided notice of cancellation or reduction in the terms of any such insurance.

9.9

Wet Mortgage Loans. In connection with the funding of each Wet Mortgage Loan to a Closing Agent, Seller shall provide to the applicable Closing Agent, (i) the Irrevocable Closing Instructions and (ii) final closing instructions which shall, without limitation, make reference to the Irrevocable Closing Instructions and stipulate the title insurance company that will be issuing the applicable title insurance policy and Closing Protection Letter, which title insurance company shall be an Acceptable Title Insurance Company. In no event shall Seller use such final closing instructions to modify or attempt to modify the terms of the Irrevocable Closing Instructions unless such modifications are agreed to in advance and in writing by Buyer. Seller shall not otherwise modify or attempt to modify the terms of the Irrevocable Closing Instructions without Buyer’s prior written approval. If the Closing Agent is not an Acceptable Title Insurance Company, except as otherwise permitted pursuant to Section 3.7(a)(i), Seller shall also (a) confirm that the closing is covered by a blanket Closing Protection Letter issued to Seller, and assignable to Buyer, by the title insurance company stipulated in the final closing instructions, and be in possession of such Closing Protection Letter in accordance with Section 3.7(a); or (b) be in possession of the following documents in accordance with Section 3.7(a): (1) a Closing Protection Letter covering the closing issued to Seller by the title insurance company stipulated in the final closing instructions and (2) a duly executed Assignment of Closing Protection Letter relating to the above referenced Closing Protection Letter naming Seller and assignable to Buyer.

9.10

ERISA. As soon as reasonably possible, and in any event within fifteen (15) Business days after Seller has knowledge that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller, any Subsidiary, or any of their respective ERISA Affiliates, as applicable, propose to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller, any such Subsidiary or any of their respective ERISA Affiliates with respect to such event or condition):

(a)

any Reportable Event or failure to meet minimum funding standards with respect to a Plan; provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA with respect to a Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code or any request for a waiver under Section 412(c) of the Code for any Plan;

(b)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

(c)

the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller, any Subsidiary thereof or their respective ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(d)

the complete or partial withdrawal from a Multiemployer Plan by Seller, any Subsidiary thereof or their respective ERISA Affiliates that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller, any Subsidiary thereof or their respective ERISA Affiliates of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(e)

the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller, any Subsidiary thereof or their respective ERISA Affiliates to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) calendar days; and

(f)

the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) and Section 436 of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller, any Subsidiary thereof or their respective ERISA Affiliates fails to timely make a contribution or provide security to such Plan in accordance with the provisions of said Sections.

9.11

Additional Repurchase or Warehouse Facilities. Seller shall maintain throughout the term of this Agreement, with nationally recognized and established counterparties (other than Buyer) mortgage loan repurchase or warehouse facilities that, in the aggregate: (i) provide funding in an amount equal to at least the Aggregate Transaction Limit; and (ii) accommodate wet mortgage loans in an amount not less than the amount provided hereunder.

9.12

MERS. Seller will comply in all material respects with the rules and procedures of MERS in connection with the servicing of all Purchased Mortgage Loans that are registered with MERS for as long as such Purchased Mortgage Loans are so registered.

9.13

Agency Audit and Approval Maintenance. Seller shall (i) at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, (ii) to the extent not otherwise prohibited by reason of confidentiality or other non-disclosure restrictions, provide Buyer with copies of such Agency Audits promptly upon Buyer’s request, and (iii) take all actions necessary to maintain its Approvals.

9.14	Financial Covenants. Seller shall, at all times, comply with the financial covenants contained in the Section of the Transactions Terms Letter titled “Financial Covenants.”

9.15

Most Favored Status. Seller and Buyer each agree that should Seller or any Affiliate thereof enter into a repurchase agreement or credit facility that is substantially similar to the Transactions contemplated hereunder in respect of asset type and term with any Person other than Buyer or an Affiliate of Buyer which by its terms provides more favorable terms to buyer, lender or other party with respect to such repurchase agreement or credit facility, as applicable, with respect to any financial covenants set forth in Section 9.14 or any substantially similar covenants (a “More Favorable Agreement”), then Seller shall provide notice to Buyer of such more favorable terms contained in such More Favorable Agreement (including a summary thereof) no later than the next date on which Seller is required to deliver an officer’s certificate pursuant to Section 9.1(c).

ARTICLE 10

NEGATIVE COVENANTS

Seller hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of Seller to be paid or performed under this Agreement, Seller shall comply with the following:

10.1

Lines of Business. Seller shall not make any material change in the nature of its business as carried on at the Effective Date other than lines of business typical for companies engaged in mortgage or consumer finance.

10.2

Debt and Subordinated Debt. Seller shall not, either directly or indirectly, without the prior written consent of Buyer, pay any Debt (other than ordinary course payments under any Debt) or Subordinated Debt if such payment shall cause an Event of Default. Further, if an Event of Default shall have occurred and for as long as such is continuing, Seller shall not, either directly or indirectly, without the prior written consent of Buyer, make any payment of any kind thereafter on such Subordinated Debt until all obligations of Seller hereunder have been paid and performed in full; provided, that Seller shall be permitted, without the prior written consent of Buyer, to make ordinary course payments under any Debt (other than Subordinated Debt). Buyer and Seller each hereby acknowledge and agree that the payments permitted to be made by Seller pursuant to this Section 10.2 shall specifically exclude any optional payment with respect to, or early refinancing of, any Subordinated Debt or, if such payment shall cause an Event of Default, any Debt.

10.3

Loss of Eligibility. Seller shall not, either directly or indirectly, without the prior written consent of Buyer, take, or fail to take, any action that would cause Seller to lose all or any part of its status as an eligible lender, seller, mortgagee or servicer or willfully terminate its status as an eligible lender, seller, mortgagee or servicer without forty-five (45) calendar days prior written notice to Buyer.

10.4

Liens on Purchased Assets and Purchased Items. Seller acknowledges that with respect to each Transaction Seller shall have sold the Purchased Assets and related Purchased Items and Seller shall have granted to Buyer a first priority security interest in such assets in the event such Transaction is deemed a loan. Accordingly, Seller shall not grant, create, incur, assume or suffer to exist any lien upon the Purchased Assets or the Purchased Items, other than as granted to Buyer herein.

10.5

Transactions with Affiliates. Seller shall not, directly or indirectly, enter into any transaction with its Affiliates, if any, without the prior written consent of Buyer, including, without limitation, (a) making any loan, advance, extension of credit or capital contribution to an Affiliate, (b) transferring, selling, pledging, assigning or otherwise disposing of any of its assets to or on behalf of an Affiliate, (c) purchasing or acquiring assets from an Affiliate, or (d) paying management fees to or on behalf of an Affiliate; provided, however, that Seller may, without the prior written consent of Buyer, and provided that an Event of Default is not existing and will not occur as a result thereof, engage in a transaction(s) with any or all of its Affiliates if (i) such transaction is in the ordinary course of Seller’s business, and (ii) such transaction is upon fair and reasonable terms no less favorable to Seller had Seller entered into a comparable arm length’s transaction with a Person which is not an Affiliate.

10.6

Consolidation, Merger, Sale of Assets and Change of Control. Seller shall not, directly or indirectly, (a) wind up, liquidate or dissolve its affairs; (b) enter into any transaction of merger or consolidation with any Person; (c) convey, sell, lease or otherwise dispose of, or agree to do any of the foregoing at any future time, all or substantially all of its property or assets; (d) form or enter into any partnership, joint venture, syndicate or other combination which could be reasonably likely to result in a Material Adverse Effect with respect to Seller; or (e) allow a Change of Control to occur with respect to Seller; provided, however, that Seller may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof: (i) merge or consolidate with any Person if Seller is the surviving and controlling entity, and (ii) in the ordinary course of Seller’s mortgage banking business, sell equipment that is uneconomic or obsolete and acquire Mortgage Loans for resale and sell Mortgage Loans.

10.7

Purchased Items. Unless otherwise in connection with a Purchase Commitment, Seller shall not attempt to resell, reassign, retransfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement or the Joint Securities Agreement and the Joint Account Control Agreement) any of the Purchased Assets or other Purchased Items or any interest therein.

ARTICLE 11

DEFAULTS AND REMEDIES

11.1	Events of Default. The occurrence of any of the following conditions or events shall be an Event of Default:

(a)	failure of Seller to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided that Buyer has tendered the related Purchase Price);

(b)

failure of Seller to (i) repurchase the Purchased Assets on the applicable Repurchase Date, (ii) repurchase Purchased Assets pursuant to Section 2.9, (iii) perform its obligations under Section 6.2(i)(i) or Section 6.3(b) or (iv) pay any other amount due under the Principal Agreements, only if such failure continues for more than [***];

(c)

failure of Seller to deliver any report (including financial statements) required to be delivered hereunder or under any Servicing Agreement within [***] after Seller’s receipt of notice from Buyer of such failure;

(d)	Seller shall violate Section 14.5;

(e)

Seller’s representation and warranty in Section 8.1(o) shall be false or misleading at any time and continues to remain false or misleading for more than five (5) Business Days following receipt by Seller of notice of such default;

(f)

Seller or any Subsidiary or Affiliate of Seller shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract (i) between Seller or such other entity, on the one hand, and Buyer or any Affiliate of Buyer on the other, in the aggregate, with respect to Debt in excess of $[***] with respect to Seller or any Subsidiary or Affiliate of Seller, only if such default continues for more than [***] following receipt by Seller of notice of such default, or (ii) between Seller or such other entity, on the one hand, and any other Person on the other, in the aggregate, with respect to Debt in excess of $[***] with respect to Seller or any Subsidiary or Affiliate of Seller, only if such default continues for more than [***] following receipt by Seller of notice of such default.

(g)

any representation, warranty or certification made or deemed made herein or in any other Principal Agreement by Seller or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished and shall not have been cured within [***], unless (i) Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer in good faith to be materially false or misleading on a regular basis, in which case there shall be no such cure period); provided that the representations and warranties set forth in Section 8.2 and Section 8.3 shall be considered solely for the purpose of determining the Asset Value of the Purchased Assets,

(h)

the failure of Seller to perform, comply with or observe any term, covenant or agreement applicable to Seller as contained in this Agreement (other than Section 9.2(p)) or in any other Principal Agreement and such occurrence or any default shall not have been remedied within the cure period provided therein, and if no cure period is provided therein, then within [***] following receipt by Seller of notice of such default;

(i)

an Insolvency Event shall have occurred with respect to Seller or any of its respective Parent or Subsidiaries; or Seller shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Principal Agreements;

(j)

one or more final judgments or decrees shall be entered against Seller or any of its Parent or Subsidiaries by a court, administrative tribunal or other body having jurisdiction involving a liability of $[***] or more (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within [***] after entry thereof;

(k)

any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to (i) condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property or assets of Seller or any of its Parent or Subsidiaries; (ii) displace the management of Seller or any of its Parent or Subsidiaries or to curtail its authority in the conduct of their respective business; or (iii) to remove, limit or restrict the approval of Seller or any of its Parent or Subsidiaries as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and any such action provided for in this Section 11.1(k) shall not have been discontinued or stayed within [***];

(l)

Seller shall disavow its obligations hereunder or shall contest the validity or enforceability of (i) the Principal Agreements or (ii) Buyer’s interest in more than [***] of the Purchased Assets or more than [***] of any other Purchased Items;

(m)

any Principal Agreement shall for whatever reason (including an event of default thereunder) be terminated, without the consent of Buyer (other than, with respect to the Custodial Agreement, due to the resignation of the Custodian for reasons other than a breach by Seller of the Custodial Agreement), or the Lien granted herein to Buyer shall for any reason cease to be a valid, first priority lien upon the Purchased Assets or the Purchased Items or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer of any of the Purchased Items or there exists any lien upon the Purchased Assets or the Purchased Items other than as granted herein to Buyer;

(n)

Seller shall fail to maintain all Approvals relating to the Purchased Assets, except to the extent Seller voluntarily chooses to surrender its Approvals with one or more Agencies at any time at which such Approvals to be surrendered are not with respect to any Agency that has been identified to relate to any Purchased Asset, in which case an Event of Default shall occur if Seller shall fail to maintain at least one Approval with Fannie Mae, Freddie Mac, or Ginnie Mae.

(o)	A Change of Control with respect to Seller shall occur without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

(p)

A Servicer fails to make any Servicing Advance required to be made under the related Servicing Agreement, the related Servicer Notice, or this Agreement, as applicable, with respect to the Purchased Assets, only if such failure continues for more than [***] following receipt by Seller of notice of such failure; or

(q)

failure of Seller to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in Section 9.14, only if such failure continues for more than [***] following receipt by Seller of notice of such failure.

With respect to any Event of Default which requires a determination to be made as to whether such Event of Default has occurred, such determination shall be made in Buyer’s discretion and Seller hereby agrees to be bound by and comply with any such determination by Buyer. If Buyer expressly waives an Event of Default in writing, then such Event of Default shall be deemed to not be continuing.

11.2	Events of Early Termination.

(a)	The occurrence of any of the following conditions or events shall be an Event of Early Termination:

(i)

If following the Effective Date, (A) Seller has entered into any settlement with, or consented to the issuance of a consent order by, any Governmental Authority in which the fines, penalties, settlement amounts or any other amounts owed by Seller thereunder exceed $[***] in the aggregate in the calendar year following the Effective Date and (B) Buyer has not, within [***] following Seller’s entry into such settlement or consent, provided Seller with written notice that such settlement or consent by Seller is acceptable to Buyer.

(ii)

One or more final judgments or decrees shall be entered against Seller or any of its respective Parent or Subsidiaries by a court, administrative tribunal or other body having jurisdiction involving a liability of $[***] or more (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within [***] after entry thereof.

(iii)	Seller has opted to wind down this facility pursuant to Section 4.5(a) or (b).

(iv)	a Material Adverse Effect with respect to Seller shall occur;

(v)

a Servicer Termination Event shall occur and either (A) such Servicer Termination Event shall not have been remedied within [***] or (B) Seller has not appointed a Successor Servicer acceptable to Buyer and delivered a fully executed Servicing Agreement, and Servicer Notice, if applicable, with such Successor Servicer within thirty (30) calendar days following the occurrence of such breach or Servicer Termination Event.

(vi)

any Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof Seller’s liability, any such Subsidiary’s liability or any ERISA Affiliate’s liability to the PBGC, the Plan or any other entity on termination under the Plan exceeds the then-current value of assets accumulated in such Plan by more than $[***] (or in the case of a termination involving Seller, any Subsidiary or any ERISA Affiliate, as a “substantial employer” (as defined in Section 4001 (a)(2) of ERISA) the withdrawing employer’s proportionate share of such excess assessed against any of the foregoing parties shall exceed such amount);

(vii)

Seller, any Subsidiary of Seller, or any of their respective ERISA Affiliates in each case, as an employer under a Multiemployer Plan, shall have made a complete or partial withdrawal from such Multiemployer Plan, and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in (i) an annual amount exceeding $[***], or (ii) an aggregate amount $[***];

(viii)

(i) Seller or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination is made that a Plan is “at risk” (within the meaning of Section 303 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller, any Subsidiary thereof or any of their respective ERISA Affiliates, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any Subsidiary thereof or any of their respective ERISA Affiliates shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency of, a Multiemployer Plan, (vi) Seller, any Subsidiary thereof or any of their respective ERISA Affiliates shall file an application for a minimum funding waiver under section 302 of ERISA or section 412 of the Code with respect to any Plan, (vii) any obligation of Seller, any Subsidiary thereof or any of their respective ERISA Affiliates for post-retirement medical costs (other than as required by COBRA) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect or (ix) the assets of Seller or any Subsidiary thereof become “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by section 3(42) of ERISA; or

(ix)	Seller shall violate Section 10.8.

Any determination to be made as to whether such Event of Early Termination has occurred shall be made in Buyer’s discretion and Seller hereby agrees to be bound by and comply with any such determination by Buyer. An Event of Early Termination shall be deemed to be continuing unless expressly waived by Buyer in writing, but shall be deemed to be not continuing upon Buyer’s express written waiver.

(b)

Upon the occurrence of an Event of Early Termination, Buyer may, by notice to Seller, (i)    immediately terminate the obligation of Buyer to enter into Transactions hereunder and (ii) declare all or any portion of the Repurchase Prices related to the outstanding Transactions to be due and payable. The failure by Seller to repay such Repurchase Prices in accordance with the foregoing shall constitute an Event of Default under Section 11.1(g)(ii). Buyer shall be entitled to all rights and remedies in Section 11.3.

Buyer’s request for repayment of the Repurchase Prices pursuant to Section 11.2(b) shall not affect the outstanding obligations of Seller under this Agreement or any other Principal Agreement and all such outstanding obligations and the rights and remedies afforded Buyer in connection therewith, including, without limitation, those rights and remedies afforded Buyer under this Agreement, shall survive the termination of this Agreement. For the avoidance of doubt, Buyer shall not be liable to Seller for any costs, loss or damages arising from or relating to a termination by Buyer in accordance with any subsection of this Section 11.2.

11.3

Remedies. Upon the occurrence of an Event of Default, Buyer may, by notice to Seller, declare all or any portion of the Repurchase Prices related to the outstanding Transactions to be immediately due and payable, whereupon the same shall become immediately due and payable, and the obligation of Buyer to enter into Transactions shall thereupon terminate; provided that the acceleration of all Repurchase Prices and termination of Buyer’s obligation to enter into Transactions shall immediately occur upon the occurrence of an Event of Default under Section 11.1(h), (i) (k), and (l), notwithstanding that Buyer may not have provided any such notice to Seller. Further, it is understood and agreed that upon the occurrence of an Event of Default that has not been waived, Seller shall strictly comply with the negative covenants contained in Article 10 hereunder and in no event shall Seller declare and pay any dividends, incur additional Debt or Subordinated Debt, make payments on existing Debt or Subordinated Debt or otherwise distribute or transfer any of Seller’s property and assets to any Person without the prior written consent of Buyer. Upon the occurrence of any Event of Default that has not been waived, Buyer may also, at its option, exercise any or all of the following rights and remedies:

(a)	enter the office(s) of Seller and take possession of any of the Purchased Items including any records that pertain to the Purchased Items;

(b)

communicate with and notify Mortgagors of the Purchased Mortgage Loans and obligors under other Purchased Assets or on any portion thereof, whether such communications and notifications are in oral, written or electronic form, including, without limitation, communications and notifications that the Purchased Assets have been assigned to Buyer and that all payments thereon are to be made directly to Buyer or its designee (subject to the rights of any Servicer under any Servicing Agreement); settle compromise, or release, in whole or in part, any amounts owing on the Purchased Assets or other Purchased Items or any portion of the Purchased Items, on terms acceptable to Buyer; enforce payment and prosecute any action or proceeding with respect to any and all Purchased Assets or other Purchased Items; and where any Purchased Asset or other Purchased Item is in default, foreclose upon and enforce security interests in, such Purchased Asset or other Item by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;

(c)

exercise any of its rights set forth in the Servicing Agreement or the Servicer Notice, if applicable, collect payments from Mortgagors and/or assume servicing of, or contract with a third party to subservice, any or all Purchased Mortgage Loans requiring servicing and/or perform any obligations required in connection with Purchase Commitments, with all of any such third party’s fees to be paid by Seller. In connection with collecting payments from Mortgagors and/or assuming servicing of any or all Purchased Mortgage Loans, Buyer may take possession of and open any mail addressed to Seller, remove, collect and apply all payments for Seller, sign Seller’s name to any receipts, checks, notes, agreements or other instruments or letters or appoint an agent to exercise and perform any of these rights. If Buyer so requests, Seller shall promptly forward (to the extent in Seller’s possession), or cause to be forwarded to Buyer or its designee, all further mail and all “trailing” documents, such as title insurance policies, deeds of trust, and other documents, and all loan payment histories, in electronic format, in each case, as same relate to the Purchased Assets;

(d)	proceed against Seller under this Agreement;

(e)

(i) sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Purchased Assets on a servicing-retained or servicing-released basis; provided that Buyer may purchase any or all of the Purchased Assets at any public or private sale or (ii) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets (including credit for the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder; provided further that Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following any such sale and/or credit;

(f)	enter into one or more hedging arrangements covering all or a portion of the Purchased Assets; and/or

(g)	pursue any rights and/or remedies available at law or in equity against Seller.

11.4

Treatment of Custodial Account. Notwithstanding any other provision of this Agreement, Seller shall have no right to withdraw or release any funds in the Custodial Account to itself or for its benefit, nor shall it have any right to set-off any amount owed to it by Buyer against funds held by it for Buyer in the Custodial Account. During the continuance of an Event of Default, Seller shall, and/or shall cause the applicable Servicer to, pursuant to the applicable Servicing Agreement, and Servicer Notice, if applicable, promptly remit all funds related to the Purchased Assets in the Custodial Account to or at the direction of Buyer.

11.5

Sale of Purchased Assets. With respect to any sale of Purchased Assets pursuant to Section 11.3(e), Seller acknowledges and agrees that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a single transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. Seller further agrees that in view of the nature of the Purchased Assets, liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default, to liquidate all Purchased Assets in the same manner or on the same Business Day, or constitute a waiver of any right or remedy of Buyer. Seller hereby waives any claims it may have against Buyer arising by reason of the fact that the price at which the Purchased Assets may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate Repurchase Price amount of the outstanding Transactions, even if Buyer accepts the first offer received and does not offer the Purchased Assets, or any part thereof, to more than one offeree. Seller hereby agrees that the procedures outlined in Section 11.3(e) and this Section 11.5 for disposition and liquidation of the Purchased Assets are commercially reasonable. Seller further agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Assets or any portion thereof by using internet sites that provide for the auction of assets similar to the Purchased Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.

11.6

No Obligation to Pursue Remedy. Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller. Seller further waives any right to require Buyer to (a) proceed against any Person, (b) proceed against or exhaust all or any of the Purchased Assets or pursue its rights and remedies as against the Purchased Assets in any particular order, or (c) pursue any other remedy in its power. Buyer shall not be required to take any steps necessary to preserve any rights of Seller against holders of mortgages prior in lien to the lien of any Purchased Asset or to preserve rights against prior parties. No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Buyer of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without intending to limit the foregoing, all defenses based on the statute of limitations are hereby waived by Seller. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

11.7

No Judicial Process. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right that Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense that Seller might otherwise have to its obligations under this Agreement arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

11.8

Reimbursement of Costs and Expenses. Buyer may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Purchased Asset, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All advances, charges, reasonable and documented costs and expenses, including reasonable attorneys’ fees and disbursements and losses resulting from any hedging arrangements entered into by Buyer pursuant to Section 11.3(f), incurred or paid by Buyer in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, shall become a part of the Repurchase Price.

11.9	Application of Proceeds. The proceeds of any sale or other enforcement of Buyer’s interest in all or any part of the Purchased Assets shall be applied by Buyer:

(a)

first, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Buyer’s agents and counsel, and all reasonable and documented expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith;

(b)	second, to the costs of cover and/or related hedging transactions;

(c)	third, to the payment of any other amounts due to Buyer under this Agreement other than the aggregate Repurchase Price;

(d)	fourth, to the payment of the aggregate Repurchase Price;

(e)	fifth, to all other obligations owed by Seller under this Agreement and the other Principal Agreements;

(f)	sixth, in accordance with Buyer’s exercise of its rights under Section 11.10 hereof; and

(g)	seventh, the remainder to (or at the direction of) Seller.

11.10

Rights of Set-Off. If Seller shall default in the payment or performance of any of its obligations under this Agreement, Buyer and its Affiliates (the “Buyer Parties”) shall have the right, at any time, and from time to time, without notice, to set-off claims and to appropriate or apply any and all deposits of money or property or any other Debt at any time held or owing by the Buyer Parties to or for the credit of the account of Seller against and on account of the obligations and liabilities of Seller under this Agreement, irrespective of whether or not Buyer shall have made any demand hereunder and whether or not said obligations and liabilities shall have become due; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Mortgagors related to the Purchased Mortgage Loans or other third parties. Without limiting the generality of the foregoing, the Buyer Parties shall be entitled to set-off claims and apply property held by Buyer Parties with respect to any Transaction against obligations and liabilities owed by Seller to the Buyer Parties with respect to any other Transaction. The Buyer Parties may set off cash, the proceeds of any liquidation of the Purchased Assets and all other sums or obligations owed by the Buyer Parties to Seller against all of Seller’s obligations to the Buyer Parties, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to the Buyer Parties’ right to recover any deficiency. Buyer agrees promptly to notify Seller after any such set-off and application made by the Buyer Parties; provided that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE 12

INDEMNIFICATION

12.1

Indemnification. Seller shall indemnify and hold harmless each of the Buyer Parties and any of their respective partners, officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, claims damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including reasonable fees and disbursements of any of its counsel) (“Losses”) that may be imposed upon, incurred by or asserted against such Indemnified Party in any way relating to or arising out of (i) the execution or delivery of this Agreement or any other Principal Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Purchased Assets or the Transactions or Seller’s obligations thereunder, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party or by Seller or any of its Parent or Subsidiaries, except to the extent that such Losses have been found in a final, non-appealable judgment by a court of competent jurisdiction (or, should the parties mutually agree to binding arbitration, a final determination of the arbitrator) to have resulted directly and solely from the Indemnified Party’s gross negligence or willful misconduct. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Principal Agreement (provided that if the terms of any Principal Agreement conflict with the foregoing, the terms of the Principal Agreement shall control) or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and documented, out-of-pocket disbursements of its external counsel. To the fullest extent permitted by any applicable law, each party hereto shall not assert, and hereby waives, any claim, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Principal Agreements or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Transaction or the use of the proceeds thereof. The agreements in this Section 12.1 shall survive the repayment, satisfaction or discharge of all the other obligations and liabilities of the parties under the Principal Agreements. All amounts due under this Section 12.1 shall be fully payable within ten (10) calendar days after demand therefor. This Section 12.1 shall not apply to any amounts due and owing pursuant to Section 4.5 or with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

12.2

Reimbursement. Seller agrees to pay as and when billed by Buyer, all of the out-of-pocket costs and expenses incurred by Buyer in connection with (i) the consummation and administration of the transactions contemplated hereby including, without limitation, all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Assets prior to the Effective Date or pursuant to Section 6.6, or otherwise, (ii) the development, preparation and execution of, and any amendment, supplement or modification to, any Principal Agreement or any other documents prepared in connection therewith, and (iv) all the reasonable fees, disbursements and expenses of counsel to Buyer incurred in connection with any of the foregoing.

12.3	Payment of Taxes.

(a)

All payments made by or on account of any obligation of Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholdings), and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority (collectively, “Taxes”), except as required by applicable law. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) if such Tax is an Indemnified Tax (as defined below), pay to Buyer such additional amounts as may be necessary so that Buyer receives, free and clear of all such Indemnified Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made. In addition, Seller agrees to timely pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, court or documentary taxes, intangible, filing or similar Taxes (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery, performance or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement except any such Taxes imposed on Buyer with respect to an assignment, other than an assignment made at the request of Seller, by a jurisdiction (or political subdivision thereof) having a present or former connection with Buyer (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing this Agreement) (“Other Taxes”). Other Taxes and Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of Seller under this Agreement shall be referred to in this Agreement as “Indemnified Taxes.”

(b)

Seller shall within ten (10) calendar days after demand therefor, indemnify Buyer for the full amount of any and all Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 12.3) paid or payable by Buyer or required to be deducted or withheld from a payment to Buyer, and any reasonable expenses with respect to or resulting from any delay or omission to pay such Taxes, whether or not such Indemnified Taxes were correctly or legally imposed or assessed by the relevant Governmental Authority. A certificate as to the amount of any payment or liability of Buyer with respect to such Indemnified Taxes delivered to Seller by Buyer shall be conclusive absent manifest error. As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 12.3, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer, and provided further that in no event shall Buyer be required to complete, execute or submit to Seller any of the documentation listed in Section 12.3(d) if there is a change in United States law prohibiting provision of any such documentation which occurs subsequent to the date on which applicable documentation listed under Section 12.3(d) was previously provided by Buyer to Seller in accordance with the requirements of Section 12.3(d).

(c)

If Buyer is entitled to an exemption or reduction of withholding Tax with respect to payments made under this Agreement, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that the completion, execution and submission of such documentation (other than the documentation listed in Section 12.3(d)) shall not be required if in Buyer’s reasonable judgment such completion, lien)ion or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.

(d)

Without limiting the generality of Section 12.3(c), if Buyer is (i) not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) not otherwise treated as a “United States person” within the meaning of the Code (a “Foreign Buyer”) and is entitled to an exemption from or reduction of U.S. federal withholding Taxes with respect to payments made under this Agreement, Buyer shall provide Seller with an original, properly completed and duly executed United States Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI or any successor form prescribed by the IRS, (i) certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding tax on payments of interest or setting forth a basis to claim the benefits of the exemptions from U.S. withholding taxes for portfolio interest under Section 881(c) of the Code or (ii) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. If an IRS form previously delivered expires or becomes obsolete or inaccurate in any respect, each Foreign Buyer will update such form or promptly notify Seller of its legal inability to do so. Should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver an IRS form required hereunder, Seller shall, at no cost or expense to Seller, take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes. Upon the execution of this Agreement or otherwise becoming a Buyer, each Buyer that is a “United States person” within the meaning of the Code shall deliver to

Seller an original, properly completed and duly executed IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Seller as will enable Seller to determine whether or not such Buyer is subject to backup withholding or information reporting requirements.

(e)

Nothing contained in this Section 12.3 shall require Buyer to make available any of its Tax returns or other information that it deems to be confidential or proprietary or otherwise subject Buyer to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of Buyer, except for such IRS forms Buyer is required to deliver to Seller under Section 12.3(d).

(f)

If a payment made to Buyer under this Agreement would be subject to U.S. federal withholding tax imposed under FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)

If Buyer determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 12.3 (including by the payment of additional amounts pursuant to this section), it shall pay to Seller an amount equal to such refund (but only to the extent of indemnity payments and additional payments made under this section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Buyer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Seller, upon the request of Buyer, shall repay to Buyer the amount paid over pursuant to this Section 12.3(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Buyer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 12.3(g), in no event will Buyer be required to pay any amount to Seller pursuant to this Section 12.3(g) the payment of which would place Buyer in a less favorable net after-Tax position than Buyer would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

12.4

Buyer Payment. If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Article 12, such amount may be paid on behalf of Seller by Buyer, in its discretion and Seller shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under any of the Principal Agreements.

12.5

Agreement not to Assert Claims. Seller agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Principal Agreements, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

12.6

Survival. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Article 12 shall survive the payment in full of the Repurchase Prices and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.

ARTICLE 13

TERM AND TERMINATION

13.1

Term. Provided that no Event of Default or Event of Early Termination has occurred and is continuing, and except as otherwise provided for herein, this Agreement shall commence on the Effective Date and continue until the Facility Termination Date. On the date of expiration or termination of this Agreement, all amounts due Buyer under the Principal Agreements shall be immediately due and payable without notice to Seller and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Seller in default, all of which are hereby expressly waived by Seller.

13.2	Termination.

(a)	This Agreement may be, without cause and for any reason whatsoever, terminated by mutual agreement between Buyer and Seller.

(b)

Upon termination of this Agreement in accordance with this Agreement, all outstanding amounts due to Buyer under the Principal Agreements shall be immediately due and payable without notice (except as expressly set forth in this Agreement) to Seller and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Seller in default, all of which are hereby expressly waived by Seller. Further, any termination of this Agreement shall not affect the outstanding obligations of Seller under this Agreement or any other Principal Agreement and all such outstanding obligations and the rights and remedies afforded Buyer in connection therewith, including, without limitation, those rights and remedies afforded Buyer under this Agreement, shall survive any termination of this Agreement. Buyer shall not be liable to Seller for any costs, loss or damages arising from or relating to a termination by Buyer in accordance with any subsection of this Section 13.2.

13.3

Extension of Term. Upon mutual agreement of Seller and Buyer, the term of this Agreement may be extended. Such extension may be made subject to the terms and conditions hereunder and to any other terms and conditions as Buyer may determine to be necessary or advisable. Under no circumstances shall such an extension by Buyer be interpreted or construed as a forfeiture by Buyer of any of its rights, entitlements or interest created hereunder. Seller acknowledges and understands that Buyer is under no obligation whatsoever to extend the term of this Agreement beyond the initial term.

ARTICLE 14

GENERAL

14.1

Integration; Servicing Provisions Integral and Non-Severable. This Agreement, together with the other Principal Agreements, and all other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which such communications are merged herein. All Transactions hereunder constitute a single business and contractual relationship and each

Transaction has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and Seller agrees that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted. Without limiting the generality of the foregoing, the provisions of this Agreement related to the servicing and Servicing Rights of the Purchased Mortgage Loans are integral, interrelated, and are non-severable from the purchase and sale provisions of the Agreement. Buyer has relied upon such provisions as being integral and non-severable in determining whether to enter into this Agreement and in determining the Purchase Price methodology for such Mortgage Loans. The integration of these servicing provisions is necessary to enable Buyer to obtain the maximum value from the sale of the Purchased Mortgage Loans by having the ability to sell the Servicing Rights related to such Purchased Mortgage Loans free from any claims or encumbrances. Further, the fact that Seller or any Servicer may be entitled to a servicing fee for interim servicing of the Purchased Mortgage Loans or that Buyer may provide a separate notice of default to Seller or any Servicer regarding the servicing of the Purchased Mortgage Loans shall not affect or otherwise change the intent of Seller and Buyer regarding the integral and non- severable nature of the provisions in the Agreement related to servicing and Servicing Rights nor will such facts affect or otherwise change Buyer’s ownership of the Servicing Rights related to the Purchased Mortgage Loans.

14.2

Amendments. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement of such modification, waiver, amendment, discharge or change is sought.

14.3

No Waiver. No failure or delay on the part of Seller or Buyer in exercising any right, power or privilege hereunder and no course of dealing between Seller and Buyer shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.4

Remedies Cumulative. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that Seller or Buyer would otherwise have. No notice or demand on Seller in any case shall entitle Seller to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Buyer to any other or further action in any circumstances without notice or demand.

14.5

Rehypothecation; Assignment. The Principal Agreements may not be assigned by Seller. The Principal Agreements, along with Buyer’s right, title and interest, including its security interest, in any or all of the Purchased Assets and other Purchased Items, may, at any time, be transferred or assigned, in whole or in part, by Buyer, subject to Seller’s prior written consent, which shall not be unreasonably withheld. Any transferee or assignee of Buyer may enforce the Principal Agreements and such security interest directly against Seller.

Buyer shall have free and unrestricted use of all Purchased Assets and nothing shall preclude Buyer from engaging in repurchase transactions with such Purchased Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating such Purchased Assets; provided, that no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on the Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim as set forth in Section 6.5.

Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a register (the “Register”) on which it shall record the rights of Buyer and any assignee of Buyer under this Agreement, and each assignment. The Register shall include the names and addresses of Buyer (including all assignees or successors) and the percentage or portion of such rights and obligations assigned. The entries in the Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this agreement; provided, however, that a failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights.

14.6	Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.7

Participations. Buyer may from time to time sell or otherwise grant participations in this Agreement. Any participation agreement by and between Buyer and any participant shall provide that Buyer shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that Buyer will not, without the consent of the participant, agree to any amendment, modification or waiver that directly and adversely affects such participant. Seller agrees that each participant shall be entitled to the benefits of Sections 4.5, 12.1, and 12.3 (subject to the requirements and limitations therein) to the same extent as if it were Buyer and had acquired its interest by assignment pursuant to Section 14.5; provided that such participant shall not be entitled to receive any greater payment under such Sections, with respect to any participation, than Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.10 as though it were Buyer; provided that such participant agrees to be subject to Section 11.10 as though it were Buyer. Notwithstanding the foregoing, Seller shall not be required to send or deliver to any of the participants other than Buyer any of the materials or notices required to be sent or delivered by it under the terms of this Agreement, nor shall they have to act except in compliance with the instructions of Buyer.

If Buyer sells a participation, Buyer shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Purchased Assets and other Purchased Items under the Principal Agreements (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and Buyer and participant shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

14.8

Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included.

14.9

Additional Instruments. Seller shall execute and deliver such further instruments and shall do and perform all matters and things necessary or expedient to be done or observed for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded by this Agreement.

14.10

Survival. All representations, warranties, covenants and agreements herein contained on the part of Seller shall survive any Transaction and shall be effective so long as this Agreement is in effect or there remains any obligation of Seller hereunder to be performed.

14.11 Notices.

(a)

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by electronic mail, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:

If to Seller:	Caliber Home Loans, Inc.
1525 South Belt Line Rd.
Coppell, TX 75019
Attention: Glenn Minkoff
Tel: 214-299-5385
E-mail: glenn.minkoff@caliberhomeloans.com

With copies to:

Caliber Home Loans, Inc. 1525 South Belt Line Rd.
Coppell, TX 75019
Attention: John Hsu
Tel: 214-687-5637
E-mail: john.hsu@caliberhomeloans.com

If to Buyer:	Deutsche Bank AG New York Branch
c/o Deutsche Bank Securities Inc. 60 Wall Street, 5th Floor
New York, New York 10005
Attention: Timothy Crowley
Tel.: (212) 250-3455
E-mail: tim.crowley@db.com

All written notices shall be conclusively deemed to have been properly given or made when duly delivered, if delivered in person or by overnight delivery service, or on the fifth (5th) Business Day after being deposited in the mail, if mailed in accordance herewith, or upon transmission by the sending party of an electronic mail with respect to which no delivery failure is received by such sending party, if delivered by electronic mail. Notwithstanding the foregoing, any notice of termination shall be deemed effective upon mailing, transmission, or delivery, as the case may be.

(b)

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder which are not required to be in writing may also be provided electronically either (i) as an electronic mail sent and addressed to the respective parties hereto at their respective electronic mail addresses set forth below, or as to any such party, at such other electronic mail address as may be designated by it in a notice to the other or (ii) with respect to Buyer, via a posting of such notice on Buyer’s customer website(s).

If to Seller:	glenn.minkoff@caliberhomeloans.com; with copies to
john.hsu@caliberhomeloans.com and
gregg.smallwood@caliberhomeloans.com.

If to Buyer:	tim.crowley@db.com.

14.12

Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

14.13

Submission to Jurisdiction; Service of Process; Waivers. All legal actions between or among the parties regarding this Agreement, including, without limitation, legal actions to enforce this Agreement or because of a dispute, breach or default of this Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions. The parties hereto irrevocably consent and agree that venue in such courts shall be convenient and appropriate for all purposes and, to the extent permitted by law, waive any objection that they may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The parties hereto further irrevocably consent and agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 14.11(a), and that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

14.14

Waiver of Jury Trial. Each of Seller and Buyer hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any other Principal Agreement or the transactions contemplated hereby or thereby.

14.15

Counterparts. This Agreement may be executed in any number of counterparts by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. The parties agree that this Agreement and signature pages may be transmitted between them by electronic mail and that .pdf signatures may constitute original signatures and are binding upon the parties.

14.16	Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provisions hereof.

14.17

Confidential Information and Customer Information. To effectuate this Agreement, Buyer and Seller may disclose to each other certain confidential information relating to the parties’ operations, computer systems, technical data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively the “Confidential Information”). Confidential Information can consist of information that is either oral or written or both, and may include, without limitation, any of the following: (i) any reports, information or material concerning or pertaining to businesses, methods, plans, finances, accounting statements, and/or projects of any party or their affiliated or related entities; (ii) any of the foregoing related to the parties or their related or affiliated entities and/or their present or future activities and/or (iii) any term or condition of any agreement (including this Agreement) between any party and any individual or entity relating to any of their business operations. With respect to Confidential Information, the parties hereby agree, except as otherwise expressly permitted in this Agreement:

(a)	not to use the Confidential Information except in furtherance of this Agreement;

(b)

to use reasonable efforts to safeguard the Confidential Information against disclosure to any unauthorized third party with the same degree of care as they exercise with their own information of similar nature; and

(c)

subject to the limitations set forth in the following paragraph, not to disclose Confidential Information other than (i) in the case of Buyer, to its respective Affiliates and Subsidiaries, and in the case of Seller, to its respective Parent and Subsidiaries, and for all of the foregoing, their respective officers, directors, executive committee members, employees, members, partners, shareholders, investors, advisors, agents or contractors with a need to have access to the Confidential Information and who are bound to the parties by like obligations of confidentiality, (ii) as required by applicable law or regulation only to the extent required by such law or regulation, (iii) in response to routine examinations, regulatory sweeps and other routine regulatory inquiries by a regulatory or self-regulatory authority, bank examiner or auditor, or (iv) to enforce the terms of this Agreement or any of the other Principal Agreements; provided, that the parties shall not be prevented from using or disclosing any of the Confidential Information which: (1) is already known to the receiving party at the time it is obtained from the disclosing party; (2) is now, or becomes in the future, public knowledge other than through wrongful acts or omissions of the party receiving the Confidential Information; (3) is lawfully obtained by the party from sources independent of the party disclosing the Confidential Information and without confidentiality and/or non-use restrictions; or (4) is independently developed by the receiving party without any use of the Confidential Information of the disclosing party. Notwithstanding anything contained herein to the contrary, Buyer may share any Confidential Information of Seller with an Affiliate of Buyer for any valid business purpose, such as, but not limited to, to assist an Affiliate in evaluating a current or potential business relationship with Seller.

In addition, the Principal Agreements and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (other than the tax treatment and tax structure of the transactions), are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions; (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body; (iii) upon prior written notice to Buyer, disclosure to any approved hedge counterparty to the extent necessary to obtain any hedging hereunder; (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; or (v) the tax treatment and tax structure of the transactions, which shall not be deemed confidential; provided that in the case of (ii), (iii) and (iv), Seller shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of (iv), Seller shall not file any of the Principal Agreements other than the Agreement with the SEC or state securities office unless Seller has

(x) provided at least thirty (30) calendar days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer, and (y) to the extent permitted under applicable law, redacted all pricing information and other commercial terms.

If any party or any of its successors, Subsidiaries, officers, directors, employees, agents and/or representatives, including, without limitation, its insurers, sureties and/or attorneys, breaches its respective duty of confidentiality under this Agreement, the non-breaching party(ies) shall be entitled to all remedies available at law and/or in equity, including, without limitation, injunctive relief.

Each of Seller and Buyer understands and agrees that the Customer Information (as defined below) is subject to Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., the FTC’s Privacy Regulations, 16 C.F.R. Part 313, and Standards for Safeguarding Customer Information, 16 C.F.R. Part 314 and any other applicable federal and state privacy laws and regulations, and other applicable law of any government or agency or instrumentality thereof regarding the privacy or security of Customer Information (the “Privacy Requirements”). Each of Seller and Buyer agrees that it shall comply with the Privacy Requirements and shall cause all of its agents, employees, in the case of Buyer, Affiliates, in the case of Seller, Parent, Subsidiaries and any other person or entity that receives the Customer Information from Seller or Buyer, respectively, to comply with the Privacy Requirements and Seller or Buyer, respectively, will promptly notify Seller or Buyer, as applicable, of any breach of the Privacy Requirements. Furthermore, each Seller and Buyer shall maintain (and shall cause all of its respective agents, employees, in the case of Buyer, Affiliates, in the case of Seller, Parent, Subsidiaries and any other person or entity that receives the Customer Information from Seller or Buyer to maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including, if applicable, maintaining security measures designed to meet the Privacy Requirements. For purposes of this Section 14.17, “Customer Information” means any non-public personal information (as such term is defined in the FTC’s Privacy Regulations) concerning an obligor under a Purchased Asset regardless of whether such information was provided by Seller or Buyer or was prepared by Seller, Buyer or any Affiliate or agent of Seller or Buyer based on or derived from the Customer Information. Any communications by Seller or Buyer with any obligor under a Purchased Asset shall comply with all applicable laws, including, without limitation, the Telemarketing Sales Rule, as amended, 16 C.F.R. Part 310. Seller or Buyer shall permit the other and its designees, at Seller’s expense, as applicable, upon prior written notice and as reasonably agreed to by the parties hereto in timing and scope, to examine and verify compliance with the Privacy Requirements with respect to Customer Information which may include, but shall not be limited to, conducting information security assessments of such party and such party’s procedures.

14.18 Intent. Seller and Buyer recognize and intend that:

(a)

this Agreement and each Transaction hereunder constitutes a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code and that the pledge of the Related Credit Enhancement in Section 6.1 constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a);

(b)

Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies herein is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561 and any payments or transfers of property made with respect to this Agreement or any Transaction to: (i) satisfy a Margin Deficit, or (ii) comply with a Margin Call, shall in each case be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5); and

(c)

any payments or transfers of property by Seller (i) on account of a Haircut, (ii) in partial or full satisfaction of a repurchase obligation, or (iii) fees and costs under this Agreement or under any Transaction shall in each case constitute “settlement payments” as such term is defined in Bankruptcy Code Section 741(8).

14.19

Right to Liquidate. It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to terminate or accelerate obligations under this Agreement or any individual Transaction, are contractual rights for same as described in Sections 555 and 561 of the Bankruptcy Code.

14.20

Insured Depository Institution. If a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act (as amended, the “FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA and any rules, orders or policy statements thereunder except insofar as the type of assets subject to such Transaction would render such definition inapplicable.

14.21

Netting Contract. This Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to the FDICIA except insofar as one or more of the parties hereto is not a “financial institution” as that term is defined in the FDICIA.

14.22

Tax Treatment. Each party to this Agreement acknowledges that it is its intent, solely for U.S. federal income tax law and any relevant provisions of state or local tax law, but not for bankruptcy or any other non-tax purpose, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and to treat the Purchased Assets as beneficially owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such tax treatment and agree to take no action inconsistent with this treatment, unless required by law.

14.23

Examination and Oversight by Regulators. Seller agrees that the transactions with Buyer under this Agreement may be subject to regulatory examination and oversight by one or more Governmental Authorities. Seller shall comply with all reasonable requests made by Buyer to assist Buyer in complying with regulatory requirements imposed on Buyer.

14.24

Anti-Money Laundering Laws Notice. Buyer hereby notifies Seller that pursuant to the requirements of Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies Seller, which information includes the name and address of Seller and other information that will allow it to identify Seller in accordance with Anti-Money Laundering Laws. Seller shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by Buyer in order to assist Buyer in maintaining compliance with Anti-Money Laundering Laws.

14.25

Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Principal Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Principal Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; andthe effects of any Bail-In Action on any such liability, including, if applicable:a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Principal Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.26

Reasonable Assurances. If, at any time during the term of the Agreement, Buyer notifies Seller in writing that Buyer has reason to believe that Seller is not conducting its business in accordance with, or otherwise is not satisfying: (i) all applicable statutes, regulations, rules, and notices of federal, state, or local governmental agencies or instrumentalities, all applicable requirements of Approved Investors and Insurers and prudent industry standards or (ii) all applicable requirements of Buyer, as set forth in this Agreement, then Seller shall cooperate in good faith with Buyer’s investigation of such circumstances, it being understood that a failure to prove that Buyer’s views are unfounded shall not constitute a Default hereunder.

(Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:	DEUTSCHE BANK AG NEW YORK BRANCH

	By:	/s/ Timothy P.F. Crowley
	Name:	Timothy P. F. Crowley
	Title:	Managing Director

	By:	/s/ Ryan M. Stark
	Name:	RYAN M. STARK
	Title:	Managing Director

SELLER:	CALIBER HOME LOANS, INC.

	By:	/s/ William Dellal
	Name:	William Dellal
	Title:	Chief Financial Officer

Signature Page to Master Repurchase Agreement (DB-Caliber Home Loans, Inc.)

EXHIBIT A

GLOSSARY OF DEFINED TERMS

“Ability to Repay Rule”: 12 C.F.R. Section 1026.43(c), including all applicable official staff commentary.

“Acceptable Title Insurance Company”: A nationally recognized title insurance company that is acceptable to the Agencies and has not been disapproved by Buyer in a writing provided to Seller.

“Accepted Servicing Practices”: With respect to any Purchased Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Purchased Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Account Bank”: (a) Wells Fargo Bank, N.A., in its capacity as depository bank with respect to the Custodial Account or the Disbursement Account, as applicable, or (b) such other party upon whom Buyer and Seller may mutually agree.

“Account Control Agreement”: The agreement among Seller, Buyer and the Account Bank, to perfect Buyer’s security interest in the Custodial Account and the Disbursement Account, in form and substance acceptable to Buyer in its sole discretion, as the same may be amended from time to time.

“Adjusted Tangible Net Worth”: For any Person, Net Worth of such Person minus all intangible assets, including goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, advances to, investments in and receivables from shareholders, Affiliates or employees, and any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP.

“Affiliate”: With respect to any specified entity, any other entity controlling or controlled by or under common control with such specified entity. For the purposes of this definition, “control” when used with respect to a specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” having meanings correlative to the foregoing.

“Agency”: Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

“Agency Audit”: Any Agency, HUD, FHA, VA and RD audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such Agency, HUD, FHA, VA or RD).

“Agency Documents”: The documents set forth on Exhibit B to the Custodial Agreement and all additional documents as may be required, supplemented or modified from time to time by the applicable Agency.

“Agency Eligible Mortgage Loan”: A Mortgage Loan that is originated in Strict Compliance with the Agency Guides and the eligibility requirements specified for the applicable Agency Program, and is eligible for sale to or securitization by such Agency.

“Agency Guides”: The Ginnie Mae Guide, the Fannie Mae Guide, the Freddie Mac Guide, the FHA Regulations, the VA Regulations or the RD Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time (i) by

Exhibit A-1

Ginnie Mae, Fannie Mae, Freddie Mac, the FHA, the VA or the RD, as applicable, in the ordinary course of business or (ii) at the request of Seller to Ginnie Mae, Fannie Mae, Freddie Mac, the FHA, the VA or the RD, as applicable, and as to which with respect to this clause (ii), Seller has given prior written notice to Buyer of any such amendment, supplement or other modification.

“Agency Program”: The Ginnie Mae Program, the Fannie Mae Program and/or the Freddie Mac Program, as the context may require.

“Aggregate Outstanding Purchase Price”: The aggregate outstanding Purchase Price of all Transactions or specified Purchased Assets, as the case may be, as of any date of determination. For purposes of clarity, the Aggregate Outstanding Purchase Price shall include any Purchase Price funded irrespective of whether a Wet Mortgage Loan subject to the related Transaction actually closed until such Purchase Price is returned pursuant to this Agreement.

“Aggregate Transaction Limit”: The maximum aggregate principal amount of Transactions (measured by the related outstanding Purchase Price) that may be outstanding at any one time, as set forth in the Transactions Terms Letter.

“Aging Event”: With respect to any Purchased Asset and any date of determination, such Purchased Asset has been subject to one or more Transactions for a period greater than forty-five (45) calendar days.

“Aging Event Asset”: If applicable per the Transactions Terms Letter, as of any date of determination, a Purchased Asset that is not a Defective Asset and was not repurchased prior to the occurrence of an Aging Event with respect to such Purchased Asset.

“Anti-Money Laundering Laws”: As defined in Section 8.1(x) of this Agreement.

“Applicable Pricing Rate”: With respect to any date of determination, the greater of (a) One-Month LIBOR, and (b) the LIBOR Floor. It is understood that the Applicable Pricing Rate shall be adjusted on a monthly basis on each LIBOR Determination Date. Notwithstanding the foregoing, under no circumstance shall the Applicable Pricing Rate be less than zero.

“Applicable Underwriting Guidelines”: With respect to any Jumbo Mortgage Loan or Non-Qualified Mortgage Loan, the applicable Seller underwriting guidelines for such Mortgage Loan delivered by Seller to Buyer on or prior to the related Purchase Date pursuant to Section 7.1(a)(xi) and, as applicable, Section 7.2(o), and Seller’s underwriting guidelines titled: “Elite Access ARM”, “Empire Elite Fixed/ARM”, “Empire Premier Fixed/ARM”, “Fresh Start ARM/Fixed”, “Homeowner’s Access ARM/Fixed”, “Investment ARM/Fixed”, “Investor Access ARM/Fixed – Correspondent”, “Investor Access ARM/Fixed – Retail and Wholesale”, “Premier Access ARM/Fixed – Retail and Wholesale”, “Professional Elite ARM/Fixed”, “Caliber Jumbo Fixed/ARM”, “Chase Jumbo Fixed/ARM”, “Jumbo Select”, or “Wells Fargo”, in each case, as the same may be amended from time to time.

“Approvals”: With respect to Seller or any Servicer, the approvals obtained by the applicable Agency, HUD, the VA or the RD in designation of Seller or such Servicer, as applicable, as a Ginnie Mae-approved issuer, a FHA-approved mortgagee, a VA-approved lender, a RD-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.

“Approved Investor”: Any Agency, Governmental Authority, Affiliate of Seller, or any other private institution, in each case, as approved by Buyer in its sole discretion, purchasing such Purchased Mortgage Loans or Mortgage-Backed Securities on a forward basis from Seller pursuant to a Purchase Commitment.

Exhibit A-2

“Approved Originator”: A correspondent of Seller approved in accordance with Section 3.7(d) of this Agreement.

“Approved Payee”: Any of (a) a Closing Agent approved in accordance with Section 3.7(b) of this Agreement or (b) a Qualified Originator.

“Asset”: A Mortgage Loan, or in the case of a Pooled Mortgage Loan, the resulting Mortgage-Backed Security pursuant to Section 3.8.

“Asset Data Record”: A document, containing the information as Buyer may reasonably request from time to time (but in any event to include, with respect to each Purchased Mortgage Loan, the full legal name of any Approved Originator that originated such Purchased Mortgage Loan and, to the extent available to Seller, the loan number assigned by such Approved Originator to such Purchased Mortgage Loan), completed by Seller and submitted to Buyer with respect to each Purchased Asset.

“Asset Value”: With respect to each Purchased Asset and any date of determination, an amount equal to the following, as applicable, as the same may be reduced in accordance with Section 4.3, and, in the case of each Purchased Mortgage Loan, as shall include the related Servicing Rights:

(a)

if the Purchased Asset is not a Defective Asset, the product of the related Type Purchase Price Percentage and the least of: (i) the Market Value of such Purchased Asset; (ii) the unpaid principal balance of such Purchased Asset; (iii) the purchase price paid by Seller for such Purchased Asset in an arms-length transaction with a Person that is not an Affiliate of Seller if it is a Mortgage Loan; and (iv) the Takeout Price committed by the related Approved Investor, if applicable, as evidenced by the related Purchase Commitment; or

(b)	if the Purchased Asset is a Defective Asset, zero.

“Assignment”: A duly executed assignment to Buyer in recordable form of a Purchased Mortgage Loan, of the indebtedness secured thereby and of all documents and rights related to such Purchased Mortgage Loan.

“Assignment of Closing Protection Letter”: An assignment assigning and subrogating Buyer to all of Seller’s rights in a Closing Protection Letter, substantially in the form of Exhibit D hereto.

“Bail-In Legislation”: With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bailee Agreement”: A bailee agreement or bailee letter that is in a form acceptable to Buyer.

“Bankruptcy Code”: Title 11 of the United States Code, now or hereafter in effect, as amended, or any successor thereto.

“Breakage Fee”: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then-current schedule of fees, payable by Seller to Buyer if (a) Seller fails to consummate a Transaction after the applicable Seller has submitted a Transaction Request and an Asset Data Record in connection with such requested Transaction and (b) prior to such occurrence, Seller has collectively failed three (3) or more times to enter into a Transaction in each case, after Seller submitted a Transaction Request and an Asset Data Record in connection with such requested Transaction.

Exhibit A-3

“Business Day”: Any day other than (a) a Saturday or a Sunday, (b) a day on which the Federal Reserve or the New York Stock Exchange is closed or (c) a day on which banks in the States of Delaware or New York (or such other states in which the principal office of the Custodian or the Disbursement Agent is subsequently located, as specified in writing by the Custodian or the Disbursement Agent to the parties hereto) are required, or authorized by law, to close.

“Buyer Parties”: As defined in Section 11.10 of this Agreement.

“Cash Equivalents”: Any (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and retained earnings in excess of [***], (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than [***] with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least “A-1” or the equivalent thereof by S&P or “p-1” or the equivalent thereof by Moody’s and in either case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s, (f) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cease Funding Event”: Any of the following:

(a)

the aggregate original Asset Value of those Purchased Assets that are deemed to be Defective Assets is greater than or equal to [***] of the outstanding Transactions for more than two (2) consecutive Business Days or longer in Buyer’s discretion;

(b)	a breach of any servicing obligations of any Servicer, including, but not limited to, its failure to deposit any funds required to be deposited under Section 6.2(i) into the Custodial Account; or

(c)	Seller’s membership in MERS is terminated for any reason without the consent of Buyer, which consent shall not be unreasonably withheld.

“Change of Control”: With respect to Seller, Change of Control shall mean (a) at any time prior to a public offering of Seller, the LSF Parties cease to collectively own, directly or indirectly, at least 50.01% of Seller, and (b) at any time after a public offering of Seller, any “person” or “group” other than the LSF Parties owns, directly or indirectly, more than thirty-five percent (35%) of Seller.

Exhibit A-4

“Closing Agent”: The Person designated in accordance with Section 3.7, to receive Purchase Prices from Buyer, for the account of Seller, for the purpose of (i) funding a Purchased Mortgage Loan or (ii) in the case of a new origination Wet Mortgage Loan or Dry Mortgage Loan as to which the origination funds are being remitted to the closing table, originating such Mortgage Loan in accordance with local law and practice in the jurisdiction where such Mortgage Loan is being originated.

“Closing Protection Letter”: A document issued by a title insurance company to Seller and/or Buyer and relied upon by Buyer to provide closing protection for one or more mortgage loan closings and to insure Seller and/or Buyer, without limitation, against embezzlement by the Closing Agent and loss or damage resulting from the failure of the Closing Agent to comply with all applicable closing instructions.

“COBRA”: As defined in Section 8.1(l) of this Agreement.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collection Period”: (a) Initially, the period commencing on the Effective Date up to but not including the first day of the following calendar month, and (b) thereafter, the period commencing on the first day of each calendar month up to but not including the first day of the following calendar month.

“Concentration Limit”: On any date of determination:

(a)	the Aggregate Outstanding Purchase Price of Purchased Assets for which the LTV is greater than [***] but less than [***] shall not exceed [***] of the Aggregate Transaction Limit;

(b)	the Aggregate Outstanding Purchase Price of Purchased Assets which are Agency Eligible Mortgage Loans shall not exceed [***] of the Aggregate Transaction Limit;

(c)

on any day following forty-five (45) days from the Effective Date, the Aggregate Outstanding Purchase Price of Purchased Assets which are not Jumbo Mortgage Loans shall not exceed [***] of the Aggregate Transaction Limit;

(d)

the Aggregate Outstanding Purchase Price of Purchased Assets which are not Agency Eligible Mortgage Loans for which the related Borrower has a FICO Score of less than [***] shall not exceed [***] of the Aggregate Transaction Limit;

(e)

the Aggregate Outstanding Purchase Price of Purchased Assets for which the outstanding principal balance for such Mortgage Loan is greater than [***] shall not exceed [***] of the Aggregate Transaction Limit;

(f)

the Aggregate Outstanding Purchase Price of Purchased Assets which are not Agency Eligible Mortgage Loans that have been subject to one or more Transactions for a period greater than ninety (90) calendar days but not greater than one hundred eighty (180) calendar days shall not exceed [***] of the Aggregate Transaction Limit;

(g)	the Aggregate Outstanding Purchase Price of Purchased Assets which are cash-out refinance Mortgage Loans shall not exceed [***] of the Aggregate Transaction Limit;

(h)

the Aggregate Outstanding Purchase Price of Wet Mortgage Loans for which Seller has not delivered to Buyer or its Custodian all of the related Mortgage Loan Documents within the Maximum Dwell Time with respect to Seller’s obligation to deliver the related Mortgage Loan Documents to Buyer or its Custodian in accordance with the terms of Section 3.3, Section 7.2, Exhibit B hereof and the Custodial Agreement, in each case in a form and condition acceptable to Buyer, shall not exceed 35% of the Aggregate Transaction Limit; and

Exhibit A-5

(i)	the Aggregate Outstanding Purchase Price of Purchased Assets which are cooperative loans shall not exceed [***] of the Aggregate Transaction Limit.

“Connection Income Taxes”: Taxes that are imposed as a result of a present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing this Agreement, being the legal owner of the Purchased Assets or selling or assigning an interest in this Agreement) to the jurisdiction imposing such Tax (or any political subdivision thereof) and that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligations”: Any obligation of a Person arising from an existing condition or situation that involves uncertainty as to outcome and that will be resolved by the occurrence or nonoccurrence of some future event, including, without limitation, any obligation guaranteeing or intended to guarantee any Debt, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly; provided, however, that endorsements of instruments for deposit or collection in the ordinary course of business shall not be included. With respect to guarantees, the amount of the Contingent Obligation shall be equal to the stated or determinable amount of the primary obligation in respect of the guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by Buyer.

“Conventional Conforming Mortgage Loan”: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that fully conforms to all underwriting standards, loan amount limitations and other requirements of that standard Agency mortgage loan purchase program accepting only the highest quality mortgage loans underwritten without dependence on expanded criteria provisions, or that is approved by Desktop Underwriter or Loan Prospector.

“Correspondent Mortgage Loan”: A Mortgage Loan originated by an Approved Originator and acquired by Seller in accordance with Seller’s correspondent Mortgage Loan program. For the sake of clarity, no Correspondent Mortgage Loan shall be a Wet Mortgage Loan.

“Custodial Account”: The account described in Section 6.2(i) of this Agreement.

“Custodial Agreement”: The Custodial Agreement executed among Buyer, Seller and Custodian with respect to this Agreement, as the same shall be modified and supplemented and in effect from time to time.

“Custodian”: Deutsche Bank National Trust Association, any of its successors or permitted assigns, or any such other party approved by Buyer.

“Customer Information”: As defined in Section 14.17 of this Agreement.

“Debt”: The debt of a Person consisting of, without duplication: (a) indebtedness for borrowed money, including principal, interest, fees and other charges; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services, other than (i) deferred purchase price that is contingent upon performance and (ii) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days after the date the respective goods are delivered or the respective services are rendered; (d) obligations as lessee under leases that shall

Exhibit A-6

have been or should be in accordance with GAAP, recorded as capital leases; (e) obligations secured by any lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for payment of such obligations; (f) obligations in connection with any letter of credit issued for the account of such Person; and (g) obligations under direct or indirect guarantees in respect of obligations, contingent or otherwise, to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

“Default Rate”: The lesser of (a) the Applicable Pricing Rate plus [***], or (b) the maximum non-usurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received under the laws of the United States and the State of New York, per annum.

“Defective Asset”: A Purchased Asset:

(a)	that is not or at any time ceases to be an Eligible Asset;

(b)	that is a Mortgage Loan and is the subject of fraud by any Person (including any Approved Originator) involved in the origination of such Mortgage Loan;

(c)

that is a Mortgage Loan and the related Mortgaged Property is the subject of material damage or waste and such damage or waste shall not have been remedied within three (3) Business Days after receipt of notice from Buyer to do so;

(d)	for which any breach of a warranty or representation set forth in Section 8.2 occurs;

(e)	that is a Mortgage Loan where the related Mortgagor fails to make the first payment due under the Mortgage Note on or before the applicable due date, including any applicable grace period;

(f)	that was rejected by the Approved Investor set forth in the related Purchase Commitment;

(g)	that is a Purchased Mortgage Loan and it is determined to be ineligible for sale as a Purchased Mortgage Loan of the Type originally stipulated; or

(h)	for which the aggregate unpaid principal balance with respect to such Purchased Asset causes the Purchased Assets to exceed any Concentration Limit.

“Delinquent Mortgage Loan”: Any mortgage loan with respect to which the related Mortgagor is greater than thirty (30) calendar days delinquent following the first date of delinquency under the MBA method of delinquency.

“Depository”: The Federal Reserve Bank of New York, or as otherwise defined in the glossary of the Ginnie Mae Guide, the Fannie Mae Guide or the Freddie Mac Guide, as applicable.

“Disbursement Account”: The account described in Section 3.6(e) of this Agreement.

“Disbursement Account Bank”: Wells Fargo Bank, N.A., or such other party upon whom Buyer and Seller may mutually agree.

“Disbursement Agent”: Wells Fargo Bank, N.A., or such other party upon whom Buyer and Seller may mutually agree.

Exhibit A-7

“Disbursement Agent Agreement”: The Disbursement Agent Agreement executed among Buyer, Seller and Disbursement Agent with respect to this Agreement, as the same shall be modified and supplemented and in effect from time to time.

“Dry Mortgage Loan”: A Mortgage Loan for which Buyer or its Custodian has possession of the related Mortgage Loan Documents, in a form and condition acceptable to Buyer (which for the avoidance of doubt could be a Wet Mortgage Loan on the related Purchase Date and convert to a Dry Mortgage Loan once all Mortgage Loan Documents have been received by Buyer or its Custodian).

“EEA Financial Institution”: Any (a) credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: That effective date set forth in the Transactions Terms Letter.

“Electronic Tracking Agreement”: That certain Electronic Tracking Agreement among Buyer, Seller, MERSCORP Holdings, Inc. and MERS, as the same may be amended from time to time.

“Eligible Asset”: With respect to any Transaction (a) from and after the related Purchase Date, an Eligible Mortgage Loan, and (b) from and after the related Pooling Date, an Eligible Mortgage Loan that is a Pooled Mortgage Loan, as the context may require.

“Eligible Mortgage Loan”: A Mortgage Loan that meets the eligibility criteria set forth in the Transactions Terms Letter.

“EPD Mortgage Loan”: Any mortgage loan with respect to which the related Mortgagor has not timely made the first three monthly payments following the origination date of such mortgage loan, irrespective of any applicable grace period.

“Equity Interests”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interest in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

Exhibit A-8

“ERISA Affiliate”: Any person (as defined in section 3(9) of ERISA) that together with Seller or any of Seller’s Subsidiaries would be a member of the same “controlled group” or treated as a single employer within the meaning of Section 414(b) or (c) of the Code or ERISA Section 4001.

“EU Bail-In Legislation Schedule”: The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: Any of the conditions or events set forth in Section 11.1 of this Agreement.

“Event of Early Termination”: Any of the conditions or events set forth in Section 11.2 of this Agreement.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Buyer being organized under the laws of, having its principal office or applicable lending office located in, or having another present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing this Agreement, being the legal owner of the Purchased Assets or selling or assigning an interest in this Agreement) to, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Taxes imposed on amounts payable to or for the account of Buyer under this Agreement pursuant to a law in effect on the date on which (i) such Buyer becomes a party hereto or (ii) such Buyer (other than at the request of Seller) changes its lending office, except, in each case, to the extent that, pursuant to Section 12.3, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed its lending office, (c) Taxes attributable to Buyer’s failure to comply with Sections 12.3(c), (d) and (f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order”: As defined in Section 8.1(y)(i) of this Agreement.

“Expiration Date”: As set forth in the Transactions Terms Letter.

“Facility Termination Date”: The earliest of (a) the Expiration Date set forth in the Transactions Terms Letter, (b) upon the occurrence of an Event of Default that has not been waived, (c) the date that is six (6) calendar months following the Effective Date; provided that, such date shall be automatically extended for an additional day on each day after the Effective Date unless Buyer delivers a termination notice to Seller, in which case the Facility Termination Date determined under this clause (c) shall be the date that is six (6) calendar months following the date of such notice of termination or (d) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Fannie Mae”: The Federal National Mortgage Association and any successor thereto.

“Fannie Mae Guide”: The Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.

“Fannie Mae Program”: The Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.

Exhibit A-9

“FATCA”: (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any associated regulations; (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) implements any law or regulation referred to in clause (a) above; and (c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in clause (a) or (b) above with any Governmental Authority in any jurisdiction.

“FHA”: The Federal Housing Administration of the United States Department of Housing and Urban Development and any successor thereto.

“FHA Mortgage Insurance”: Mortgage insurance authorized under Sections 203(b), 213, 221(d)(2), 222, and 235 of the Federal Housing Administration Act and provided by the FHA.

“FHA Mortgage Insurance Contract”: A contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations”: The regulations promulgated by HUD under the FHA Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to Government Mortgage Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO Score”: The credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on the origination date of a Mortgage Loan; provided, that if (a) two separate credit scores are obtained on such origination date, the FICO Score shall be the lower credit score; and (b) three separate credit scores are obtained on such origination date, the FICO Score shall be the middle credit score.

“FIRREA”: The Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Foreign Buyer”: As defined in Section 12.3(d) of this Agreement.

“Freddie Mac”: The Federal Home Loan Mortgage Corporation and any successor thereto.

“Freddie Mac Guide”: The Freddie Mac Seller’s and Servicers’ Guide, as such guide may hereafter from time to time be amended.

“Freddie Mac Program”: The Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.

“Funding Account Bank”: Wells Fargo Bank, N.A., or such other party upon whom Buyer and Seller may mutually agree.

“Funding Deposit Account”: The non-interest bearing funding deposit account established and maintained by Wells Fargo Bank, N.A., which includes any distinct subaccounts thereof, if applicable, bearing ABA Number: [***]; Acct. Name: MPS Disbursement Agent; Account Number: [***]; FFC: [***].

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession and that are applicable to the circumstances as of the date of determination.

“Ginnie Mae”: Government National Mortgage Association and any successor thereto.

Exhibit A-10

“Ginnie Mae Guide”: The Ginnie Mae Mortgage-Backed Securities Guide I or II, as such guide may hereafter from time to time be amended.

“Ginnie Mae Program”: The Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.

“Government Mortgage Loan”: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that is:

(a)

subject to FHA Mortgage Insurance under a FHA Mortgage Insurance Contract and is so insured, or is subject to a current binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, was originated in Strict Compliance with the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the FHA Regulations;

(b)

subject to a guarantee by the VA under a VA Loan Guaranty Agreement, or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended, was originated in Strict Compliance with VA Regulations and the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the VA Regulations; or

(c)

eligible to be guaranteed by the RD under a RD Loan Guaranty Agreement, and is so guaranteed pursuant to the provisions of the RD Regulations, and was originated in Strict Compliance with RD Regulations and the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the RD Regulations.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Haircut”: With respect to a Mortgage Loan and as shall be detailed in the related Transaction Request, the excess of (a) the amount required to be paid to the Approved Payee over (b) the related Purchase Price.

“HARP Mortgage Loan”: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to the Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to by Fannie Mae as a “Refi Plus mortgage loan” or “DU Refi Plus mortgage loan,” and by Freddie Mac as a “Relief Refinance Mortgage.”

“HUD”: The United States Department of Housing and Urban Development or any successor thereto.

“Income”: With respect to any Purchased Asset at any time until repurchased by Seller, any principal and/or interest thereon and all dividends, Proceeds and other collections and distributions thereon, but excluding, for the avoidance of doubt, any amounts a third-party Servicer is entitled to retain pursuant to a Servicing Agreement and any escrow amounts.

Exhibit A-11

“Indemnified Party” or “Indemnified Parties”: As defined in Section 12.1 of this Agreement.

“Indemnified Taxes”: As defined in Section 12.3(a) of this Agreement.

“Insolvency Event”: The occurrence of any of the following events:

(a)

such Person shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law, which proceeding or petition seeks dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or such Person, or a substantial part of its property, assets or business, shall be subject to, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial property, assets or business;

(b)	corporate action shall be taken by such Person for the purpose of effectuating any of the foregoing;

(c)	an order for relief shall be entered in a case under the Bankruptcy Code in which such Person is a debtor; or

(d)

involuntary proceedings or an involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law, which proceeding or petition seeks dissolution, liquidation or reorganization of such Person or the appointment of a receiver, trustee, custodian, conservator or liquidator for such Person or of a substantial part of the property, assets or business of such Person, or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of such Person.

“Investment Company Act”: As defined in Section 8.1(o) of this Agreement.

“Insurer”: A private mortgage insurer, which is acceptable to the Buyer.

“Irrevocable Closing Instructions”: Closing instructions, including wire instructions, in the form of Exhibit B, issued in connection with funds disbursed for the funding, from time to time, of new origination Wet Mortgage Loans or Dry Mortgage Loans as to which the origination funds are being remitted to the closing table.

“Intercreditor Agreement”: That certain Amended and Restated Intercreditor Agreement, dated as of January 30, 2014, by and among Seller, Buyer and the other parties thereto, as the same has been, and may be, amended from time to time.

“Joint Account Control Agreement”: That certain Amended and Restated Joint Account Control Agreement, dated as of January 30, 2014, by and among Seller, Buyer, the Paying Agent and the other parties thereto, as the same has been, and may be, amended from time to time.

Exhibit A-12

“Joint Securities Agreement”: That certain Amended and Restated Joint Securities Account Control Agreement, dated as of January 30, 2014, among Buyer, Seller, the Securities Intermediary and the other parties thereto, as the same may be amended from time to time.

“Jumbo Mortgage Loan”: Unless defined otherwise in the Transactions Terms Letter, a first lien Mortgage Loan (i) for which the original loan amount is greater than the applicable conventional conforming loan limits set by the Federal Housing Finance Authority in the jurisdiction where the related Mortgaged Property is located and (ii) which meets the transaction requirements set forth on Schedule 1 of the Transactions Terms Letter.

“LIBOR Determination Date”: The second Business Day before the beginning of any calendar month.

“LIBOR Floor”: As defined in the Transactions Terms Letter.

“Lien”: Any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidity”: As of any date of determination, Seller’s unrestricted cash and Cash Equivalents. By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.

“Losses”: As defined in Section 12.1 of this Agreement.

“LSF Parties”: Lone Star Fund VI (U.S.), L.P., LSF VI International 2, L.P., Lone Star Fund V (U.S.), L.P., LSF V International Finance, L.P., and/or their Affiliates.

“LTV”: With respect to any Mortgage Loan, the ratio of the original unpaid principal balance of the Mortgage Loan to the lesser of (i) the appraised value of the Mortgaged Property set forth in such appraisal and (ii) the sales price of the Mortgaged Property.

“Manufactured Home”: A prefabricated or manufactured home on which a lien secures a Mortgage Loan and which is considered and treated as “real estate” under applicable law.

“Manufactured Home Loan”: A Conventional Conforming Mortgage Loan or Government Mortgage Loan secured by a manufactured home (as defined by HUD); provided that (a) such manufactured home is attached to a permanent foundation, is no longer transportable (mobile homes) and is considered and treated as “real estate” under applicable law, (b) such manufactured home is originated in compliance with Title II under FHA 203(b) and (c) such Conventional Conforming Mortgage Loan or Government Mortgage Loan is eligible for securitization by an Agency pursuant to the terms of the applicable Agency Guides.

“Margin Call”: A margin call, as defined and described in Section 6.3(b) of this Agreement.

“Margin Call Reserve Account”: The non-interest bearing margin call reserve account established and maintained by Wells Fargo Bank, N.A., which includes any distinct subaccounts thereof, if applicable, bearing ABA Number: [***]; Acct. Name: MPS Disbursement Agent; Account Number: [***]; FFC: [***].

“Margin Deficit”: A margin deficit, as defined and described in Section 6.3(b) of this Agreement.

Exhibit A-13

“Market Value”: With respect to an Asset, the fair market value of the Asset as determined by Buyer in its sole discretion without regard to any market value assigned to such Asset by Seller. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer. At no time and in no event will the Market Value of a Purchased Mortgage Loan be greater than the Market Value of such Purchased Mortgage Loan on the initial Purchase Date. Any Mortgage Loan that is not an Eligible Mortgage Loan shall have a Market Value of zero.

“Material Adverse Effect”: Any of the following, in each case, as such material adverse effect or material change is determined by Buyer in its reasonable judgment: (a) with respect to Seller, the occurrence of a material adverse change with respect to the business, operations or condition of Seller (b) any material adverse effect on the ability of Seller or any Affiliate that is a party to a Principal Agreement to perform its obligations under any of the Principal Agreements to which it is a party, (c) a material adverse effect on the validity or enforceability against Seller or any Affiliate that is a party to a Principal Agreement, of any of the Principal Agreements, (d) a material adverse effect on the rights and remedies of Buyer under any of the Principal Agreements or (e) a material adverse effect on the marketability, collectability or enforceability of a material portion of the Purchased Assets.

“Maximum Dwell Time”: For any Purchased Asset that is not a Defective Asset, the maximum number of days such Purchased Asset can be not repurchased by Seller before such Purchased Asset may be deemed to be a Defective Asset, as set forth in the Transactions Terms Letter.

“MERS”: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“Minimum Maintenance Amount”: With respect to the Purchased Assets as of the close of business on any date of determination, the aggregate Asset Value of all Purchased Assets as of such date of determination.

“Moody’s”: Moody’s Investors Service, Inc. or any successor thereto.

“Mortgage”: A first-lien mortgage, deed of trust, security deed or similar instrument on improved real property (including for the avoidance of doubt any proprietary lease or cooperative shares in connection with cooperative loans).

“Mortgage-Backed Security”: Any fully-modified pass-through mortgage-backed security that is (a) either issued by a Seller and fully guaranteed by Ginnie Mae or issued and fully guaranteed with respect to timely payment of interest and ultimate payment of principal by Fannie Mae or Freddie Mac; (b) evidenced by a book-entry account in a depository institution having book-entry accounts at the applicable Depository; and (c) backed by a Pool, in substantially the principal amount and with substantially the other terms as specified with respect to such Mortgage-Backed Security in the related Purchase Commitment.

“Mortgage Loan”: Any mortgage loan of a Type identified on any schedule attached to the Transactions Terms Letter, which Mortgage Loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.

“Mortgage Loan Documents”: With respect to each Purchased Mortgage Loan, each document listed on Exhibit A to the Custodial Agreement.

“Mortgage Loan File”: With respect to each Mortgage Loan, that file that contains the Mortgage Loan Documents and is delivered to Custodian pursuant to the Custodial Agreement.

“Mortgage Note”: A promissory note secured by a Mortgage and evidencing a Mortgage Loan.

Exhibit A-14

“Mortgaged Property”: The real property (or other collateral relating to cooperative loans) securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor”: The obligor of a Mortgage Loan.

“Multiemployer Plan”: A multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“Net Income”: With respect to any period and Person, the pre-tax net income of such Person for such period, determined in accordance with GAAP, excluding, to the extent expressly set forth in the financial statements delivered in accordance with Sections 9.1(a) and (b), any mark to market fair value adjustment on mortgage servicing rights and gains and losses associated with hedging transactions in respect of mortgage servicing rights.

“Net Worth”: With respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“Non-Qualified Mortgage Loan”: A Mortgage Loan that is not a Qualified Mortgage.

“OFAC”: The U.S. Department of Treasury’s Office of Foreign Asset Control.

“One-Month LIBOR”: The rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal on the related LIBOR Determination Date; provided, that if Buyer determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, shall make it unlawful, impractical or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement using One-Month LIBOR, then Buyer may, in addition to its rights under Section 4.4, select an alternative rate of interest or index in its discretion.

“Other Mortgage Loan Documents”: In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, and as applicable, the following: (a) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (b) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (c) the original Closing Protection Letter and a copy of the Irrevocable Closing Instructions; (d) the original Purchase Commitment, if any; (e) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty, the RD Loan Guaranty Agreement and the Insurer’s certificate or commitment to insure, as applicable; (f) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (g) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Seller to have been sent for recording, if any; (h) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (i) the loan application; (j) verification of the Mortgagor’s employment and income, if applicable; (k) verification of the source and amount of the down payment; (l) credit report on Mortgagor; (m) appraisal of the Mortgaged Property, or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency Guides; (n) the original executed disclosure statement; (o) tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (p) the original of any guarantee executed in

Exhibit A-15

connection with the Mortgage Note (if any); (q) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (r) all copies of powers of attorney or similar instruments, if applicable; (s) copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with the Ability to Repay Rule and, other than with respect to any Purchased Asset that is a Non-Qualified Mortgage Loan, the QM Rule, as applicable; and (t) all other documents relating to the Purchased Mortgage Loan.

“Other Taxes”: As defined in Section 12.3(a) of this Agreement.

“Parent”: with respect to Seller, LSF6 Service Operations, LLC. With respect to Buyer, its direct owner.

“Participant Register”: As defined in Section 14.7 of this Agreement.

“Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.

“Paying Agent”: Deutsche Bank National Trust Association, or any successor thereto under the Joint Account Control Agreement.

“PBGC”: The Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan”: Any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan).

“Permitted Amount”: At (i) any time at which any Purchase Price was funded by Buyer but a Wet Mortgage Loan subject to the related Transaction has not closed, $[***] and (ii) any other time not specified in clause (i) of this definition, $[***].

“Person”: Includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Plan”: Any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan) and that is maintained and contributed to by (or to which there is an obligation to contribute of), or at any time during the five (5) calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there was an obligation to contribute of), Seller, any Subsidiary thereof or any of their respective ERISA Affiliates.

“Pool”: A pool of fully amortizing first lien residential Mortgage Loans eligible in the aggregate to back a Mortgage-Backed Security.

“Pooled Mortgage Loan”: Any Mortgage Loan that is part of a Pool of Mortgage Loans certified by the Custodian to an Agency that will be exchanged on the related Settlement Date for a Mortgage-Backed Security backed by such Pool in accordance with the terms of the applicable Agency Guide.

“Pooling Date”: With respect to Pooled Mortgage Loans, the date on which an Agency pool number is assigned to the related Pool.

Exhibit A-16

“Potential Default”: The occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time, or both, could, in the sole discretion of the Buyer, constitute an Event of Default.

“Power of Attorney”: A power of attorney, substantially in the form attached hereto as Exhibit E.

“Price Differential”: For each Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (a) (i) prior to the occurrence of an Event of Default, the sum of the Applicable Pricing Rate plus the applicable Type Margin, or (ii) following the occurrence and during the continuance of an Event of Default, the Default Rate, and (b) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 2.6

“Price Differential Date”: The eighth (8th) Business Day of each month (or such later date that is three (3) Business Days following Seller’s receipt of an invoice provided by Buyer pursuant to Section 2.6(b).

“Principal Agreements”: This Agreement, the Transactions Terms Letter, the Custodial Agreement, the Disbursement Agent Agreement, any Servicing Agreement together with the related Servicer Notice, the Account Control Agreement, the Joint Account Control Agreement, the Joint Securities Agreement, the Intercreditor Agreement, the Electronic Tracking Agreement, all Trade Assignments and related Purchase Commitments, any Transaction Request and all other documents and instruments evidencing the Transactions, as same may from time to time be supplemented, modified or amended, and any other agreement entered into between Buyer and Seller in connection herewith or therewith.

“Privacy Requirements”: As defined in Section 14.17 of this Agreement.

“Proceeds”: The total amount receivable or received when a Purchased Asset or other Purchased Item is sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto and all escrow withholds and escrow payments for Property Charges, as applicable.

“Property Charges”: All taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

“Purchase Advice”: In connection with each wire transfer to be made to Buyer by Seller or an Approved Investor, a written or electronic notification setting forth (a)(i) the loan number assigned by Seller or last name of the Mortgagor for each Mortgage Loan that is related to the Transaction in connection with which a payment is being made, or (ii) the CUSIP of any related Mortgage-Backed Security; (b) the amount of the wire transfer to be applied in the Transaction; and (c) the total amount of the wire.

“Purchase Commitment”: A trade ticket or other written commitment issued in favor of Seller by an Approved Investor pursuant to which that Approved Investor commits to purchase one or more Purchased Assets, and as to which the Takeout Price for such Purchased Assets is for an amount that is not less than the outstanding Repurchase Price for such Purchased Assets, together with the related correspondent, whole loan or forward purchase agreement by and between Seller and the Approved Investor governing the terms and conditions of any such purchases, all in form and substance satisfactory to Buyer.

“Purchase Date”: The date on which Buyer purchases a Purchased Asset from Seller. If the Purchase Price is paid by wire transfer, the Purchase Date shall be the date such funds are wired. If the Purchase Price is paid by a funding draft, the Purchase Date shall be the date that the draft is posted by the bank on which the draft is drawn.

Exhibit A-17

“Purchase Price”: The price at which each Asset is transferred by Seller to Buyer which, except as otherwise may be set forth in the Transactions Terms Letter, shall be equal to the product of the applicable Type Purchase Price Percentage and the least of (a) the unpaid principal balance of such Asset, (b) the Market Value of such Asset, (c) the Takeout Price committed by the related Approved Investor, if applicable, as evidenced by the related Purchase Commitment, or (d) the purchase price paid by Seller for such Asset in an arms-length transaction with a Person that is not an Affiliate of Seller. For Pooled Mortgage Loans, the Purchase Price shall be the Type Purchase Price Percentage multiplied by the Takeout Price. For the sake of clarity, the Purchase Price for each Mortgage-Backed Security subject to a Transaction pursuant to Section 3.8 shall be the same Purchase Price that was paid for the Purchased Mortgage Loans backing such Mortgage-Backed Security.

“Purchased Assets”: Purchased Mortgage Loans. The term “Purchased Assets” with respect to any Transaction at any time shall also include Mortgage-Backed Securities that replace the related Purchased Mortgage Loans pursuant to Section 3.8.

“Purchased Items”: All now existing and hereafter arising right, title and interest of Seller in, under and to the following:

(a)

all Purchased Mortgage Loans, now owned or hereafter acquired for which a Transaction has been entered into between Buyer and Seller hereunder and for which the Repurchase Price has not been received by Buyer, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, which, from time to time, are delivered, or caused to be delivered, to Buyer (including delivery to a custodian or other third party on behalf of Buyer) as additional security for the performance of Seller’s obligations hereunder;

(b)	subject to the Joint Securities Agreement, all Mortgage-Backed Securities issued in exchange for Purchased Mortgage Loans for which the Repurchase Price has not been received by Buyer;

(c)	subject to the Joint Account Control Agreement, all Income related to the Purchased Assets and all rights to receive such Income;

(d)	(i) all amounts on deposit in the Custodial Account relating directly to the Purchased Mortgage Loans and (ii) the Disbursement Account and all amounts on deposit therein;

(e)

all rights of Seller under all related Purchase Commitments (including the right to receive the related Takeout Price), purchase agreements or other hedging arrangements, agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing, now existing and hereafter arising, covering any part of the Purchased Assets, and all rights to receive documentation relating thereto, and all rights to deliver Purchased Mortgage Loans and related Mortgage-Backed Securities to permanent investors and other purchasers pursuant thereto and all Proceeds resulting from the disposition of such Purchased Assets;

(f)

except to the extent subject to the Joint Securities Agreement and the Joint Account Control Agreement, all now existing and hereafter established accounts maintained with broker dealers by Seller for the purpose of carrying out transactions under Purchase Commitments relating to any part of the Purchased Assets;

Exhibit A-18

(g)	all now existing and hereafter arising rights of Seller to service, administer and/or collect on the Purchased Assets hereunder and any and all rights to the payment of monies on account thereof;

(h)

all Servicing Rights related to the Purchased Mortgage Loans, all related Servicing Records, and all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage Loan Files, including without limitation, the Other Mortgage Loan Documents;

(i)

except to the extent subject to the Joint Securities Agreement and the Joint Account Control Agreement, all now existing and hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the Purchased Assets;

(j)

all mortgage and other insurance and all commitments issued by Insurers, the FHA, the VA or the RD, as applicable, to insure or guaranty any Purchased Asset, including, without limitation, all FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and RD Loan Guaranty Agreements relating to such Purchased Assets and the right to receive all insurance proceeds and condemnation awards that may be payable in respect of the premises encumbered by any Mortgage; and all other documents or instruments delivered to Buyer in respect of the Purchased Assets;

(k)

all documents, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data of Seller relating to Purchased Assets;

(l)	subject to the Joint Securities Agreement and the Joint Account Control Agreement, all rights, but not any obligations or liabilities, of Seller with respect to the Approved Investors;

(m)

all property of Seller, in any form or capacity now or at any time hereafter in the possession or control of Buyer, including, without limitation, all deposit accounts and any funds at any time held therein, into which Proceeds of the Purchased Assets are at any time deposited;

(n)	all Proceeds of the Purchased Assets; and

(o)	any funds of Seller at any time deposited or held in the Margin Call Reserve Account or Funding Deposit Account.

“Purchased Mortgage Loan”: A Mortgage Loan that has been purchased by Buyer from Seller in connection with a Transaction and which has not been repurchased by Seller hereunder.

“QM Rule”: As applicable, (i) 12 C.F.R. Section 1026.43(e), (ii) in the case of a Mortgage Loan insured, guaranteed, or administered by the FHA, 24 C.F.R. § 203.19, or (iii) in the case of a Mortgage Loan insured, guaranteed, or administered by the VA, 38 C.F.R. § 36.4300, and for each section referenced herein, all applicable official staff commentary.

“Qualified Mortgage”: A Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

“Qualified Originator”: Seller or an Approved Originator.

Exhibit A-19

“RD”: The United States Department of Agriculture Rural Development and any successor thereto.

“RD Loan Guaranty Agreement”: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor.

“RD Regulations”: The regulations promulgated by the RD under the Consolidated Farm and Rural Development Act of 1977; and other RD issuances relating to rural housing loans codified in the Code of Federal Regulations.

“Rebuttable Presumption Qualified Mortgage”: Except as otherwise provided herein, a Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by [***] or more percentage points for a first-lien Mortgage Loan or by [***] or more percentage points for a subordinate-lien Mortgage Loan. In the case of a Mortgage Loan insured, guaranteed, or administered by the FHA, a Mortgage Loan that satisfies the points and fees requirements of the QM Rule and has an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by [***] percentage points plus the annual mortgage insurance premium. In the case of a Mortgage Loan insured, guaranteed, or administered by the VA, an interest rate reduction refinance loan that meets the requirements established by VA for streamlined refinance loans to be rebuttable presumption qualified mortgage loans, and does not meet the requirements established by VA for streamlined refinance loans to be safe harbor qualified mortgage loans.

“Register”: As defined in Section 14.5 of this Agreement.

“Rejected Characteristics”: As defined in Section 9.16 of this Agreement.

“Related Credit Enhancement”: As defined in Section 6.1 of this Agreement.

“Reportable Event”: An event described in Section 4043(b) of ERISA with respect to a Plan as to which the thirty (30) days’ notice requirement has not been waived by the PBGC.

“Repurchase Acceleration Event”: Any of the conditions or events set forth in Section 4.2 of this Agreement.

“Repurchase Date”: The date on which Seller is to repurchase a Purchased Asset subject to a Transaction from Buyer, which is either (a) the date specified in the related Transactions Terms Letter and/or Transaction Request or (b) the date identified to Buyer by Seller as the date that the related Purchased Asset is to be sold pursuant to a Purchase Commitment. The Repurchase Date for each Purchased Asset shall in no event occur later than one (1) year after the Purchase Date of such Purchased Asset.

“Repurchase Mortgage Loans”: Any mortgage loan that a Seller has been required to repurchase from an Agency, any Approved Investor or any Person related in any way to a securitization, due to breaches of representations or warranties.

“Repurchase Price”: The price at which a Purchased Asset is to be transferred from Buyer or its designee to Seller or Approved Investor, as applicable, upon termination of a Transaction, which shall equal the sum of (a) the Purchase Price, (b) any applicable fees and indemnities owed by Seller in connection with the Purchased Asset and (c) the Price Differential due on such Purchase Price pursuant to Section 2.6 as of the date of such determination.

“Repurchase Transaction”: As defined in Section 6.5 of this Agreement.

Exhibit A-20

“Request for Temporary Increase”: As defined in Section 2.9 of this Agreement.

“Resolved Asset”: Any Purchased Asset which is repaid in full, sold, repurchased, liquidated, charged-off, or otherwise disposed of.

“Securities Intermediary”: Deutsche Bank National Trust Association, or any successor thereto under the Joint Securities Agreement.

“Safe Harbor Qualified Mortgage”: Except as otherwise provided herein, a Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by [***] or more percentage points for a first-lien Mortgage Loan or by [***] or more percentage points for a subordinate-lien Mortgage Loan. In the case of a Mortgage Loan insured, guaranteed, or administered by the FHA, a Mortgage Loan that satisfies the points and fees requirements of the QM Rule and has an annual percentage rate that is equal to or less than the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by [***] percentage points plus the annual mortgage insurance premium. In the case of a Mortgage Loan insured, guaranteed, or administered by the VA, all Mortgage Loans insured or guaranteed by the VA except for interest rate reduction refinance loans that do not meet the requirements established by VA for streamlined refinance loans to be safe harbor qualified mortgage loans.

“Servicer”: (i) Caliber Home Loans, Inc. or (ii) such other entity responsible for servicing of the Purchased Mortgage Loans and that has been approved by Buyer in writing, or, in each case, any successor or permitted assigns thereof.

“Servicer Notice”: The notice acknowledged by the Servicer which is substantially in the form of Exhibit H hereto.

“Servicer Termination Event”: The occurrence of any of the following conditions or events shall be a

Servicer Termination Event:

(a)	a Servicer ceases to meet the qualifications for maintaining any of its Approvals, such Approvals are revoked or such Approvals are materially modified;

(b)	a Servicer becomes subject to any penalties and/or sanctions by any Agency, HUD, FHA, VA or RD;

(c)	a Servicer fails to service the Eligible Assets subject to Transactions materially in accordance with applicable Agency Guides;

(d)	a Servicer fails to service the Eligible Assets subject to Transactions materially in accordance with the related Servicing Agreement;

(e)

a Servicer fails to maintain all state and federal licenses necessary to do business in any jurisdiction where Mortgaged Property is located if such license is required, or to be in compliance with any licensing laws of any jurisdiction where Mortgage Property is located with respect to the Purchased Assets;

Exhibit A-21

(f)

(i) a Servicer or any of its Subsidiaries or Affiliates, except in the case of Seller, any of its Subsidiaries or Parent, shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Servicer or such other entity on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or (ii) Servicer or any of its Subsidiaries or Affiliates, except in the case of Seller, any of its Subsidiaries or Parent, shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility, any agreement for borrowed funds or any other material agreement entered into by Servicer or such other entity and any third party;

(g)

an Insolvency Event shall have occurred with respect to Servicer or any of its Affiliates or Subsidiaries, except in the case of Seller, any of its Subsidiaries or Parent; or Servicer shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Principal Agreements to which it is a party; or Buyer shall have determined in good faith that Servicer is unable to meet its financial commitments as they come due;

(h)	a Material Adverse Effect with respect to a Servicer shall occur and continue for more than two (2) Business Days following receipt by Seller of notice of such Material Adverse Effect;

(i)

a Servicer fails to make any Servicing Advance required to be made under the related Servicing Agreement, the related Servicer Notice, or this Agreement, as applicable, with respect to the Purchased Assets;

(j)

Seller fails, or fails to cause any Servicer, to deposit all amounts required to be deposited into the Custodial Account by Seller with respect to the Purchased Mortgage Loans when due under this Agreement;

(k)

a Servicer fails to deposit all amounts required to be deposited into any account by such Servicer with respect to the Purchased Mortgage Loans when due under the related Servicing Agreement or the related Servicer Notice;

(l)

termination of a substantial portion of existing servicing contracts or any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between a Servicer or subservicer and any governmental authority or any Agency as to which individually or in the aggregate, in Buyer’s sole and absolute discretion, is reasonably likely to have a Material Adverse Effect;

(m)	the occurrence of an Event of Default; or

(n)	the occurrence of any conditions or events that permit a Servicer to be terminated under a Servicing Agreement or a Servicer initiates termination under a Servicing Agreement.

“Servicing Agreement”: If the Purchased Mortgage Loans are serviced by any servicer that is not Buyer or an Affiliate of Buyer, in each case, the agreement with the third party servicer, in form and substance acceptable to Buyer.

“Servicing Records”: All servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of a Mortgage Loan.

Exhibit A-22

“Servicing Rights”: The contractual, possessory or other rights of Seller, Servicer or any other Person, whether arising under a Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Mortgage Loan or to possess related Servicing Records.

“Settlement Date”: With respect to a Mortgage-Backed Security, the date on which the applicable Agency delivers such Mortgage-Backed Security to the Depository and it is registered as a book-entry security in the name of the Depository.

“Strict Compliance”: The compliance of Seller and Mortgage Loans that are intended to be Agency Eligible Mortgage Loans with the requirements of the applicable Agency Guide, as applicable and as amended by any agreements between Seller and the applicable Agency, sufficient to enable Seller to issue and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Mortgage-Backed Security.

“Subordinated Debt”: Debt of Seller that either (a) has been subordinated to Buyer as provided in this Agreement or (b) has been otherwise approved by Buyer.

“Subsidiary”: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Successor Servicer”: Any successor servicer of the Purchased Mortgage Loans appointed by Buyer as described in Section 6.2(h) of this Agreement.

“S&P”: S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Takeout Price”: The purchase price to be paid for a Purchased Asset or related Mortgage-Backed Security by the related Approved Investor pursuant to the related Purchase Commitment.

“Taxes”: As defined in Section 12.3(a) of this Agreement.

“Temporary Increase”: As defined in Section 2.9 of this Agreement.

“Temporary Aggregate Transaction Limit”: As defined in Section 2.9 of this Agreement.

“TILA-RESPA Integrated Disclosure Rule”: The Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Financial Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.

“Trade Assignment”: An assignment to Buyer of a forward trade between an Approved Investor and Seller with respect to one or more Purchased Assets or related Mortgage-Backed Security, in each case in substantially the form of Exhibit J, together with the related Purchase Commitment that has been fully executed, is enforceable and is in full force and effect and confirms the details of such forward trade.

“Transaction”: As set forth in the Recitals of this Agreement.

Exhibit A-23

“Transaction Request”: A written request via email or via such other method as may be approved by Buyer, in its sole discretion, in the format approved by Buyer and containing the information set forth in Exhibit L or in such other form as may be approved by Buyer, in its sole discretion, from Seller to Disbursement Agent and Buyer notifying Disbursement Agent and Buyer that Seller wishes to enter into a Transaction hereunder that indicates that it is a Transaction Request under this Agreement; provided that if a Purchased Asset has an Asset Value of zero by operation of clause (b) of the definition of “Asset Value” as a result of such Purchased Asset that was a Wet Mortgage Loan exceeding its Maximum Dwell Time, and subsequently the Custodian provides an email notification to Buyer and Seller that such Purchased Asset has become a Dry Mortgage Loan, such email notification shall be deemed to be, and Seller hereby acknowledges and agrees that such email notification shall constitute, (i) notification to Buyer by Seller that Seller wishes to enter into a Transaction hereunder, (ii) a Transaction Request with respect to such Purchased Asset with a Repurchase Date and an Aggregate Outstanding Purchase Price with respect to such Purchased Asset the same as the Repurchase Date and Aggregate Outstanding Purchase Price with respect to such Purchased Asset, as applicable, with respect to the previous Transaction Request with respect to the applicable Mortgage Loan related to such Repurchased Asset and the Seller’s wiring instructions with respect to such Purchased Asset as the Wire-out Account at the following: Bank Name: Wells Fargo Bank, N.A.; ABA Number: [***]; Acct. Name: MPS Disbursement Agent; Account Number: [***]; FFC: [***], (iii) a representation and warranty by Seller that (a) as of the applicable Purchase Date, all conditions precedent to a Transaction as set forth in Section 7.1 and Section 7.2, as applicable of this Agreement have been satisfied, (b) the representations and warranties of Seller set forth in Article 8 of this Agreement are true and correct in all material respects as if made on and as of the date of the applicable Transaction and (c) no Potential Default, Event of Early Termination, Event of Default, Material Adverse Effect with respect to Seller or Cease Funding Event has occurred and is continuing.

“Transactions Terms Letter”: The document executed by Buyer and Seller, referencing this Agreement and setting forth certain specific terms, and any additional terms, with respect to this Agreement.

“Type”: A specific type of Purchased Asset, as set forth in the Transactions Terms Letter.

“Type Margin”: With respect to each Type of Purchased Asset, the corresponding annual rate of interest for such Type as set forth in the Transactions Terms Letter that shall be added to the Applicable Pricing Rate to determine the annual rate of interest for the related Purchase Price.

“Type Purchase Price Percentage”: With respect to each Type of Purchased Asset, the corresponding purchase price percentage for such Type, as set forth in the Transactions Terms Letter.

“Type Sublimit”: Any of the applicable Type Sublimits, as set forth in the Transactions Terms Letter.

“Uniform Commercial Code”: The Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“VA”: The Department of Veterans Affairs and any successor thereto.

“VA Loan Guaranty Agreement”: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, together with all amendments, modifications, supplements and restatements thereto.

Exhibit A-24

“VA Regulations”: Regulations promulgated by the U.S. Department of Veterans Affairs pursuant to the Servicemen’s Readjustment Act, as amended, codified in 38 Code of Federal Regulations, and other VA issuances relating to Government Mortgage Loans, including related handbooks, circulars and notices.

“Wet Mortgage Loan”: A closed and fully funded Mortgage Loan that Buyer purchases from Seller on the closing date of such Mortgage Loan prior to receipt by Buyer or its Custodian of the related Mortgage Loan Documents, subject to Seller’s obligation to deliver the related Mortgage Loan Documents to Buyer or its Custodian within the applicable Maximum Dwell Time with respect to Seller’s obligation to deliver the related Mortgage Loan Documents to Buyer or its Custodian. For the sake of clarity, no Correspondent Mortgage Loan shall be a Wet Mortgage Loan.

“Wire-out Account”: The account defined and provided for as the “Haircut Account” in the Disbursement Agent Agreement.

“Write-Down and Conversion Powers”: With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Exhibit A-25

EXHIBIT B

FORM OF IRREVOCABLE CLOSING INSTRUCTIONS

[_______], 20__

_____________________ (“Closing Agent”)

_____________________

_____________________

Dear ________________

Re:	Irrevocable Closing Instructions

Closing Protection Letter Issued By, if applicable: ______________________________

Ladies and Gentlemen:

This letter is being sent in accordance with that Master Repurchase Agreement dated as of August 27, 2019 (the “Agreement”) between Caliber Home Loans, Inc. (“Seller”) and Deutsche Bank AG New York Branch (“Buyer”), the terms of which do not affect Closing Agent except as set forth herein.

Pursuant to the Agreement, you have been identified as either:

•	the title insurer to close and provide title insurance on certain mortgage loans made by Seller; or

•	the closing agent to close and fund certain mortgage loans made by Seller and covered by the above referenced closing protection letter (the “Mortgage Loans”).

From time to time, Buyer will wire, or will cause to be wired, to you, for the account of Seller, funds requested by Seller under the terms of the Agreement to be used by you for the purpose of funding such Mortgage Loan(s) and for no other purpose. Notwithstanding anything to the contrary contained herein, you are not to distribute any of such funds to Seller. You must immediately return the funds to Buyer at the following account if one of the following conditions occurs:

•	You do not close any Mortgage Loan within [__] ([__]) hours of the time you receive the applicable funds; or

•

You receive funds for a Mortgage Loan for which you have not been instructed by Seller to (a) obtain title insurance from the title insurance company specified in the above referenced closing protection letter or (b) underwrite the title insurance.

Bank:	[***]
ABA No.:	[***]
Account Name:	[***]
Account No.:	[***]
FFC:	[***]

Exhibit B-1

If the Mortgage Loan Documents (as described below) have not been delivered to Seller prior to the funding of the Transaction, within [__] ([__]) hours of closing any Mortgage Loan, unless otherwise instructed by Buyer, you must deliver to Seller, the following Mortgage Loan Documents:

(o)	the original mortgage note evidencing the Mortgage Loan, endorsed by Seller in blank, with a complete chain from the originator to Seller;

(p)

if in your possession, an original assignment in blank executed by Seller for the mortgage or deed of trust securing the mortgage note, in recordable form but unrecorded, with a complete chain of intervening assignments from the originator to Seller;

(q)	a certified copy of the executed mortgage or deed of trust securing the mortgage note; and

(r)

an original or copy of the title insurance policy insuring the first lien position of the mortgage or deed of trust, as applicable, in at least the original principal amount of the related mortgage note and containing only those exceptions permitted by the purchase commitment, as set forth in the final closing instructions referred to below, or an unconditional commitment to issue such a title insurance policy, or a preliminary report and instructions received from Seller relating to the issuance of such a title insurance policy.

With respect to each Mortgage Loan for which you act as Closing Agent, Seller will deliver to you final closing instructions specific to such Mortgage Loan. In the event that the terms of the final closing instructions contradict the terms of these irrevocable closing instructions, the terms of these irrevocable closing instructions shall govern. Permission to change the scheduled closing date for any Mortgage Loan beyond the time permitted herein or permission to otherwise deviate from these irrevocable closing instructions must be furnished to you in a writing signed by Buyer and Seller.

By your participation in the closing and funding of a Mortgage Loan as Closing Agent, you agree to act as Buyer’s bailee with respect to such Mortgage Loan and the Mortgage Loan Documents referenced above and you thereby acknowledge your responsibility to Buyer as holder of an interest in such Mortgage Loan and to care for and protect Buyer’s interest in such Mortgage Loan. Facsimile or electronically imaged signatures on these instructions shall be deemed valid and binding to the same extent as the original.

Exhibit B-2

EXHIBIT C

FORM OF OFFICER’S CERTIFICATE

I, ___________________________, do hereby certify that I am the duly elected authorized [Chief Financial Officer][Treasurer][Controller] of Caliber Home Loans, Inc. (“Seller”). This certificate is delivered in connection with Section 9.1(c) of the Master Repurchase Agreement dated as of August 27, 2019 between Seller and Deutsche Bank AG New York Branch (“Buyer”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). I do hereby certify that, as of the date of the financial statements attached hereto and as of month end for [MONTH/YEAR], Seller is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that as of month end for [MONTH/YEAR]:

(a)	Adjusted Tangible Net Worth. The Adjusted Tangible Net Worth of Seller on a consolidated basis as of month end for [MONTH/YEAR], is not less than $[AMOUNT SET FORTH IN TRANSACTIONS TERMS LETTER].

This calculation is set forth as Item I in Schedule 1 attached hereto.

(b)	Liquidity. Seller’s Liquidity on a consolidated basis, as of month end for [MONTH/YEAR] was equal to or greater than $[AMOUNT SET FORTH IN TRANSACTIONS TERMS LETTER].

This calculation, and the portion of such amount that relates to any amounts on deposit pursuant to a warehouse or repurchase facility in excess of the amounts required to be deposited therein, is set forth as Item II in Schedule 1 attached hereto.

(c)	Leverage Ratio. As of month end for [MONTH/YEAR], the ratio of Seller’s Debt to Adjusted Tangible Net Worth, does not exceed $[RATIO SET FORTH IN TRANSACTIONS TERMS LETTER].

This calculation is set forth as Item III in Schedule 1 attached hereto.

(d)

Financing Facilities and Debt. Except as set forth in Schedule 3 attached hereto, Seller has not entered into any mortgage financing facilities, including, without limitation, any warehouse, repurchase, purchase or off-balance sheet facilities. All Debt (other than the Debt evidenced by the Agreement) of Seller existing as of month end for [MONTH/YEAR] is listed on Schedule 2 hereto.

(e)

Financial Statements. The financial statements attached hereto fairly and accurately present the consolidated financial condition, results of operations and cash flows of Seller (and its Subsidiaries, on a consolidated basis), in accordance with GAAP, consistently applied, as of month end for [MONTH/YEAR] (subject to normal year-end adjustments).

(f)

Litigation. As of month end for [MONTH/YEAR], the aggregate amounts accrued in accordance with GAAP with respect to actions, suits or proceedings, and actions, suits or proceedings against Seller, with respect to which there is a reasonable likelihood of an adverse determination is less than $[***] with respect to Seller.

(g)

Government Insuring. Attached hereto as Schedule 5 is a true and correct summary, on a mortgage loan by mortgage loan basis, of any Purchased Mortgage Loan that is a Government Mortgage Loan for which the applicable FHA Mortgage Insurance, a VA loan guaranty or an RD loan guaranty has not been issued within forty-five (45) calendar days of the related Purchase Date.

Exhibit C-1

(h)

Documentation. Seller has performed the documentation procedures required by its operational guidelines with respect to endorsements and assignments, including the recordation of assignments, or has verified that such documentation procedures have been performed by a prior holder of such Mortgage Loan.

(i)

Compliance. Seller has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in the Agreement and the other Principal Agreements to be observed, performed and satisfied by it.

(j)

Regulatory Action. There are no actions, claims, suits, investigations or proceedings pending, or to the knowledge of Seller, threatened, or affecting Seller or any of its Subsidiaries or Parent or any of the property thereof in any court or before or by any arbitrator, government commission, board, bureau or other administrative agency that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect with respect to Seller or its Parent.

(k)

No Event of Default or Other Matters. No Event of Default, Event of Early Termination, Potential Default, Material Adverse Effect with respect to Seller or Cease Funding Event has occurred or is continuing.

(l)	Originations. Attached hereto as Schedule 4 is a true and correct summary of all Mortgage Loans originated by each Seller during the calendar month listed on Schedule 4.

(m)	Hedging. Each Seller’s hedging policy as of the Effective Date has remained unchanged, other than as attached hereto as Schedule 6.

(n)

Repurchases and Indemnification/Make-Whole. Attached hereto as Schedule 7 is a true and correct summary, including but not limited to the applicable loan numbers and a flag indicating the applicability of each category set forth in clauses (a) or (b), of the (a) pending repurchase demands and indemnification/Make-Whole, (b) satisfied repurchase demands and indemnification/Make-Whole, and (c) total repurchase demands and indemnification/Make-Whole. For purposes of clarity, such Schedule 7 shall include the loan number for each loan included in such summary, as well as the classification of each such loan in each category set forth in clauses (a) or (b) above (i.e., pending repurchase demands and indemnification/Make-Whole or satisfied repurchase demands and indemnification/Make-Whole).

(o)

Repurchases and Early Payment Default Requests. Attached hereto as Schedule 8 is a true and correct summary of the portfolio performance including representation breaches, missing document breaches, repurchase due to fraud, early payment default requests, summarized on the basis of (a) pending repurchase demands (including weighted average duration of outstanding request), (b) satisfied repurchase demands and (c) total repurchase demands.

(p)

Most Favored Status. Except as set forth on a schedule attached hereto, Seller or any Affiliate has not entered into a repurchase agreement or credit facility that is substantially similar to the Transactions contemplated under the Agreement in respect of asset type and term with any Person other than Buyer or an Affiliate of Buyer which by its terms provides more favorable terms to the buyer, lender or other party with respect to such repurchase agreement or credit facility, as applicable, with respect to any financial covenants set forth in Section 9.14 of the Agreement or any substantially similar covenants.

Exhibit C-2

IN WITNESS WHEREOF, I have set my hand this _____ day of ___________, 20__.

CALIBER HOME LOANS, INC.

By:
Name:
Title:

Exhibit C-3

SCHEDULE 1 TO OFFICER’S COMPLIANCE CERTIFICATE

CALCULATIONS OF FINANCIAL COVENANTS

As of the calendar month ended [DATE]

I.	Adjusted Tangible Net Worth

II.	Liquidity

III.	Leverage Ratio

IV.	Net Income

Exhibit C-4

SCHEDULE 2 TO OFFICER’S COMPLIANCE CERTIFICATE

DEBT AS OF ____________________________

LENDER	TOTAL FACILITY SIZE	$ AMOUNT COMMITTED	OUTSTANDING DEBT	EXPIRATION DATE

Exhibit C-5

SCHEDULE 3 TO OFFICER’S COMPLIANCE CERTIFICATE

FINANCING FACILITIES

Exhibit C-6

SCHEDULE 4 TO OFFICER’S COMPLIANCE CERTIFICATE

OVERALL MORTGAGE LOAN ORIGINATIONS

Caliber Home Loans, Inc.

TOTAL LOAN PRODUCTION FOR THE MONTH ENDED

[__] [__], 20[__]

	$ Volume	# Loans	% of $
Conventional
Jumbo
Government
HELOC
Alt A
Non-Agency
Broker
Total
Purchase
Refinance
Total
Fixed
ARM
Total
Retail Originations
Wholesale Originations
Consumer Direct Originations
Correspondent Originations
Total
First Lien Mortgage
Second Lien Mortgage
Total
Credit Score Range
<= 639
640 - 659
660 - 699
700 - 719
720 - 739
740 - 759
760 - 779
>= 780
Total	$—	—	0%

Exhibit C-7

TOTAL LOAN PRODUCTION YTD

[__] [__], 20[__]

	$ Volume	# Loans	% of $
Conventional
Jumbos
Government
HELOC
Alt A
Non-Agency
Broker
Total
Purchases
Refinances
Total
Fixed
ARM
Balloon
Total
Retail Originations
Wholesale Originations
Consumer Direct Originations
Correspondent Originations
Total
First Lien Mortgage
Second Lien Mortgage
Total
Credit Score Range
<= 639
640 - 659
660 - 699
700 - 719
720 - 739
740 - 759
760 - 779
>= 780
Total

Exhibit C-8

SCHEDULE 5 TO OFFICER’S COMPLIANCE CERTIFICATE

GOVERNMENT INSURING

Exhibit C-9

SCHEDULE 6 TO OFFICER’S COMPLIANCE CERTIFICATE

HEDGING POLICY

Exhibit C-10

SCHEDULE 7 TO OFFICER’S COMPLIANCE CERTIFICATE

REPURCHASES AND INDEMNIFICATION

As of [__][__], 20[__]

YTD Satisfied Repurchase Claims
Investor Name	Loan Count	Original Loan Amount ($)	Cumulative Repurchase Price ($)
Bond
Total	—	—	—
Pending Outstanding Repurchase Exposure
Investor Name	Loan Count	Original Loan Amount ($)	Estimated Repurchase Price ($)
Total	—	—	—
Satisfied/Agreed Make Whole Summary (YTD 2019)
Investor Name	Loan Count	Original Loan Amount ($)	Make Whole Amount ($)
Total	—	—	—

Exhibit C-11

EXHIBIT D

ASSIGNMENT OF CLOSING PROTECTION LETTER

CALIBER HOME LOANS, INC. (“Assignor”) declares that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it does hereby convey, transfer, assign, deliver and give to Assignee, and hereby expressly subrogates DEUTSCHE BANK AG NEW YORK BRANCH (“Assignee”) unto, all of Assignor’s claims, demands, rights and causes of action, past, present or future, that Assignor has for loss or damage covered by the closing protection letter issued by [Title Company] attached hereto (“Closing Protection Letter”). Such rights being assigned by Assignor hereunder include, without limitation, the right to demand, sue, collect, receive, protect, preserve and enforce performance under the Closing Protection Letter. Assignee shall succeed to all rights of recovery of Assignor under the Closing Protection Letter and Assignor shall execute such instruments and documents necessary and proper to further secure such rights to Assignee and shall not act in any manner hereafter to prejudice or impair the rights of Assignee. Assignor hereby grants Assignee an irrevocable mandate and power of attorney coupled with an interest with full power of substitution to transact this act of assignment and subrogation. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Master Repurchase Agreement (as amended, restated, supplemented or modified from time to time) between Assignor and Assignee.

IN WITNESS WHEREOF, the Assignor has caused this assignment to be duly executed as of [_______], 20__.

CALIBER HOME LOANS, INC.

By:

Name:

Title:

Exhibit D-1

EXHIBIT E

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, Deutsche Bank AG New York Branch (“Buyer”) and Caliber Home Loans, Inc. (“Seller”) have entered into the Master Repurchase Agreement, dated as of August 27, 2019 (the “Agreement”), pursuant to which Buyer has agreed to purchase from Seller certain mortgage loans from time to time, subject to the terms and conditions set forth therein; and

WHEREAS, Seller has agreed to give to Buyer a power of attorney on the terms and conditions contained herein in order for Buyer to take any action set forth below that Buyer may deem necessary or advisable to accomplish the purposes of the Agreement.

NOW, THEREFORE, Seller hereby irrevocably constitutes and appoints Buyer its true and lawful Attorney-in-Fact, with full power and authority hereby conferred in its name, place and stead and for its use and benefit, to do and perform any of the following actions in connection with assets purchased by Buyer from Seller under the Agreement (the “Purchased Assets”) or as otherwise provided below:

(1)	to receive, endorse and collect all checks made payable to the order of Seller representing any payment on account of the Purchased Assets;

(2)	to assign or endorse any mortgage, deed of trust, promissory note or other instrument relating to the Purchased Assets;

(3)

to correct any assignment, mortgage, deed of trust or promissory note or other instrument relating to the Purchased Assets, including, without limitation, unendorsing and re-endorsing a promissory note to another investor;

(4)	to complete and execute lost note affidavits or other lost document affidavits relating to the Purchased Assets;

(5)	to issue title requests and instructions relating to the Purchased Assets; and

(6)	to give notice to any individual or entity of its interest in the Purchased Assets under the Agreement.

Seller hereby ratifies and confirms all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

Third parties without actual notice may rely upon the power granted under this Power of Attorney upon the exercise of such power by the Attorney-in-Fact.

Exhibit E-1

CALIBER HOME LOANS, INC.

By:

Name:

Title:

WITNESS my hand this ____ day of _____________, 20___.

STATE OF

County of

This instrument was acknowledged, subscribed and sworn to before me this _____ day of _________, by ______________________________________

Notary Public

My Commission Expires:

Notary Seal:

Exhibit E-2

EXHIBIT F

[RESERVED]

Exhibit F-1

EXHIBIT G

WIRING INSTRUCTIONS

Buyer’s Wire Instructions:

Bank:	[***]
ABA No.:	[***]
Account No.:	[***]
Account Name:	[***]
Attention:	[***]
Reference:	[***]

These wiring instructions may not be changed except by an authorized representative of Buyer.

Exhibit G-1

EXHIBIT H

FORM OF SERVICER NOTICE

[_______], 20__

[_______________], as Servicer

[ADDRESS]

Attention: __________________

Re:	Master Repurchase Agreement dated as of August 27, 2019 (the “Agreement”) among Caliber Home Loans, Inc. (“Seller”) and Deutsche Bank AG New York Branch (“Buyer”)

Ladies and Gentlemen:

[_______________________]    (“Servicer”) is servicing certain mortgage loans for Seller pursuant to that certain Servicing Agreement dated as of [_______] (the “Servicing Agreement”) between Servicer and Seller. Pursuant to the Agreement between Buyer and [_______], Servicer is hereby notified that Seller may from time to time sell to Buyer certain mortgage loans which are then currently being serviced by Servicer pursuant to the terms of the Servicing Agreement.

Section 1. Direction Notice.

(a)

Upon receipt of notice from Buyer (a “Direction Notice”) in which Buyer shall identify the mortgage loans which are sold to Buyer under the Agreement (the “Mortgage Loans”), Servicer shall segregate all amounts collected on account of such Mortgage Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions. Further, Servicer shall follow the instructions of Buyer with respect to the Mortgage Loans, and shall deliver to Buyer any information with respect to the Mortgage Loans as reasonably requested by Buyer.

(b)

Notwithstanding any contrary information which may be delivered to the Servicer by Seller, Servicer may conclusively rely on any information delivered by Buyer, and Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information.

Section 2. No Modification of the Servicing Agreement. Without the prior written consent of Buyer exercised in Buyer’s sole discretion, Servicer shall not agree to (a) any modification, amendment or waiver of the Servicing Agreement; (b) any termination of the Servicing Agreement or (c) the assignment, transfer, or material delegation of any of its rights or obligations under the Servicing Agreement.

Section 3. Right of Termination. Subject to Seller’s appointment right set forth in the first sentence of Section 6.2(n) of the Agreement, Buyer shall have the right to terminate the Servicer’s rights and obligations to service the Mortgage Loans under the Servicing Agreement in accordance with the terms thereof. Any fees due to the Servicer (a) in connection with any termination shall be paid by Seller and (b) incurred following receipt of a Direction Notice shall be paid by Buyer to the extent that such fees relate to the Mortgage Loans that are subject to the Servicing Agreement. Seller and Servicer shall cooperate in transferring the servicing with respect to such Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion, subject to Seller’s appointment right set forth in the first sentence of Section 6.2(n) of the Agreement.

Exhibit H-1

Section 4. Notices. All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by facsimile, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:

Any notices to Buyer should be delivered to the following addresses:

Deutsche Bank AG New York Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street, 5th Floor

New York, New York 10005

Attention: Timothy Crowley

Telephone: (212) 250-3455

Email: tim.crowley@db.com

Any notices to Servicer should be delivered to the following addresses:

[                ]

Any notices to Seller should be delivered to the following addresses:

Caliber Home Loans, Inc.

1525 South Belt Line Rd.

Coppell, TX 75019

Attention: Glenn Minkoff

E-mail: glenn.minkoff@caliberhomeloans.com

With copies to:

Caliber Home Loans, Inc.

1525 South Belt Line Rd.

Coppell, TX 75019

Attention: John Hsu

E-mail: john.hsu@caliberhomeloans.com

Section 5. Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 6. Entire Agreement; Severability. This agreement shall supersede any existing agreements between the parties containing general terms and conditions for the servicing of the Mortgage Loans. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)

This agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

Exhibit H-2

(b)

All legal actions between or among the parties regarding this agreement, including, without limitation, legal actions to enforce this agreement or because of a dispute, breach or default of this agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions. The parties hereto irrevocably consent and agree that venue in such courts shall be convenient and appropriate for all purposes and, to the extent permitted by law, waive any objection that they may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The parties hereto further irrevocably consent and agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 4, and that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(c)

The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement or the transactions contemplated hereby or thereby.

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Exhibit H-3

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

DEUTSCHE BANK AG NEW YORK BRANCH, as Buyer

By:
Name:
Title:

CALIBER HOME LOANS, INC., as Seller

By:
Name:
Title:

[ ], as Servicer

By:
Name:
Title:

Exhibit H-4

EXHIBIT I

REPRESENTATIONS AND WARRANTIES

Representations and Warranties Concerning Purchased Assets. Seller represents and warrants to and covenants with Buyer that the following are true and correct with respect to each Purchased Asset as of the related Purchase Date through and until the date on which such Purchased Asset is repurchased by Seller. With respect to those representations and warranties which are made to Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty:

(a)

Eligible Asset. The Mortgage Loan is an Eligible Mortgage Loan. The Mortgage Loan is a legal, valid and binding obligation of the Mortgagor thereunder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and subject to no offset, defense or counterclaim, obligating Mortgagor to make the payments specified therein.

(b)

Purchase Commitment; Trade Assignment. Unless otherwise stated in the Transactions Terms Letter, the Asset is covered by a Purchase Commitment that (i) does not exceed the availability under such Purchase Commitment (taking into consideration mortgage loans or securities, as applicable, which have been purchased by the respective Approved Investor under the Purchase Commitment), (ii) conforms to the requirements and the specifications set forth in such Purchase Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Approved Investor, and (iii) is eligible for sale to and insurance or guaranty by, respectively, the applicable Approved Investor and any applicable insurer. Each such Purchase Commitment is enforceable, in full force and effect, and if such Asset is a Pooled Mortgage Loan, other than with respect to Pooled Mortgage Loans under the Joint Securities Agreement, such Purchase Commitment is validly and effectively assigned to Buyer pursuant to a Trade Assignment. If applicable, each such Trade Assignment is enforceable and in full force and effect, and was delivered by Seller to Buyer in accordance with the requirements set forth in Section 7.2(e) and 7.2(p). Each Purchase Commitment and Trade Assignment, as applicable, is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)

Asset Data Record. The information contained in the Transaction Request and the Asset Data Record is true, correct and complete and the Mortgage Loan conforms to the description thereof on the related Asset Data Record.

(d)

Origination and Servicing. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. The Mortgage Loan has been originated and serviced in compliance with Accepted Servicing Practices, applicable Agency Guides, the Applicable Underwriting Guidelines and Insurer requirements and all applicable federal, state and local statutes, regulations and rules, including, without limitation, the Federal Truth-in-Lending Act of 1968, as amended, and Regulation Z thereunder, the Federal Fair Credit Reporting Act, the Federal Equal Credit Opportunity Act, the Federal Real Estate Settlement Procedures Act of

Exhibit I-1

1974, as amended, and Regulation X thereunder, and all applicable usury, licensing, real property, consumer protection and other laws. With respect to escrow deposits and escrow payments to the extent the Mortgage Loan requires such escrow payments, all such payments are in the possession of, or under the control of, Seller and any interest required to be paid pursuant to state, federal and local law has been properly paid and credited. All escrow payments have been collected in full compliance with state and federal law. No escrow deposits or escrow payments or other charges or payments due to Seller have been capitalized under the Mortgage, the Mortgage Note or any related Mortgage Loan Document.

(e)

Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Asset have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, any evidence of compliance with all such requirements that Seller is required to maintain or cause to be maintained pursuant to such laws or the requirements of any Governmental Authority.

(f)

Validity of Mortgage Documents. The Mortgage Loan is evidenced by instruments acceptable to FHA, VA, RD, Fannie Mae, Freddie Mac or the Approved Investor, as applicable, given the type of Mortgage Loan. The Mortgage Loan Documents, Other Mortgage Loan Documents and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan, and all signatures thereon, are complete, authentic and genuine, and each such document is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as may be limited by bankruptcy or other laws affecting the enforcement of creditor’s rights generally, and there are no rights of rescission, set-offs, counterclaims or other defenses with respect thereto. All parties to the Mortgage Loan Documents, Other Mortgage Loan Documents and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, had legal capacity to enter into the Mortgage Loan and to execute and deliver any such instrument or agreement and such instrument or agreement has been duly and properly executed by such related parties. Seller has reviewed all of the documents constituting the Mortgage Loan File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

(g)

No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the due date of the first installment of principal and interest thereunder.

Exhibit I-2

(h)

Private Mortgage Insurance. If required by the applicable Agency Guide, each Conventional Conforming Mortgage Loan is insured by a policy of private mortgage insurance in the amount required by the applicable Agency, and by an Insurer and all provisions of such private mortgage insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. To the best of Seller’s knowledge, there are no defenses, counterclaims or rights of setoff affecting the Conventional Conforming Mortgage Loan or affecting the validity or enforceability of any private mortgage insurance applicable to such Mortgage Loan.

(i)

Original Terms Unmodified. The terms of the Mortgage Note, the Mortgage and each other related Mortgage Loan Document have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Asset Data Record; provided, that none of the payment terms, interest rate, maturity date or other material terms have been impaired, waived, altered or modified in any respect. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected in the Asset Data Record. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage Loan File delivered to Custodian. The related Mortgage Note, Mortgage and each other related Mortgage Loan Document contain the entire agreement of the parties and all of the obligations of Seller under the related Mortgage Loan.

(j)

No Defenses. To the best of Seller’s knowledge, the Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note, the Mortgage or any other related Mortgage Loan Document, or the exercise of any right thereunder, render any of the Mortgage Note, the Mortgage or any other related Mortgage Loan Document unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding. No rescission notice and/or notice of right to cancel was improperly delivered to the Mortgagor in respect of the Mortgage Loan, and the rescission period related to the Mortgage Loan has expired.

(k)

No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(l)

No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors, have waived any default, breach, violation or event of acceleration.

(m)

No Waiver. The terms of the Mortgage Loan have not been waived, impaired, changed or modified, except to the extent such amendment or modification has been disclosed to Buyer in writing and does not affect the salability of the Mortgage Loan pursuant to the applicable Purchase Commitment; provided, that none of the payment terms, interest rate, maturity date or other material terms have been impaired, waived, altered or modified in any respect.

Exhibit I-3

(n)

Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial or non-judicial foreclosure, in each case subject to applicable law. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, each Mortgaged Property pursuant to the proper procedures and subject to applicable law, the holder of the Mortgage Loan will be able to deliver good and merchantable title to each Mortgaged Property. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (1) the ability of Seller, Buyer or any servicer, subservicer or any successor servicer or successor subservicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (2) the ability of Seller, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage. The Mortgage Note and Mortgage are on forms acceptable to FHA, VA, RD, Freddie Mac or Fannie Mae.

(o)

Location and Type of Mortgaged Property. The Mortgaged Property consists of a single or adjacent parcels of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or such other dwelling(s) conforming with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or conforming to the Applicable Underwriting Guidelines acceptable to Buyer in its sole and absolute discretion; provided that no residence or dwelling is a condominium unit (unless the related Mortgage Loan was originated in compliance with the Agency Guides or the Applicable Underwriting Guidelines), a mobile home, a manufactured home (other than a manufactured home that meets the criteria set forth in the definition of Manufactured Home Loan) or a cooperative apartment (unless the related Mortgage Loan was originated in compliance with the Agency Guides or the Applicable Underwriting Guidelines). Unless otherwise permitted pursuant to the applicable Agency Guides in effect as of the applicable date of determination, no Mortgage Loan is secured by a multi-family, mixed-use or commercial property, nor is any portion of the Mortgaged Property used for commercial purposes.

(p)

Location of Improvements; No Encroachments. (i) If required pursuant to the applicable Agency Guide in effect as of the applicable date of determination, an appraisal was obtained on each Mortgaged Property. (ii) Unless otherwise permitted pursuant to the applicable Agency Guides in effect as of the applicable date of determination, all improvements which were considered in determining the appraised value of the Mortgaged Property, assuming that an appraisal was obtained, lie wholly within the boundaries and building restriction lines of the Mortgaged Property, no improvements on adjoining properties encroached upon the Mortgaged Property and no improvements encroach upon any easements. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation or each such improvement constitutes legal non-conforming use of structure.

Exhibit I-4

(q)

Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is or will be lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With regard to any Mortgage Loan serving as the primary residence of the related Mortgagor, the Mortgaged Property is “owner-occupied”.

(r)

Lien Position. The Mortgage Loan is secured by a valid, subsisting and enforceable first priority lien on the Mortgaged Property, including all buildings on the Mortgage Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing, under the laws of the state where the related mortgaged property is located, subject only to:

(i)	the lien of current real property taxes and assessments not yet due and payable;

(ii)

covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (1) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (2) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and

(iii)

other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(s)

No Future Advances. The full original principal amount of each Mortgage Loan, net of any discounts, has been fully advanced or disbursed to the Mortgagor named therein, except with respect to specific mortgage products agreed upon by Buyer in writing in its sole and absolute discretion. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage. With respect to any Mortgage Loan, the terms of which require Seller to make additional advances or disbursements to or on behalf of the Mortgagor named therein after the date of origination, Seller has made all such advances and disbursements in accordance with the terms of the Mortgage and/or the terms and conditions of the related mortgage loan program, and such additional amounts have been advanced or disbursed from such Seller’s own funds, and not from funds representing any Purchase Price paid by Buyer to such Seller hereunder. For all Mortgage Loans other than specific mortgage products agreed upon by Buyer in writing in its sole and absolute discretion, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied.

Exhibit I-5

(t)

Ownership. Seller owns and has full right to sell the Asset to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Asset pursuant to this Agreement and following the sale of each Asset, Buyer will own such Asset free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement. Other than any Mortgage Loan with a Purchase Date on or prior to August 30, 2019 and previously pledged, sold or transferred to Buyer or any Affiliate of Buyer, Seller has not previously pledged, sold or otherwise transferred such Asset to any Person.

(u)

Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (1) organized under the laws of such state, (2) qualified to do business in such state, (3) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (4) not doing business in such state.

(v)

Hazard Insurance. The Mortgage Loan is covered by a policy of hazard insurance and insurance against other insurable risks and hazards as are customary in the area where the Mortgaged Property is located as required by the applicable Agency Guides and in accordance with the Applicable Underwriting Guidelines and the Agency Guides, as applicable, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, and (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property or such maximum lesser amount as permitted by the applicable Agency Guides and applicable law, all in a form usual and customary in the industry and that is in full force and effect, and all amounts required to have been paid under any such policy have been paid. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by such Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance; provided that the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s

Exhibit I-6

having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by such Seller.

(w)

Title Insurance. A valid and enforceable title insurance policy has been issued or a commitment to issue such title insurance policy has been obtained for the Mortgage Loan in an amount not less than the original principal amount of such Mortgage Loan, which title insurance policy insures that the Mortgage relating thereto is a valid first lien on the property therein described and that the mortgaged property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage and otherwise in compliance with the requirements of the applicable Approved Investor. The title insurance company that issued the applicable Closing Protection Letter has also issued or has committed to issue the title insurance policy. Seller, its successors and assigns, are the sole insureds of such title insurance policy, and such title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. All premiums on such title insurance have been paid and no claims have been made under such title insurance policy, and no prior holder, servicer or subservicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller. Seller is in possession of the documents set forth in Section 3.7(a) in accordance with Section 3.7(a) and Section 9.9.

(x)

Assignment. The Assignment (i) has been duly authorized by all necessary corporate action by Seller, duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and (ii) complies with all applicable laws including all applicable recording, filing and registration laws and regulations and is adequate and legally sufficient for the purpose intended to be accomplished thereby, including, without limitation, the assignment of all of the rights, powers and benefits of Seller as mortgagee.

(y)

No Fraud. No error, omission, misrepresentation, negligence, fraud or similar occurrence has taken place with respect to the Mortgage Loan on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

(z)

Compliance with Guidelines. The Mortgage Loan was originated in compliance with, and remains in compliance with, the Applicable Underwriting Guidelines. Each Agency Eligible Mortgage Loan was originated in Strict Compliance with and remains in compliance with the applicable Agency Guide. Each HARP Mortgage Loan was originated in Strict Compliance with and remains in compliance with the Agency Guides and the guidance issued by the Federal Housing Finance Authority, Fannie Mae and Freddie Mac for origination of mortgage loans under the Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time).

Exhibit I-7

(aa)

Transfer of Mortgage Loans. Except with respect to Mortgage Loans registered with MERS, the Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(bb)

Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(cc)

No Buydown Provisions; No Graduated Payments or Contingent Interests. Except with respect to Agency Eligible Mortgage Loans, the Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(dd)

No Condemnation Proceeding. To the best of Seller’s knowledge, there have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.

(ee)

Servicemembers Civil Relief Act. The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(ff)

Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law, and Seller maintains such statement in the Mortgage File.

(gg)

Construction or Rehabilitation of Mortgaged Property. [***], no Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(hh)	Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(ii)

No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed and neither it nor its respective employees or owners owns, directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(jj)

Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan (including a HARP Mortgage Loan).

Exhibit I-8

(kk)

Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(ll)

Other Encumbrances. To the best of Seller’s knowledge, any property subject to any security interest given in connection with such Mortgage Loan is not subject to any other encumbrances other than encumbrances which may be allowed under the applicable Agency Guides.

(mm)

Located in U.S. No collateral (including, without limitation, the related Mortgaged Property and the dwellings thereon and otherwise) relating to a Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America, the District of Columbia or the U.S. territories.

(nn)

HOEPA. No Mortgage Loan was (i) subject to the provisions of 12 CFR 226.32 of Regulation Z implementing the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (ii) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (iii) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (iv) a High Cost Loan (as such term is defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(oo)

No Predatory Lending. No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a Mortgagor without regard for the Mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a Mortgagor which has no tangible net benefit to the Mortgagor, were employed in connection with the origination of the Mortgage Loan.

(pp)

Payment Defaults; Payments Current. No payment default has occurred with respect to the Mortgage Loan which Seller has been aware of for more than [***] without providing notice thereof to Buyer. All payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note and each other related Mortgage Loan Document have been made and credited. No Mortgage Loan is a Delinquent Mortgage Loan nor has any Mortgage Loan been a Delinquent Mortgage Loan at any time since the origination of the Mortgage Loan. The first monthly payment shall be made, or shall have been made, with respect to the Mortgage Loan on its due date or within [***] thereof, all in accordance with the terms of the related Mortgage Note.

(qq)

Mortgaged Property Undamaged. To the best of Seller’s knowledge, the Mortgaged Property is in good repair and undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to materially adversely affect the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. The Mortgaged Property is free from material structural damage.

(rr)

No Exception. No document deficiency exists with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s ownership and/or security interest granted by Seller in the Mortgage Loan as determined by Buyer in its sole and absolute discretion.

Exhibit I-9

(ss)

Acceptable Investment. No specific circumstances or conditions exist with respect to the Mortgage, the Mortgaged Property, Mortgagor or Mortgagor’s credit standing that should reasonably be expected to (i) cause private institutional investors which invest in Mortgage Loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, (ii) cause the Mortgage Loan to be more likely to become past due in comparison to similar Mortgage Loans, or (iii) adversely affect the value or marketability of the Mortgage Loan in comparison to similar Mortgage Loans.

(tt)

MERS Mortgage Loans. With respect to each Mortgage Loan registered with MERS, a mortgage identification number has been assigned by MERS and such mortgage identification number is accurately provided on the Transaction Request and/or the Asset Data Record. The related Assignment to MERS, if any, has been duly and properly recorded. With respect to each Mortgage Loan registered with MERS, no Mortgagor has received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.

(uu)	Prepayment Fees. Except for Non-Qualified Mortgage Loans, the Mortgage Loan does not contain a provision permitting imposition of a premium upon a prepayment prior to maturity.

(vv)

Points and Fees. All points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except for Non-Qualified Mortgage Loans and those Mortgage Loans exempt under 12 C.F.R. Section 1026.43(a)(3) or 12 C.F.R. Section 1026.3, the points and fees related to such Mortgage Loan did not exceed three percent (3%) of the total loan amount (or such other applicable limits for lower balance Mortgages) as specified under 12 C.F.R. Section 1026.43(e)(3), and the points and fees were calculated using the calculation required for qualified mortgages under 12 C.F.R. Section 1026.32(b) to determine compliance with applicable requirements.

(ww)

Mandatory Arbitration. No Mortgage Loan that was originated on or after October 31, 2004, is subject to mandatory arbitration except when the terms of the arbitration also contain a waiver provision that provides that in the event of a sale or transfer of the Mortgage Loan or interest in the Mortgage Loan to Fannie Mae, the terms of the arbitration are null and void and cannot be reinstated. Seller hereby covenants that such Seller or subservicer of the Mortgage Loan, as applicable, will notify the Mortgagor in writing within sixty (60) calendar days of the sale or transfer of the Mortgage Loan to Fannie Mae that the terms of the arbitration are null and void.

(xx)

Mortgage Loan Products. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the originator of the Mortgage Loan which is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the origination of such Mortgage Loan, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the originator of the Mortgage Loan or any affiliate of the originator of such Mortgage Loan. If, at the time of Mortgage Loan application, the Mortgagor may have qualified for a lower cost credit product than offered by any mortgage lending affiliate of the originator of the Mortgage Loan, such originator referred the Mortgagor’s application to such affiliate for underwriting consideration.

(yy)

Environmental Matters. To the best of Seller’s knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. To the best of Seller’s knowledge, no Mortgaged Property was, as of the related Purchase Date, located within a one-mile radius of any site listed in the National Priorities List as defined under the Comprehensive Environmental Response,

Exhibit I-10

Compensation and Liability Act of 1980, as amended, or on any similar state list of hazardous waste sites which are known to contain any hazardous substance or hazardous waste. To the best of Seller’s knowledge, there is no pending action or proceeding directly involving any Mortgaged Property in which compliance with any environmental law, rule or regulation is alleged to have been violated.

(zz)

Government Mortgage Loans. With respect to each Government Mortgage Loan, (i) the FHA Mortgage Insurance Contract is in full force and effect, there exists no impairment to full recovery, and HUD is not entitled to be indemnified by the related mortgagee under FHA Mortgage Insurance and the VA Loan Guaranty Agreement or the RD Loan Guaranty Agreement, as applicable, is in full force and effect to the maximum extent stated therein and there exists no impairment to full recovery thereunder, (ii) all necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA, the VA or the RD, respectively, to the full extent thereof, without surcharge, set-off or defense, (iii) such Government Mortgage Loan is insured, or eligible to be insured, pursuant to the National Housing Act or is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code, as applicable, (iv) with respect to each FHA insurance certificate, VA guaranty certificate or RD loan guaranty, Seller has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to such Government Mortgage Loan, (v) Seller has no knowledge of any defenses, counterclaims, or rights of setoff affecting such Government Mortgage Loan or affecting the validity or enforceability of any private mortgage insurance or FHA Mortgage Insurance, VA loan guaranty or RD loan guaranty with respect to such Government Mortgage Loan, and (vi) Seller has no knowledge of any circumstance which would cause such Government Mortgage Loan to be ineligible for FHA Mortgage Insurance, a VA loan guaranty or an RD loan guaranty, as applicable, or cause the FHA, the VA or the RD, as applicable, to deny or reject the related Mortgagor’s application for FHA Mortgage Insurance, a VA loan guaranty or an RD loan guaranty , respectively. Each Government Mortgage Loan was originated in accordance with the criteria of an Agency for purchase of such Government Mortgage Loans.

(aaa)

Pooled Mortgage Loans. Each Purchased Mortgage Loan that will be pooled to support a Mortgage-Backed Security is being serviced by a subservicer having all Approvals necessary to make such Purchased Mortgage Loan eligible to back the related Mortgage-Backed Security.

(bbb)

Mortgage-Backed Securities. Each Mortgage-Backed Security subject to a Transaction, unless otherwise provided for in the Joint Securities Agreement, (i) is backed by Agency Eligible Mortgage Loans that satisfy the “Good Delivery Guidelines” promulgated by SIFMA, (ii) is subject to a valid and binding Purchase Commitment that is enforceable in accordance with its terms, (iii) with respect to which, the applicable Agency Documents list Buyer as sole subscriber, (iv) has been validly issued, and is fully paid and non-assessable, and has been issued in compliance with all applicable laws, including, without limitation, the applicable Agency Guides, (v) is in book-entry form and held through the facilities of the applicable Depository, and (vi) is unencumbered (other than liens created in favor of Buyer pursuant to this Agreement and liens created by or through Buyer). Unless otherwise provided for in the Joint Securities Agreement and the Joint Account Control Agreement, there are (1) no outstanding rights, options, warrants or agreements (other than as created by Buyer) for a purchase, sale or issuance, in connection with any Mortgage-Backed Security, (2) no agreements on the part of Seller to issue, sell or distribute the Mortgage-Backed Securities, and (3) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Mortgage-Backed Securities.

Exhibit I-11

(ccc)

Qualified Mortgage. Each Mortgage Loan, except for Non-Qualified Mortgage Loans and those Mortgage Loans exempt under 12 C.F.R. Section 1026.43(a)(3) or 12 C.F.R. Section 1026.3 satisfies the following criteria:

(i)	Such Mortgage Loan is a Qualified Mortgage;

(ii)	Such Mortgage Loan is accurately identified in writing to Buyer as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;

(iii)

Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 C.F.R. Section 1026.43(c)(2); and

(iv)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule, as applicable.

(ddd)	Non-Qualified Mortgage. Each Mortgage Loan that is a Non-Qualified Mortgage Loan satisfies the following criteria:

(i)

Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 C.F.R. Section 1026.43(c)(2); and

(ii)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule.

(eee)

Ability to Repay Determination. There is no action, suit or proceeding instituted by or against or threatened in writing against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with, the Ability to Repay Rule or, except with respect to a Non-Qualified Mortgage Loan, the QM Rule.

(fff)

TRID Compliance. To the extent applicable, effective with respect to applications taken on or after October 3, 2015, each Mortgage Loan was originated in compliance with the Consumer Financial Protection Bureau’s TILA-RESPA Integrated Disclosure Rule.

(ggg)

Disbursement of Proceeds. Any and all requirements as to disbursements of any escrow funds which have been disbursed as of the Purchase Date have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note, Mortgage or any other related Mortgage Loan Document.

(hhh)

No Mechanics’ Liens. [***] or any other type of renovation loan that is an Agency Eligible Mortgage Loan, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

Exhibit I-12

(iii)

Payment Terms. Principal and interest payments on the Mortgage Loan commenced no more than sixty (60) calendar days after funds were disbursed in connection with the Mortgage Loan. Interest on the Mortgage Note is payable on the first day of each month, with interest calculated and payable in arrears. Principal on the Mortgage Note is payable on the earlier of the maturity date of such Mortgage Note and the date on which the indebtedness thereunder becomes immediately due and payable thereunder. The Mortgage Note does not permit negative amortization. Interest on each Mortgage Loan is calculated on the basis of either (i) a 360-day year and the actual days elapsed in each calendar month or (ii) a 360-day year consisting of twelve 30-day months.

(jjj)

No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement and chattel mortgage referred to in clause (r) above or other collateral specified in the related Mortgage Loan Documents. The Mortgage Loan is not cross collateralized with any Mortgage Loan and/or any loan outside of this Agreement.

(kkk)

Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(lll)

Bona Fide Loan. The Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(mmm)

LTV. The LTV of the Mortgage Loan at origination was not more than the percentage set forth in the applicable Agency Guides in effect as of such date of origination with respect to such Mortgage Loan or the Applicable Underwriting Guidelines.

(nnn)

No Adverse Selection. The Mortgage Loan was not selected by Seller in a manner intended to adversely affect the interest of Buyer. Other than the applicable eligibility criteria expressly contained herein and/or in the Transactions Terms Letter, Seller used no selection procedures that identified the Mortgage Loan as being less desirable or valuable than other comparable Mortgage Loans owned and/or originated by such Seller. Each Mortgage Loan, collectively with the other Mortgage Loans included on such Mortgage Loan Schedule, is representative of Seller’s portfolio of Mortgage Loans.

(ooo)	Single Original Mortgage Note. There is only one originally executed Mortgage Note not stamped as a duplicate with respect to the Mortgage Loan.

(ppp)

Insurance. Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of Buyer in any insurance policies applicable to the Mortgage Loan including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of Buyer.

Exhibit I-13

(qqq)

Endorsements. The Mortgage Note has been (or will be as of the related Purchase Date) endorsed by a duly authorized officer of Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement.

(rrr)	Accuracy of Information. All information provided to Buyer by Seller and prepared by such Seller with respect to the Mortgage Loan is accurate in all material respects.

(sss)	Single Premium Credit Insurance. The Mortgagor has not been offered or required to purchase single premium credit insurance in connection with the origination of the related Mortgage Loan.

(ttt)

Patriot Act. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the Patriot Act with respect to the origination of the Mortgage Loan. The Mortgage Loan is not subject to nullification pursuant to the Executive Order or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and the Mortgagor is not subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

(uuu)

Mortgage Releases. The terms of the Mortgage or related Mortgage Loan Documents do not provide for the release of any related Mortgaged Property from the lien of the Mortgage except (i) upon payment in full of the Mortgage Loan or (ii) as required pursuant to an order of condemnation or a material casualty.

(vvv)	Activity. To Seller’s knowledge, there are no illegal activities or activities relating to any controlled substances at the Mortgaged Property.

(www)

No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if it has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by it.

(xxx)

Notice of Insurance Ineligibility. There are no circumstances which would cause (a) any Purchased Mortgage Loan that is a Government Mortgage Loan to be ineligible for FHA Mortgage Insurance, a VA loan guaranty or an RD loan guaranty, as applicable, (b) the FHA, the VA or the RD to deny or reject a Mortgagor’s application for FHA Mortgage Insurance, a VA loan guaranty or an RD loan guaranty, respectively, or (c) the FHA, the VA or the RD to deny or reject any claim under any FHA Mortgage Insurance Contract, a VA Loan Guaranty Agreement or an RD Loan Guaranty Agreement, respectively.

Exhibit I-14

EXHIBIT J

FORM OF TRADE ASSIGNMENT

__________ (“Approved Investor”)

(Address)

Attention:

Fax No.:

Dear Sirs:

Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”), trade-dated _________ __, ____, to purchase

[$______of __% ___ year,

(Check Box)

(a)	Ginnie Mae;

(b)	Fannie Mae; or

(c)	Freddie Mac

mortgage-backed pass-through securities (“Securities”) at a purchase price of $___________ from _________ on [insert Settlement Date].

Our intention is to assign $_____ of this Commitment’s full amount, which assignment shall be effective and shall be fully enforceable by the assignee on the Settlement Date. This is to confirm that (i) the form of this assignment conforms to the SIFMA guidelines, (ii) the Commitment is in full force and effect, (iii) the Commitment has been assigned to Deutsche Bank AG New York Branch (“DB”) as security for the obligations of [SELLER], a “Seller” under that certain Master Repurchase Agreement dated as of August 27, 2019 (the “Agreement”) among Caliber Home Loans, Inc. (“Seller”) and DB, whose acceptance of such assignment is indicated below, [and] (iv) upon delivery of this trade assignment to you by DB you will accept [SELLER]’s direction set forth herein to pay DB for such Securities, [(v) you will accept delivery of such Securities directly from DB, (vi) DB is obligated to make delivery of such Securities to you in accordance with the attached Commitment and (vii) you have released [SELLER] from its obligation to deliver the Securities to you under the Commitment.] Payment will be made “delivery versus payment (DVP)” to DB in immediately available funds.

Exhibit J-1

If you have any questions, please call _______________ at (___) ___-____ immediately or contact him by fax at (___) ___-____.

Very truly yours,

[_____________]

By:
Title:
Date:

Agreed to:

DEUTSCHE BANK AG NEW YORK BRANCH

By:________________________
Title:______________________
Date:______________________

Notice of delivery and confirmation of receipt are the obligations of DB. Prompt notification of incorrect information or rejection of the trade assignment should be made to [______].

Exhibit J-2

EXHIBIT K

FORM OF REQUEST FOR TEMPORARY INCREASE

Deutsche Bank AG New York Branch

60 Wall Street, 5th Floor

New York, NY 10005

Attention: Loan Operations

Email: abs.conduits@db.com

tim.crowley@db.com

jean.augustin@db.com

kristen.schmidt@db.com

chanda.weeks@db.com

monica.hernandez@db.com

Master Repurchase Agreement dated as of August 27, 2019 (the “Agreement”) between Caliber Home Loans, Inc. (“Seller”) and Deutsche Bank AG New York Branch (“Buyer”)

Ladies and Gentlemen:

In accordance with Section 2.9 of the Agreement, Buyer hereby consents to a Temporary Increase of the Aggregate Transaction Limit as further set forth below:

Amount of Temporary Increase: $                                                     .

Effective date and time: [dd/mm/yyyy at ___:___ _.m.]

Termination date and time: [dd/mm/yyyy at ___:___ _.m.]

On and after the effective date and time indicated above and until the termination date and time indicated above, the Aggregate Transaction Limit shall equal the Temporary Aggregate Transaction Limit indicated above for all purposes of the Agreement and all calculations and provisions relating to the Aggregate Transaction Limit shall refer to the Temporary Aggregate Transaction Limit including without limitation, Type Sublimits. Unless otherwise terminated pursuant to the Agreement, this Temporary Increase shall terminate on the termination date and time indicated above. Upon the termination of this Temporary Increase, Seller shall repurchase Purchased Assets such that (i) the Aggregate Outstanding Purchase Price does not exceed the Aggregate Transaction Limit and (ii) the applicable portion of the Aggregate Outstanding Purchase Price does not exceed any Type Sublimit. Seller shall repurchase Purchased Assets in order to reduce the Aggregate Outstanding Purchase Price to the Aggregate Transaction Limit (as reduced by the termination of such Temporary Increase) in accordance with Section 4.2(j) of the Agreement.

All terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

Exhibit K-1

CALIBER HOME LOANS, INC.

By:
Name:
Title:

Agreed and Consented by:

DEUTSCHE BANK AG NEW YORK BRANCH, Buyer

By:
Name:
Title:

Date:	________________

Exhibit K-2

EXHIBIT L

FORM OF TRANSACTION REQUEST

Deutsche Bank AG New York Branch

60 Wall Street, 5th Floor

New York, NY 10005

Attention: Loan Operations

Email: abs.conduits@db.com

tim.crowley@db.com

jean.augustin@db.com

kristen.schmidt@db.com

chanda.weeks@db.com

monica.hernandez@db.com

Ladies and Gentlemen:

Pursuant to Section 3.2(a) of that certain Master Repurchase Agreement dated as of August 27, 2019 (the “Agreement”) between Caliber Home Loans, Inc. (“Seller”) and Deutsche Bank AG New York Branch (“Buyer”), Seller hereby requests that Buyer enter into a Transaction with respect to the Assets set forth on Schedule 1 attached hereto (the “Subject Assets”) on [____] [__], 20[__] (“Purchase Date”). Capitalized terms used herein without definition have the meanings given in the Agreement.

As of the proposed Purchase Date, all conditions precedent to a Transaction as set forth in Section 7.1 and Section 7.2 of the Agreement have been satisfied.

As of the proposed Purchase Date, (i) the representations and warranties of Seller set forth in Article 8 of the Agreement shall be true and correct in all material respects as if made on and as of the date of this Transaction and (ii) no Potential Default, Event of Early Termination, Event of Default, Material Adverse Effect with respect to Seller or Cease Funding Event has occurred and is continuing.

[The Repurchase Date with respect to the Subject Assets shall be [_____] [__], 20[__].] The Aggregate Outstanding Purchase Price with respect to the Subject Assets shall be $[___]. The anticipated Aggregate Outstanding Purchase Price with respect to the Assets (excluding the Subject Assets) anticipated to become subject to a Transaction on the Purchase Date is $[___]. The total requested anticipated Aggregate Outstanding Purchase Price with respect to the Assets (including the Subject Assets) anticipated to become subject to a Transaction on the Purchase Date is $[___]. [The following are Seller’s wiring instructions with respect to the Subject Assets:

Bank:

ABA No.:

Account No.:

Account Name:

Reference: ]

Exhibit L-1

SELLER:

CALIBER HOME LOANS, INC.

By:
Name:
Title:

Exhibit L-2

SCHEDULE 1 TO TRANSACTION REQUEST

[[Attachment: Mortgage Loan Schedule (including the mortgage identification number with respect to each Mortgage Loan registered with MERS)/The Mortgage Loan Schedule (including the mortgage loan identification number with respect to each Mortgage Loan registered with MERS) is on file with Buyer and delivered by Seller via CTSLink® simultaneously or contemporaneously with the delivery of this Transaction Request]]

Exhibit L- Schedule 1-1

SCHEDULE 1

Filing Jurisdictions and Offices

Seller	Filing Office
Caliber Home Loans, Inc.	Delaware

Schedule 1